[LOGO]                    1998
Hartford Life             ANNUAL REPORT


                          - Manager Discussions

                          - Financials

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THE HARTFORD
           SMALL COMPANY FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford Small Company Fund (Class A)
                             outperformed its Lipper peer group for the year
                             ending December 31, 1998.  The Fund provided a
                             total return of 10.5% versus -0.3% for the
     MARK S. WATERHOUSE      Lipper Small Com-pany Mutual Fund Average,
     Vice President          placing the Fund in the first quartile of
     Wellington Management   performance for funds in the group.
        Company, LLP
                             Q.
                             Why Did The Fund Perform This Way?

                             The greatest single contributor to the great performance in 1998 was maintaining our conviction on our holdings during periods of market volatility, while adhering to our discipline and taking advantage of market gyrations to acquire attractively valued smaller companies.

                             Q.
                             What Is Your Outlook For 1999?

                             We are very optimistic about small cap stocks
                             in 1999.  In light of larger cap companies',
                             greater reliance on markets outside of the U.S.
                             for profit growth, aggregate earnings estimates
                             for small caps exceeds the expected growth for
                             major companies.  In addition, due to their
                             recent relative under-performance, small caps
                             are attractively valued with multiples, in some
                             instances, at 15-20 year lows.  Going forward,
                             we will continue to focus on identifying the
                             most attractive opportunities in the small cap
                             universe.  As a guide, we will concentrate on
Performance Overview         those economic sectors where we see the
7/22/96 - 12/31/98           greatest potential and on those small companies
Growth of a $10,000          with strong, healthy balance sheets and 15-20%
investment in Class A        earnings growth.
which includes Sales Charge

[GRAPH]

$14,208   Small Company Fund
          $9,450 starting value
$13,711   Russell 2000
          $10,000 starting value

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RETURNS (INCEPTION 7/22/96)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
Small Co "A"   10.46%       18.16%          4.38%         15.46%
Small Co "B"    9.73%       17.39%          4.73%         16.41%
Small Co "C"*   9.82%       17.43%          7.72%         16.94%
Russell 2000   -2.55%       13.79%
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THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE SMALL COMPANY FUND.
PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $14,797 ON 12/31/98 ($14,497 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $14,660 ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

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THE HARTFORD
            CAPITAL APPRECIATION FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford Capital Appreciation Fund (Class A)
                             underperformed its Lipper peer group for the
                             year ending December 31, 1998.  The Fund
                             provided a total return of 3.3% versus 20% for
     SAUL J. PANNELL, CFA    the Lipper Capital Appreciation Average.  Since
     Senior Vice President   inception, the mutual fund still ranks near the
        and Partner          top of the Lipper universe.
     Wellington Management
        Company, LLP         Q.
                             Why Did The Fund Perform This Way?

                             Due to their perceived safe haven
                             characteristics, large cap, blue chip stocks dominated the market in 1998. There was a wide disparity between the performance of "mega-caps" and everything else in the market. The Capital Appreciation Fund is heavily invested in mid and small cap companies that we believe have great capital appreciation potential. The significant exposure to smaller companies, which has been greater than many funds with a similar mandate, pressured the Fund's returns this year.

                             Q.
                             What Is Your Outlook For 1999?

                             During 1999, we may well see a reversal of the
                             large cap dominance of the equity market.
                             Therefore, we are confident that our approach
                             of focusing on opportunities for capital
                             appreciation regardless of market
                             capitalization, will provide satisfactory
                             returns.  The overall strategy for the Fund is
                             dual faceted:  we will emphasize smaller
                             companies with dynamic earnings growth
                             prospects, and use larger stocks as
                             opportunistic trades where we see a catalyst
                             for out-performance.  We have tended to roam
                             off the beaten path, historically where the
                             most upside potential has been.  This approach
                             should provide positive absolute and relative
Performance Overview         results over the longer term.  While the
7/22/96 - 12/31/98           overall market outlook remains controversial,
Growth of a $10,000          macroeconomic and valuation factors endorse our
investment in Class A        positioning.
which includes Sales Charge

[GRAPH]

$20,850   Capital Appreciation Fund
          $9,450 starting value
$20,241   S&P 500
          $10,000 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 7/22/96)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
Cap Ap "A"      3.26%        38.24%         -2.42%        35.07%
Cap Ap "B"      2.52%        37.32%         -2.48%        36.54%
Cap Ap "C"*     2.59%        37.36%          0.56%        36.79%
S&P 500        28.60%        33.45%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE CAPITAL APPRECIATION FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $21,707 ON 12/31/98 ($21,407 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $21,504 ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

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THE HARTFORD
           MIDCAP FUND
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Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford MidCap Fund (Class A) outperformed
                             its Lipper peer group for the year ending
                             December 31, 1998.  The Fund provided a total
                             return of 23.1% versus 12.2% for the Lipper
                             MidCap Average, placing the Fund in the first
                             quartile of performance for funds in the group.
   PHILLIP H. PERELMUTER
   Vice President            Q.
   Wellington Management     Why Did The Fund Perform This Way?
      Company, LLP
                             Although the market's performance in 1998 was driven by large cap stocks, mid caps fared relatively well. A strong rebound in the 4th quarter was especially helpful. Midcaps, as measures by the S&P Mid Cap 400 Index, returned
                             28.2% in the 4th quarter alone.  This
                             performance was better than that of both large cap and small cap stocks in the same period. In addition, our steadfast focus on high-quality mid-cap companies operating in the highest growth areas of the economy provided a performance advantage versus the competition.

                             Q.
                             What Is Your Outlook For 1999?

                             Although large cap stocks outperformed mid caps
                             in 1998, we may be near an inflection point in
                             relative performance.  Mid cap stocks generally
                             perform well relative to large caps after
                             Federal Reserve interest rate cuts, of which we
                             have recently had three.  Also supportive of
                             the asset class, the current gap in valuations
                             between mid and large caps is very wide.  We
                             will continue to focus on companies on the
                             verge of greatness within our five sectors of
                             opportunity: consumer products, finance,
                             healthcare, services, and technology. These are
                             the sectors we believe will show faster
                             earnings growth than the overall market over
                             the next 12-18 months.  High-quality,
                             market-leading, mid-cap growth companies, which
Performance Overview         have minimal overseas exposure, should fare
12/31/97 - 12/31/98          relatively well during a period of modest
Growth of a $10,000          growth in the U.S. and continued turbulence
investment in Class A        overseas.
which includes Sales Charge

[GRAPH]

$11,913   S&P 400
          $10,000 starting value
$11,624   MidCap
          $9,450 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 12/31/97)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
MidCap  "A"      23.12%     22.93%          16.35%        16.35%
MidCap  "B"      22.32%     22.13%          17.32%        18.15%
MidCap  "C"*     22.30%     22.11%          20.08%        20.90%
S&P 400          18.25%     19.08%
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THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE MIDCAP FUND. PAST
PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 12/31/97 WOULD HAVE BEEN VALUED AT $12,220 ON 12/31/98 ($11,820 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 12/31/97 WOULD HAVE BEEN VALUED AT $12,096 ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

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THE HARTFORD
            INTERNATIONAL OPPORTUNITIES FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford International Opportunities Fund (Class A) slightly underperformed its Lipper peer group for the year ending Decem-ber 31, 1998. The Fund provided a total return of 12.5% versus 13.1% for the Lipper International Average.

   TROND SKRAMSTAD           Q.
   Senior Vice President     Why Did The Fund Perform This Way?
      and Partner
   Wellington Management     Despite a volatile year for international
      Company, LLP           equity markets, The Hartford International
                             Opportunities Fund fared well as a result of its strategic country allocation decisions.
                             The Fund was well positioned to benefit from strong performing markets in Europe and limited losses in crisis areas such as Japan and the Emerging Markets. The Fund was also repositioned to have greater exposure to large cap stocks capable of withstanding the challenges of less dynamic global economic growth.

                             Q.
                             What Is Your Outlook For 1999?

                             We expect lackluster corporate profits growth
                             globally in 1999. Although profit growth will
                             slow, equities should post good performance due
                             to lower global interest rates.  We believe
                             owning stable growth companies during such a
                             period of decelerating corporate profits and
                             global economic weakness is the prudent
                             investment strategy.  We are bullish on Europe,
                             where the corporate restructuring and
                             increased focus on shareholder returns will be
                             accelerated by the Euro.  We are concerned by
                             the slow pace of change in Japan and will limit
                             exposure to this market until we see
                             substantial progress on structural reforms.
                             Despite Japan's problems, there are select
                             investment opportunities, such as in the
                             attractively valued technology sector.  The
                             investment risks in the Emerging Markets
Performance Overview         currently outweigh the prospective rewards, but
7/22/96 - 12/31/98           we will continue to monitor developments in
Growth of a $10,000          these regions to identify attractive
investment in Class A        opportunities.
which includes Sales Charge

[GRAPH]

$14,182   EAFE GDP
          $10,000 starting value
$11,597   International Opportunities
          $9,450 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 7/22/96)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
Int'l Opp "A"   12.53%       8.74%           6.34%        6.25%
Int'l Opp "B"   11.82%       8.02%           6.82%        6.91%
Int'l Opp "C"*  11.87%       8.04%           9.75%        7.60%
EAFE GDP**      26.71%      15.37%
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THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE INTERNATIONAL
OPPORTUNITIES FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $12,075 ON 12/31/98 ($11,775 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $11,960 ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

** THE MORGAN STANLEY EUROPE AUSTRALIA FAR EAST GDP - NET INDEX

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THE HARTFORD
            GLOBAL LEADERS FUND
------------------------------------------------------------------------------
Portfolio Managers

RAND L. ALEXANDER, CFA                Q.
Senior Vice President                 How Did The Fund Perform?
   and Partner         [PHOTOGRAPH]
Wellington Management                 With a return of 30.4% during the
   Company, LLP                       fourth quarter, The Hartford Global
                                      Leaders Fund (Class A) ranked #2 in
                                      the Lipper Global category which
                                      returned 17.5% for the quarter ending
                                      December 31st, 1998.
[PHOTOGRAPH]   ANDREW S. OFFIT
               Vice President         Q.
               Wellington Management  Why Did The Fund Perform This Way?
                  Company, LLP

                                      The portfolio invests in the best
                                      companies around the world.  We focus
                                      on companies with superior products,
                                      services and management.  These
                                      global leaders are capable of
                                      delivering admirable earnings even
                                      during difficult economic times.  The
                                      factors which give them comparative
                                      advantages translate into strong
                                      earnings, growth and stock price
                                      performance.

                                      Q.
                                      What Is Your Outlook For 1999?

                                      Overall, there is a clear focus
                                      toward growth sectors and, while the
                                      valuations may be higher in these
                                      areas, we believe our strategy is
                                      appropriate for this stage of the
                                      world economy.  Commodity price
                                      deflation, industrial capacity
                                      oversupply, and intense competition
                                      worldwide have made it difficult for
                                      companies to grow revenues and
                                      profits.  Companies that can deliver
                                      growth in this environment can
                                      command investor attention.  The
                                      sectors on which we are currently
                                      most focused are information
                                      technology, healthcare, and
                                      information and entertainment.  We
Performance Overview                  are cautious on the materials and
9/30/98 - 12/31/98                    energy sectors which require a more
Growth of a $10,000                   robust economic backdrop for
Investment in Class A                 healthier earnings growth.
which includes Sales Charge

[GRAPH]

$12,319   Global Leaders
          $9,450 starting value
$12,115   MSCI World
          $10,000 starting value

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RETURNS (INCEPTION 9/30/98)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           CUMULATIVE                      CUMULATIVE
                     SINCE INCEPT.(1)                SINCE INCEPT.(2)
Global Leaders "A"        30.36%                            23.19%
Global Leaders "B"        30.16%                            25.16%
Global Leaders "C"*       30.16%                            27.86%
MSCI World**              21.15%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE GLOBAL LEADERS FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 9/30/98 WOULD HAVE BEEN VALUED AT $13,016 ON 12/31/98 ($12,516 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 9/30/98 WOULD HAVE BEEN VALUED AT $12,886 ON 12/31/98 ($12,786 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

** THE MORGAN STANLEY EUROPE AUSTRALIA FAR EAST GDP - NET INDEX

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THE HARTFORD
            STOCK FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford Stock Fund (Class A) outperformed
                             its Lipper peer group for the year ending
                             December 31, 1998.  The Fund provided a total
                             return of 31.3% versus 22.9% for the Lipper
                             Growth Average, placing the Fund in the second
                             quartile of performance for funds in the group.
   RAND L. ALEXANDER, CFA
   Senior Vice President     Q.
      and Partner            Why Did The Fund Perform This Way?
   Wellington Management
      Company, LLP           In spite of the market turmoil in 1998,
                             investors who focused on large-cap,
                             high-quality companies with consistent or accelerating earnings growth were well rewarded. The market's performance was dominated by a small number of very large companies who were able to deliver in a difficult environment. These are exactly the type of companies in which the Stock Fund invests. The Fund also benefited from our overweight positions in technology, healthcare, retail and media -- sectors which performed well in 1998.

                             Q.
                             What Is Your Outlook For 1999?

                             With low inflation, less dynamic economic
                             growth, and the potential for lower interest
                             rates, we expect the market to continue to
                             focus on companies with consistent and
                             predictable earnings growth.  The Federal
                             Reserve's interest rate cuts have been welcomed
                             by Wall Street but have not had much impact on
                             global economic growth, therefore, we expect
                             further efforts on the part of the world's
                             central bankers to stimulate the worldwide
                             economy.  These efforts could lead to a period
                             of rapid growth which would focus investors'
Performance Overview         attention on more cyclical sectors of the
7/22/96 - 12/31/98           market.  At such time, we would increase our
Growth of a $10,000          exposure to commodities, producers and
investment in Class A        manufacturing.
which includes Sales Charge

[GRAPH]

$20,241   S&P 500
          $10,000 starting value
$18,891   Stock Fund
          $9,450 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 7/22/96)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
Stock "A"       31.33%      32.77%          24.11%        29.73%
Stock "B"       30.38%      31.84%          25.38%        31.01%
Stock "C"*      30.32%      31.81%          28.02%        31.27%
S&P 500         28.60%      33.45%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE STOCK FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $19,650 ON 12/31/98 ($19,350 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $19,445 ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

------------------------------------------------------------------------------
THE HARTFORD
            GROWTH AND INCOME FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford Growth and Income Fund (Class A) outperformed its Lipper peer group for the quarter ending December 31, 1998. The Fund provided a total return of 22.9% versus 17.8% for the Lipper Growth & Income Average.

   JAMES A. RULLO, CFA       Q.
   Vice President            Why Did The Fund Perform This Way?
   Wellington Management
      Company, LLP           Large-cap stocks were the key beneficiaries of
                             the fourth quarter stock market rally. Within large stocks, growth companies, the focus of the Growth & Income Fund, outperformed value stocks. In addition, our significant weighting in technology stocks, which led the stock market recovery, also boosted returns.

                             Q.
                             What Is Your Outlook For 1999?

                             We anticipate slower U.S. economic activity and
                             corporate earnings growth in 1999.  However,
                             the interest rate environment is very positive
                             for equities, particularly for those stocks
                             which produce stable earnings growth.  We
                             expect additional interest rate cuts by the
                             Federal Reserve, which will also be supportive
                             of stock market returns.  Finding superior
                             stocks will be a more difficult task in 1999 as
Performance Overview         valuations are stretched by historical
4/30/98 - 12/31/98           standards.  However, we still feel there are
Growth of a $10,000          interesting opportunities in technology and
investment in Class A        mid-to-small drug stocks.
which includes Sales Charge

[GRAPH]

$11,171  S&P 500
         $10,000 starting value
$10,847  Growth and Income Fund
         $9,450 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 4/30/98)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           CUMULATIVE                      CUMULATIVE
                     SINCE INCEPT.(1)                SINCE INCEPT.(2)
Grow & Inc "A"             14.78%                         8.47%
Grow & Inc "B"             14.21%                         9.21%
Grow & Inc "C"*            14.27%                        12.13%
S&P 500                    11.71%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE GROWTH & INCOME FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 4/30/98 WOULD HAVE BEEN VALUED AT $11,421 ON 12/31/98 ($10,921 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 4/30/98 WOULD HAVE BEEN VALUED AT $11,313 ON 12/31/98 ($11,213 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

------------------------------------------------------------------------------
THE HARTFORD
            DIVIDEND AND GROWTH FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford Dividend and Growth Fund (Class A)
                             outperformed its Lipper peer group for the year
                             ending December 31, 1998.  The Fund provided a
                             total return of 14.5% versus 10.9% for the
                             Lipper Equity Income Average, placing the Fund
                             in the second quartile of performance for the
   LAURIE A. GABRIEL, CFA    funds in the group.
   Senior Vice President
      and Partner            Q.
   Wellington Management     Why Did The Fund Perform This Way?
      Company, LLP
                             During 1998, growth-oriented stocks generally outpaced value stocks. In light of our dividend-oriented value bias, some of the Fund's holdings were under pressure. However, our substantial holdings in the industrial/ commercial and information/entertainment sectors proved beneficial to the Fund.

                             Q.
                             What Is Your Outlook For 1999?

                             We will continue to look for value plays across
                             all industries.  This is a key feature of the
                             Fund's investment strategy.  Since the focus of
                             our investment approach is stock selection, the
                             sector representation will be fairly stable
                             over time.  In light of slower global growth
                             and benign inflation trends, we are well
                             positioned going into 1999 as we have limited
                             our exposure to cyclical companies
                             (commodities, manufacturing) while maximizing
                             holdings in more promising areas such as
Performance Overview         healthcare and consumer products.  In our stock
7/22/96 - 12/31/98           selection, we will continue identifying stocks
Growth of a $10,000          with above average yields and below average
investment in Class A        price/earnings ratios.
which includes Sales Charge

[GRAPH]

$20,241   S&P 500
          $10,000 starting value
$16,338   Dividend and Growth Fund
          $9,450 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 7/22/96)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
Div & Grow "A"   14.47%      25.11%         8.17%         22.24%
Div & Grow "B"   13.62%      24.21%         8.62%         23.31%
Div & Grow "C"*  13.72%      24.25%        11.58%         23.74%
S&P 500          28.60%      33.45%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE DIVIDEND AND GROWTH FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $16,987 ON 12/31/98 ($16,687 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $16,831ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

------------------------------------------------------------------------------
THE HARTFORD
            ADVISERS FUND
------------------------------------------------------------------------------
Portfolio Managers

RAND L. ALEXANDER, CFA                Q.
Senior Vice President                 How Did The Fund Perform?
   and Partner         [PHOTOGRAPH]
Wellington Management                 The Hartford Advisers Fund (Class A)
   Company, LLP                       outperformed its Lipper peer group
                                      for the year ending December 31,
                                      1998.  The Fund had a total return of
                                      21.1% versus 14.3% for the Lipper
                                      Flexible Average, placing the fund in
                                      the first quartile of performance for
                                      funds in the group.
[PHOTOGRAPH]   PAUL D. KAPLAN
               Senior Vice President  Q.
                  and Partner         Why Did The Fund Perform This Way?
               Wellington Management
                  Company, LLP        During volatile times, allocating
                                      assets between stocks and bonds
                                      within a portfolio is an enormous
                                      advantage.  Merely having that
                                      flexibility, however, is not enough.
                                      The asset allocation we used within
                                      the portfolio allowed us to capture
                                      strong stock market performance and
                                      utilize fixed income to protect the
                                      Fund during difficult times, such as
                                      in the third quarter '98.  By
                                      gradually adjusting the weighting
                                      between stocks, bonds, and cash we
                                      were able to use our expectations of
                                      market developments to produce
                                      attractive fund returns.

                                      Q.
                                      What Is Your Outlook For 1999?

                                      Short- and intermediate-term yields
                                      are likely to fall as the eventual
                                      weakening of the economy will permit
                                      the Federal Reserve to lower
                                      short-term interest rates.  The
                                      current backdrop of slower economic
                                      growth and historically low inflation
                                      bodes well for the U.S. fixed income
                                      market.

                                      While we are optimistic about U.S.
                                      equities, we are also wary about
                                      market valuation levels.  Therefore,
                                      we will maintain our exposure to
                                      equities around 55%, this is a
                                      neutral stance versus our benchmark
                                      index.  In addition, we will continue
                                      to focus on well-established, larger
Performance Overview                  companies which will be capable of
7/22/96 - 12/31/98                    delivering consistent earnings
Growth of a $10,000                   results despite a more challenging
investment in Class A                 economic environment.
which includes Sales Charge

[GRAPH]

$20,241   S&P 500
          $10,000
$15,741   Advisers Fund
          $9,450 starting value
$12,622   Lehman Govt/Corp
          $10,000

---------------------------------------------------------------------
RETURNS (INCEPTION 7/22/96)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
Advisers "A"    21.09%       23.22%         14.43%          20.40%
Advisers "B"    20.27%       22.40%         15.27%          21.48%
Advisers "C"*   20.15%       22.35%         17.95%          21.85%
S&P 500         28.60%       33.45%
Lehman G/C       9.47%       10.00%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE ADVISERS FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $16,388 ON 12/31/98 ($16,088 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $16,207 ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

------------------------------------------------------------------------------
THE HARTFORD
        HIGH YIELD FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford High Yield Fund commenced
                             operations on October 1, 1998.  The Fund's
                             Class A shares placed in the 2nd quartile of
                             its Lipper peer group for the three-months
                             ending December 31, 1998, producing a total
                             return of 3.33% versus the 2.75% return of the
  ALISON D. GRANGER, CFA     Lipper High Yield Fixed Income Fund average.
  Senior Vice President      The Fund's return also outpaced that of its
  The Hartford Investment    benchmark index, the Lehman Corporate High
  Management Company (HIMCO) Yield Index, which returned 2.13% for the quarter.

                             Q.
                             Why Did The Fund Perform This Way?

                             The decline in the high yield fixed income market during early October provided the Fund with the opportunity to purchase many of its initial investments at levels which contributed to the Fund's overall outperformance. The Fund's allocation to issues which possess a relatively high degree of market liquidity aided the portfolio's performance, as these securities were in demand during the fourth quarter. An underweighting of the steel, finance, and energy industries during the quarter also provided additional performance at the margin.

                             Q.
                             What Is Your Outlook For 1999?

                             As we enter 1999, we are emphasizing three themes in the high yield fund. The first theme reflects our belief that there are opportunities in selected economically-sensitive issues which, in the opinion of our analysts, have the wherewithal to survive the current downturn. While the outlook for a number of the cyclical industries remains challenging, the pricing of these securities reflects a high level of perceived risk. We therefore feel that the risk/reward characteristics of these issues are very attractive.

                             The second portfolio theme we are emphasizing focuses on the process of deregulation, convergence and consolidation that can be witnessed in a variety of industries, including the telecommunications and independent power producing industries. When these conditions are present, we seek to purchase companies whose assets are attractive on their own or to a higher-rated potential acquirer in the changing competitive environment.

                             Our final theme aims to invest in relatively
                             liquid issues of large com-panies who are
                             leaders in their industries.  We seek out
                             investments in these companies in part because
                             of their expected continued ability to access
                             capital in these times of declining
                             availability of credit.  These companies are
Performance Overview         also likely to have the staying power to
9/30/98 - 12/31/98           weather a period of declining earnings, and may
Growth of a $10,000          be able to find opportunities left behind by
Investment in Class A        smaller, weaker competitors.
which includes Sales Charge

[GRAPH]

$10,213   Lehman High Yield
          $10,000 starting value
 $9,868   High Yield Fund
          $9,550 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 9/30/98)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           CUMULATIVE                      CUMULATIVE
                     SINCE INCEPT.(1)                SINCE INCEPT.(2)
High Yield "A"            3.33%                           -1.32%
High Yield "B"            3.09%                           -1.91%
High Yield "C"            3.08%                            1.05%
Lehman High Yield         2.13%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE HIGH YIELD FUND. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 9/30/98 WOULD HAVE BEEN VALUED AT $10,309 ON 12/31/98 ($9,809 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 9/30/98 WOULD HAVE BEEN VALUED AT $10,205 ON 12/31/98 ($10,105 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

------------------------------------------------------------------------------
THE HARTFORD
            BOND INCOME STRATEGY FUND
------------------------------------------------------------------------------
Portfolio Manager

                             Q.
                             How Did The Fund Perform?
     [PHOTOGRAPH]
                             The Hartford Bond Income Strategy Fund Class A
                             shares placed in the 2nd quartile of its Lipper
                             peer group for the year ending December 31,
                             1998, producing a total return of 7.50% versus
                             the 6.25% return of the Lipper Corporate Debt
                             "BBB" rated Mutual Fund Universe.
  ALISON D. GRANGER, CFA
  Senior Vice President      Q.
  The Hartford Investment    Why Did The Fund Perform This Way?
  Management Company (HIMCO)

                             The average maturity and interest rate duration of the Fund remained longer than its benchmark index for 1998, resulting in price gains as Treasury yields declined by roughly a full percent during the year. We began 1998 with a higher than average portfolio credit quality, and continued to increase Treasury holdings through September. This contributed to the Fund's out-performance relative to its peer average during the credit market declines of the summer and early fall. Although they were relatively minimal, the fund's holdings in non-investment grade debt offset some of the outperformance produced by its longer duration and high average credit quality. A concentration in U.S. Treasury Inflation Protected Securities failed to produce the expected returns we anticipated, as their historically attractive real yields did not decline to the extent expected given 1998's significant decline in nominal Treasury yields.

                             Q.
                             What Is Your Outlook For 1999?

                             The domestic economy appears indecisive.
                             Consumer-related indicators, such as retail
                             sales and housing markets are booming, but
                             inflation remains in check for now.  We believe
                             any Fed-easing bias will be delayed, and could
                             be tempered by foreign influences, with the
                             advent of the Euro and potential repatriation
                             of assets to Japan.  Corporate, asset-backed
                             and mortgage-related fixed income securities
                             are still at historically attractive levels,
                             but pitfalls abound for the unwary.  For that
                             reason, we expect to continue our high-average-
                             credit-quality approach to management of the
Performance Overview         Fund.  Select opportunities can be found in the
7/22/96 - 12/31/98           commodity sectors, which underperformed during
Growth of a $10,000          1998, and now display an attractive risk/reward
investment in Class A        profile.
which includes Sales Charge

[GRAPH]

$12,622   Lehman Govt/Corp
          $10,000 starting value
$12,027   Bond Income Strategy
          $9,550 starting value

---------------------------------------------------------------------
RETURNS (INCEPTION 7/22/96)
            Non Sales Charge Adjusted           Sales Charge Adjusted
            -------------------------           ---------------------
                           ANNUALIZED                      ANNUALIZED
               1 YEAR(1) SINCE INCEPT.(1)  1 YEAR(2) SINCE INCEPT.(2)
Bond "A"        7.48%        9.89%          2.64%         7.84%
Bond "B"        6.70%        9.07%          1.70%         7.98%
Bond "C"*       6.74%        9.09%          4.67%         8.65%
Lehman G/C      9.47%       10.00%
---------------------------------------------------------------------

THE CHART REPRESENTS A HYPOTHETICAL INVESTMENT IN THE BOND INCOME STRATEGY. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. THE VALUE OF SHARES WILL FLUCTUATE SO THAT WHEN REDEEMED, SHARES MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

(1)PERFORMANCE RESULTS DO NOT REFLECT SALES CHARGE.

(2)THE INITIAL INVESTMENT IN CLASS A, B AND C SHARES REFLECTS THE MAXIMUM SALES CHARGE AND CDSC, RESPECTIVELY.

*CLASS C SHARES COMMENCED OPERATIONS ON 8/1/98. PERFORMANCE PRIOR TO 8/1/98 REFLECTS CLASS B PERFORMANCE LESS CLASS C EXPENSES.

A $10,000 INVESTMENT IN THE FUND'S CLASS B SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $12,366 ON 12/31/98 ($12,066 WITH A
REDEMPTION AT THE END OF THE PERIOD.)

A $10,000 INVESTMENT IN THE FUND'S CLASS C SHARES AT THE FUND'S INCEPTION ON 7/22/96 WOULD HAVE BEEN VALUED AT $12,247 ON 12/31/98 (WITH A REDEMPTION AT THE END OF THE PERIOD THE VALUE WOULD REMAIN THE SAME BECAUSE THE CDSC PERIOD HAS EXPIRED.)

 THE HARTFORD MONEY MARKET FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

PRINCIPAL
  AMOUNT                                                 VALUE
----------                                            -----------
COMMERCIAL PAPER -- 68.5%
$1,000,000  Abbey National, North America
              4.83% due 03/15/99....................  $   990,205
 1,000,000  Air Products & Chemicals
              4.98% due 03/01/99....................      991,838
 1,000,000  Allergan, Inc.
              5.60% due 01/06/99....................      999,222
 1,000,000  Bass Finance Ltd.
              5.20% due 01/19/99....................      997,400
   850,000  Cafco
              5.35% due 01/05/99....................      849,494
   700,000  Caterpillar Financial Services, Inc.
              5.42% due 02/22/99....................      694,519
 1,000,000  Ciesco L.P.
              5.15% due 01/19/99....................      997,425
 1,000,000  Coca-Cola Co.
              4.98% due 03/01/99....................      991,838
   700,000  Colgate-Palmolive Co.
              5.15% due 02/12/99....................      695,794
 1,000,000  Countrywide Home Loan
              5.22% due 01/29/99....................      995,940
   750,000  Daimler-Benz N.A.
              5.42% due 02/25/99....................      743,789
 1,160,000  Eaton Corp.
              5.08% due 04/26/99....................    1,141,175
 1,000,000  Emerson Electric Co.
              5.05% due 02/11/99....................      994,248
 1,000,000  General Electric Capital Corporation
              5.33% due 02/25/99....................      991,856
 1,000,000  Goldman Sachs Group L.P. (The)
              5.18% due 02/18/99....................      993,093
 1,000,000  GTE Corporation
              5.40% due 02/11/99....................      993,850
   750,000  Halifax PLC
              5.47% due 01/25/99....................      747,265
 1,000,000  IBM Credit Corp.
              5.24% due 01/05/99....................      999,417
 1,000,000  International Lease Finance
              5.10% due 02/05/99....................      995,041
 1,094,000  Market Street Funding
              5.75% due 01/06/99....................    1,093,126
 1,000,000  Merita Bank Ltd.
              5.11% due 01/25/99....................      996,593
 1,000,000  Merrill Lynch & Co.
              5.14% due 02/10/99....................      994,288
 1,000,000  Morgan Stanley Group, Inc.
              5.30% due 02/01/99....................      995,436
 1,000,000  Morgan (J.P.) & Co
              5.25% due 01/14/99....................      998,104
 1,000,000  Motorola, Inc.
              5.02% due 02/26/99....................      992,191
 1,000,000  National Fuel Gas Co.
              5.35% due 02/17/99....................      993,015
 1,000,000  National Rural Utilities
              4.95% due 04/16/99....................      985,562
 1,000,000  Pacific Gas and Electric Co.
              5.65% due 01/04/99....................      999,529
 1,000,000  Penney (J.C.) Co.
              5.20% due 02/19/99....................      992,922

PRINCIPAL
  AMOUNT                                                 VALUE
----------                                            -----------

$1,000,000  Rubbermaid, Inc.
              5.05% due 03/08/99....................  $   990,741
 1,000,000  Sharp Electronics Corp.
              5.55% due 01/12/99....................      998,304
 1,000,000  Toyota Motor Credit Corp.
              5.15% due 02/05/99....................      994,993
 1,000,000  Westpac Capital Corp.
              5.05% due 01/13/99....................      998,316
 1,000,000  Zeneca, Inc.
              5.07% due 01/19/99....................      997,482
                                                      -----------
            Total commercial paper..................  $32,824,011
                                                      -----------
                                                      -----------
CORPORATE NOTES -- 17.3%
 1,000,000  CIT Group Holdings, Inc.
              6.25% due 03/22/99....................  $ 1,001,973
   750,000  Finova Capital
              6.05% due 10/08/99....................      754,273
 1,000,000  Ford Motor Credit Co.
              7.25% due 05/15/99....................    1,005,448
 1,000,000  General Motors Corp.
              5.3417% due 02/12/99..................      999,986
 1,000,000  Honda Motor Corp.
              5.3297% due 04/16/99..................    1,000,000
 1,000,000  John Deere Capital
              5.2467% due 02/09/99..................      999,935
 1,000,000  Key Bank N.A.
              5.1807% due 08/20/99..................      999,988
   750,000  Lehman Brothers Holdings, Inc.
              5.2487% due 01/13/99..................      750,000
   750,000  PepsiCo, Inc.
              5.209% due 08/19/99...................      749,466
                                                      -----------
            Total corporate notes...................  $ 8,261,069
                                                      -----------
                                                      -----------
REPURCHASE AGREEMENT -- 14.7%
 7,059,000  Interest in $121,902,000 joint            $ 7,059,000
            repurchase
            agreement dated 12/31/98 with State
            Street Bank 4.750% due 01/04/99;
             maturity amount $7,062,726
             (Collateralized by $121,902,000 U.S.
             Treasury Bonds 8.125% due 05/15/21)....
                                                      -----------
                                                      -----------

DIVERSIFICATION OF NET ASSETS:
Total commercial paper (cost
 $32,824,011)...........................   68.5% $32,824,011
Total corporate notes (cost
 $8,261,069)............................   17.3    8,261,069
Total repurchase agreement (cost
 $7,059,000)............................   14.7    7,059,000
                                          -----  -----------
Total investment in securities
 (total cost $48,144,080*)..............  100.5   48,144,080
Cash, receivables and other assets......    2.0      947,610
Payable for Fund shares redeemed........   (2.2)  (1,040,937)
Payable for dividends...................   (0.3)    (167,357)
                                          -----  -----------
Net assets..............................  100.0% $47,883,396
                                          -----  -----------
                                          -----  -----------
* Aggregate cost for federal income tax purposes.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                    VALUE
                                                 -----------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $.001 per share;
 800,000,000 shares authorized; 47,883,395 shares
 outstanding......................................  $    47,883
Paid-in surplus...................................   47,835,513
                                                    -----------
Net assets........................................  $47,883,396
                                                    -----------
                                                    -----------
Class A
  Shares of beneficial interest outstanding,
   $0.001 par value; 400,000,000 shares authorized
   (Net assets $29,423,829).......................  $29,423,829
                                                    -----------
                                                    -----------

  Net asset value and offering price per share....  $1.00
                                                    -----
                                                    -----

Class B
  Shares of beneficial interest outstanding,
   $0.001 par value; 200,000,000 shares authorized
   (Net assets $11,935,792).......................  $11,935,792
                                                    -----------
                                                    -----------

  Net asset value and offering price per share....  $1.00
                                                    -----
                                                    -----

Class C
  Shares of beneficial interest outstanding,
   $0.001 par value; 100,000,000 shares authorized
   (Net assets $1,203,354)........................  $1,203,354
                                                    ----------
                                                    ----------

  Net asset value per share.......................  $1.00
                                                    -----
                                                    -----
  Maximum offering price per share ($1.00
    DIVIDED BY 99.0%).............................  $1.01
                                                    -----
                                                    -----

Class Y
  Shares of beneficial interest outstanding,
   $0.001 par value; 100,000,000 shares authorized
   (Net assets $5,320,420)........................  $5,320,420
                                                    ----------
                                                    ----------

  Net asset value and offering price per share....  $1.00
                                                    -----
                                                    -----



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD BOND INCOME STRATEGY FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------
ASSET-BACKED SECURITIES -- 0.8%
$  400,000  California Infrastructure Pacific Gas &
             Electric, Series 1997-1 Class A6
              6.32% due 09/25/05....................  $   411,332
   250,000  California Infrastructure Southern
             California Edison, Series 1997-1 Class
             A5
              6.28% due 09/25/05....................      260,605
                                                      -----------
            Total asset backed securities...........  $   671,937
                                                      -----------
                                                      -----------
COMMERCIAL MORTGAGE-BACKED SECURITIES -- 2.9%
    64,055  Capital Lease Funding Securitization,
             Series 1997-CTL1 Class A1
              7.421% due 06/22/24...................  $    66,076
 1,200,000  Comed Transitional Funding Trust, Series
             1998-1 Class A5
              5.44% due 03/25/07....................    1,203,312
   575,000  DLJ Commercial Mortgage Corp., Series
             1998-CF1 Class B2
              7.33% due 01/15/10....................      542,880
   500,000  Premier Auto Trust, Series 1998-5 Class
             A2
              5.07% due 04/09/01....................      499,155
                                                      -----------
            Total commercial mortgage-backed
            securities..............................  $ 2,311,423
                                                      -----------
                                                      -----------
CORPORATE NOTES -- 53.7%
            COLLEGES -- 1.9%
   800,000  Massachusetts Institute of Technology
              7.25% due 11/02/2096..................  $   938,099
   500,000  Yale University
              7.375% due 04/15/2096.................      585,968
                                                      -----------
                                                        1,524,067
                                                      -----------
            ENERGY & SERVICES -- 4.7%
 1,150,000  Amoco Company
              6.00% due 06/09/08....................    1,193,470
   200,000  Clark Refining & Marketing, Inc.
              8.375% due 11/15/07...................      188,000
   550,000  Enterprise Oil PLC
              6.50% due 05/01/05....................      552,484
   200,000  Enterprise Oil PLC
              6.70% due 09/15/07....................      198,677
   200,000  Gulf Canada Resources Ltd.
              8.375% due 11/15/05...................      197,000
   100,000  Gulf Canada Resources Ltd.
              8.25% due 03/15/17....................       99,381
   300,000  Lasmo (USA). Inc.
              8.375% due 06/01/23...................      306,421
   350,000  Occidental Petroleum Corp.
              7.375% due 11/15/08...................      359,191
   200,000  R & B Falcon Corp.
              7.375% due 04/15/18...................      162,264
   160,000  R & B Falcon Corp.
              9.50% due 12/15/08....................      159,800
   100,000  Tesoro Petroleum Corp.
              9.00% due 07/01/08....................       97,000
   250,000  Tuboscope, Inc.
              7.50% due 02/15/08....................      227,500
                                                      -----------
                                                        3,741,188
                                                      -----------

PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------

CORPORATE NOTES -- (CONTINUED)

            FINANCIAL SERVICES -- 16.0%
$  400,000  Abbey National First Capital
              8.20% due 10/15/04....................  $   447,535
   500,000  Abbey National PLC
              6.69% due 10/17/05....................      523,427
   145,000  Allstate Corp.
              6.75% due 05/15/18....................      151,025
   500,000  Amvescap PLC
              6.60% due 05/15/05....................      500,906
   500,000  Associates Corporation of North America
              5.75% due 11/01/03....................      503,571
   500,000  Bank of New York Co., Inc. (The)
              7.625% due 07/15/02...................      534,350
   300,000  BankBoston Corp.
              7.00% due 09/15/07....................      312,884
   500,000  Bayerische Landesbank (NY)
              6.375% due 10/15/05...................      526,724
   375,000  CIT Group, Inc.
              5.57% due 12/08/03....................      372,163
   500,000  Citicorp, Inc.
              7.125% due 05/15/06...................      535,791
   350,000  Conseco, Inc.
              7.875% due 12/15/00...................      347,096
   300,000  Dime Bancorp, Inc.
              10.50% due 11/15/05...................      315,000
   300,000  Equity Residential Properties Trust
              7.125% due 10/15/17...................      278,067
   500,000  Ford Motor Credit Co.
              6.125% due 01/09/06...................      509,980
   200,000  General Motors Acceptance Corp.
              5.507% due 08/18/03...................      198,109
   500,000  Household Netherlands BV
              6.20% due 12/01/03....................      503,105
   700,000  Inter-American Development Bank
              8.875% due 06/01/09...................      893,987
   200,000  Interpool, Inc.
              7.35% due 08/01/07....................      190,441
 1,000,000  Landeskreditbank Baden-Wurttemberg
              7.625% due 02/01/23...................    1,161,610
   500,000  Massachusetts Mutual Life Insurance Co.
              7.625% due 11/15/23...................      552,953
 1,260,000  NationsBank Corp
              7.00% due 09/15/01....................    1,308,731
   500,000  Phoenix Home Life Insurance Co.
              6.95% due 12/01/06....................      514,068
   200,000  Swiss Bank Corporation-NY
              7.375% due 06/15/17...................      212,143
   300,000  Trenwick Group, Inc.
              6.70% due 04/01/03....................      307,391
   350,000  Wachovia Corporation
              6.25% due 08/01/08....................      363,674
   400,000  Wachovia Corporation
              5.625% due 12/15/08...................      397,606
   300,000  Westinghouse Credit Corp.
              8.875% due 06/14/14...................      330,631
                                                      -----------
                                                       12,792,968
                                                      -----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------

CORPORATE NOTES -- (CONTINUED)

            FOOD, BEVERAGE & TOBACCO -- 1.6%
$  100,000  Keebler Corp.
              10.75% due 07/01/06...................  $   111,500
   150,000  Nabisco (RJR) Holdings Corp.
              8.50% due 07/01/07....................      148,071
   250,000  Ralcorp Holdings, Inc.
              8.75% due 09/15/04....................      290,294
   700,000  Seagram (J) & Sons, Inc.
              6.25% due 12/15/01....................      698,931
                                                      -----------
                                                        1,248,796
                                                      -----------
            FUNERAL/CEMETERY SERVICES -- 0.3%
   300,000  Loewen Group International, Inc.
              7.60% due 06/01/08....................      241,500
                                                      -----------
            HEALTH CARE -- 1.0%
   100,000  Columbia Healthcare
              7.50% due 12/15/23....................       89,631
   200,000  Columbia/HCA Healthcare Corp.
              7.50% due 11/15/96....................      174,090
   500,000  Tenet Healthcare Corp.
              7.625% due 06/01/08...................      519,471
                                                      -----------
                                                          783,192
                                                      -----------
            HOME BUILDING -- 0.2%
   100,000  U.S. Home Corp.
              8.25% due 08/15/04....................      100,250
    50,000  U.S. Home Corp.
              7.95% due 03/01/01....................       51,498
                                                      -----------
                                                          151,748
                                                      -----------
            HOTELS & GAMING -- 2.4%
    75,000  Boyd Gaming Corp.
              9.50% due 07/15/07....................       74,812
   310,000  Circus Circus Enterprises, Inc.
              7.625% due 07/15/13...................      278,111
   250,000  Harrah's Operating Co., Inc.
              7.875% due 12/15/05...................      252,770
   350,000  La Quinta Motor Inns
              7.25% due 03/15/04....................      322,635
   100,000  MGM Grand, Inc.
              6.875% due 02/06/08...................       93,409
   200,000  Park Place Entertainment Corp.
              7.875% due 12/15/05...................      200,250
   756,000  Starwood Hotels & Resorts
              7.375% due 11/15/15...................      669,557
                                                      -----------
                                                        1,891,544
                                                      -----------
            INDUSTRIAL -- 3.6%
   355,000  Agriculture Minerals and Chemicals Co.
              10.75% due 09/30/03...................      360,325
   300,000  Allied Waste Industries, Inc.
              7.625% due 01/01/06...................      301,500
   140,000  Arco Chemical Co.
              9.80% due 02/01/20....................      140,915
   200,000  Bausch & Lomb, Inc.
              7.125% due 08/01/28...................      198,776
   100,000  CSC Holdings, Inc.
              9.875% due 02/15/13...................      112,000
PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------

          INDUSTRIAL -- (CONTINUED)

$  300,000  du Pont (E.I.) de Nemours & Co.
              6.75% due 09/01/07....................  $   328,270
   100,000  Jones Intercable, Inc.
              7.625% due 04/15/08...................      103,000
   100,000  Jones Intercable, Inc.
              9.625% due 03/15/02...................      107,500
   100,000  Mark IV Industries, Inc.
              7.50% due 09/01/07....................       96,610
   400,000  Placer Dome, Inc.
              7.125% due 06/15/07...................      380,898
   150,000  Protection One Alarm
              8.125% due 01/15/09...................      150,000
   300,000  Raytheon Co.
              6.15% due 11/01/08....................      305,880
   100,000  Terra Industries, Inc.
              10.50% due 06/15/05...................      103,000
   150,000  UNISYS Corp.
              12.00% due 04/15/03...................      168,000
                                                      -----------
                                                        2,856,674
                                                      -----------
            MANUFACTURING -- 0.2%
   200,000  AGCO Corp.
              8.50% due 03/15/06....................      194,000
                                                      -----------
            MEDIA & SERVICES -- 2.7%
   500,000  Hollinger International Publishing
              8.625% due 03/15/05...................      527,500
   450,000  News America Holdings
              7.70% due 10/30/25....................      483,447
   100,000  News America, Inc.
              7.30% due 04/30/28....................      102,819
   113,000  Paramount Communication
              7.50% due 07/15/23....................      115,710
   200,000  Time Warner Enterprises, Inc.
              8.875% due 10/01/12...................      246,778
   500,000  Time Warner, Inc.
              6.625% due 05/15/29...................      508,207
   100,000  Turner Broadcasting System, Inc.
              7.40% due 02/01/04....................      106,955
   100,000  Viacom, Inc.
              6.75% due 01/15/03....................      102,949
                                                      -----------
                                                        2,194,365
                                                      -----------
            PACKAGING & CONTAINERS -- 0.4%
   180,000  Domtar, Inc.
              9.50% due 08/01/16....................      185,400
   100,000  Owens-Illinois, Inc.
              8.10% due 05/15/07....................      106,888
                                                      -----------
                                                          292,288
                                                      -----------
            REAL ESTATE -- 0.3%
   250,000  Duke Realty LP
              7.25% due 09/22/02....................      251,906
                                                      -----------
            RETAIL -- 3.8%
   600,000  Fred Meyer, Inc.
              7.375% due 03/01/05...................      635,339
   100,000  KMart Corp.
              7.84% due 01/02/02....................      101,026

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD BOND INCOME STRATEGY FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS -- (CONTINUED)
 DECEMBER 31, 1998

PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------

CORPORATE NOTES -- (CONTINUED)
          RETAIL -- (CONTINUED)

$  100,000  KMart Corp.
              7.55% due 07/27/04....................  $   100,355
   275,000  KMart Corp.
              7.95% due 02/01/23....................      277,631
   100,000  KMart Corp.
              7.75% due 10/01/12....................      102,534
   500,000  Kroger Co. (The)
              7.00% due 05/01/18....................      511,543
   200,000  Safeway, Inc.
              6.50% due 11/15/08....................      207,292
   200,000  Saks, Inc.
              7.25% due 12/01/04....................      201,549
   825,000  Stop & Shop Companies, Inc.
              9.75% due 02/01/02....................      915,703
                                                      -----------
                                                        3,052,972
                                                      -----------
            SHIPBUILDING -- 0.1%
   100,000  Newport News Shipbuilding
              8.625% due 12/01/06...................      105,625
                                                      -----------
            TELECOMMUNICATIONS -- 1.9%
   100,000  Lenfest Communications, Inc.
              8.375% due 11/01/05...................      108,000
   100,000  Qwest Communications International, Inc.
              7.25% due 11/01/08....................      102,000
   200,000  Rogers Cablesystems, Inc.
              10.00% due 03/15/05...................      224,000
   100,000  Rogers Cantel Mobile, Inc.
              8.30% due 10/01/07....................      100,500
   400,000  Rogers Cantel Mobile, Inc.
              9.75% due 06/01/16....................      428,000
   500,000  Tele-Communications, Inc.
              6.58% due 02/15/05....................      567,353
                                                      -----------
                                                        1,529,853
                                                      -----------
            TEXTILE -- 0.3%
   210,000  Westpoint Stevens, Inc.
              7.875% due 06/15/08...................      213,412
                                                      -----------
            TRANSPORTATION -- 4.4%
   400,000  AMR Corp.
              10.00% due 03/07/01...................      432,078
   937,815  Continental Airlines, Inc.
              7.461% due 04/01/13...................      980,053
   300,000  Continental Airlines, Inc.
              9.50% due 12/15/01....................      313,500
   200,000  CSC Holdings, Inc.
              7.625% due 07/15/18...................      196,120
   200,000  CSC Holdings, Inc.
              7.25% due 07/15/08....................      199,860
   200,000  CSX Corp.
              7.25% due 05/01/04....................      213,144
   600,000  Norfolk Southern Corp.
              6.70% due 05/01/00....................      609,681
   500,000  United Air Lines, Inc.
              9.75% due 08/15/21....................      610,334
                                                      -----------
                                                        3,554,770
                                                      -----------
PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------

            UTILITIES -- 7.9%
$  200,000  AES Corp. (The)
              8.375% due 08/15/07...................  $   201,500
   100,000  AES Corp. Senior Subordinated Note
              8.00% due 12/31/08....................       99,013
   200,000  Calpine Corp.
              7.875% due 04/01/08...................      201,000
   250,000  Cleveland Electric Illuminating Co.
              7.13% due 07/01/07....................      267,748
   650,000  El Paso Electric Co.
              8.90% due 02/01/06....................      739,375
   303,000  GTE Northwest, Inc.
              5.55% due 10/15/08....................      303,611
   550,000  Illinois Power Co,
              6.25% due 07/15/02....................      559,819
   500,000  Niagara Mohawk Power Corp.
              7.375% due 07/01/03...................      513,856
   300,000  Niagara Mohawk Power Corp.
              7.25% due 10/01/02....................      307,314
   250,000  Pacific Gas & Electric Co.
              7.25% due 03/01/26....................      260,429
   300,000  Pacific Gas and Electric Co.
              7.05% due 03/01/24....................      333,330
 1,050,000  PacifiCorp
              6.375% due 05/15/08...................    1,093,380
   200,000  PacifiCorp
              6.12% due 01/15/06....................      205,037
   125,000  Public Service EI-IBC
              7.00% due 09/01/24....................      132,215
   250,000  Public Service EI-MBIA
              6.75% due 01/01/16....................      266,433
   150,000  Public Service Electric & Gas Co.,
             MBIA-Insured
              6.75% due 01/01/16....................      159,859
   250,000  Southern Investments UK PLC
              6.80% due 12/01/06....................      259,240
   450,000  Worldcom, Inc.
              6.125% due 08/15/01...................      457,541
                                                      -----------
                                                        6,360,700
                                                      -----------
            Total corporate notes...................  $42,981,568
                                                      -----------
                                                      -----------
ENHANCED EQUIPMENT TRUST CERTIFICATES -- 0.1%
    90,154  Norwest Airlines Trust, Series 2
              11.30% due 06/21/14...................  $   112,075
                                                      -----------
                                                      -----------
FOREIGN/YANKEE BONDS & NOTES -- 2.5%
            FOREIGN CORPORATIONS -- 0.7%
   500,000  KFW International Finance, Inc.
              9.50% due 12/15/00....................  $   541,212
                                                      -----------
            FOREIGN GOVERNMENTS -- 1.8%
   250,000  Province of Alberta
              4.875% due 10/29/03...................      246,957
   285,000  Province of Manitoba
              5.50% due 10/01/08....................      285,277
   500,000  Republic of Argentina
              11.00% due 12/04/05...................      497,185
   200,000  Republic of Colombia
              7.625% due 02/15/07...................      165,288
   175,000  Russian Federation (The)
              10.00% due 06/26/07...................       47,358

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------

FOREIGN/YANKEE BONDS & NOTES -- (CONTINUED)
          FOREIGN GOVERNMENTS -- (CONTINUED)

$  250,000  United Mexican States Discount Bond
              6.6171% due 12/31/19..................  $   202,500
                                                      -----------
                                                        1,444,565
                                                      -----------
            Total foreign/yankee bonds & notes......  $ 1,985,777
                                                      -----------
                                                      -----------
U.S. TREASURIES & FEDERAL AGENCIES -- 34.2%
            U.S. TREASURY BONDS -- 14.2%
   200,000  5.25% due 11/15/28......................  $   205,000
   315,000  5.50% due 08/15/28......................      330,159
    25,000  6.00% due 02/15/26......................       27,321
 1,190,000  6.125% due 11/15/27.....................    1,332,800
 1,745,000  6.625% due 02/15/27.....................    2,064,008
 1,190,000  6.875% due 08/15/25.....................    1,443,618
   835,000  7.50% due 11/15/16 - 11/15/24...........    1,065,364
   400,000  7.625% due 02/15/25.....................      526,625
 3,255,000  8.125% due 08/15/19.....................    4,352,546
                                                      -----------
                                                       11,347,441
                                                      -----------
            U.S. TREASURY INFLATION-INDEXED
            SECURITIES -- 4.5%
   458,825  3.375% due 01/15/07.....................      457,721
 3,196,316  3.625% due 07/15/02 - 04/15/28..........    3,176,899
                                                      -----------
                                                        3,634,620
                                                      -----------
            U.S. TREASURY NOTES -- 8.0%
   520,000  4.75% due 11/15/08......................      524,062
   400,000  5.375% due 07/31/00.....................      404,375
   400,000  5.625% due 11/30/99 - 12/31/99..........      400,894
   230,000  5.875% due 01/31/99.....................      230,143
   100,000  6.25% due 06/30/02......................      104,937
   300,000  6.50% due 08/31/01 - 10/15/06...........      322,973
   120,000  6.875% due 05/15/06.....................      135,637
 1,535,000  7.00% due 07/15/06......................    1,747,981
 1,510,000  7.50% due 10/31/99 - 02/15/05...........    1,661,275
   750,000  7.875% due 11/15/04.....................      868,828
                                                      -----------
                                                        6,401,105
                                                      -----------
            U.S. TREASURY STRIPS -- 0.2%
   300,000  0.00% due 02/15/08......................      192,119
                                                      -----------
            FEDERAL NATIONAL MORTGAGE
            ASSOCIATION -- 7.3%
   150,000  5.25% due 01/15/03......................      151,212
 5,411,734  6.00% due 02/01/13 - 06/01/28...........    5,414,550
   246,036  6.50% due 09/01/28......................      247,420
                                                      -----------
                                                        5,813,182
                                                      -----------
            Total U.S. treasuries & federal
            agencies................................  $27,388,467
                                                      -----------
                                                      -----------
SHORT-TERM SECURITIES -- 4.2%
            COMMERCIAL PAPER -- 2.5%
   500,000  Airtouch Communications, Inc.
              6.05% due 01/04/99....................  $   499,747
   500,000  CSX Corp.
              6.18% due 01/20/99....................      498,369
   500,000  ICI Wilmington, Inc.
              6.15% due 01/04/99....................      499,743
   500,000  Litton Industries
              6.10% due 01/11/99....................      499,152
                                                      -----------
                                                        1,997,011
                                                      -----------
PRINCIPAL                                               MARKET
  AMOUNT                                                 VALUE
----------                                            -----------

SHORT-TERM SECURITIES -- (CONTINUED)

            REPURCHASE AGREEMENT -- 1.7%
$1,337,000  Interest in $121,902,000 joint            $ 1,337,000
            repurchase
            agreement dated 12/31/98 with State
            Street Bank 4.750% due 01/04/99;
             maturity amount $1,337,706
             (Collateralized by $121,902,000 U.S.
             Treasury Bonds 8.125% due 05/15/21)....
                                                      -----------
            Total short-term securities.............  $ 3,334,011
                                                      -----------
                                                      -----------

DIVERSIFICATION OF NET ASSETS:
Total asset-backed securities (cost
 $649,779)..............................    0.8% $   671,937
Total commercial mortgage-backed
 securities (cost $2,301,632)...........    2.9    2,311,423
Total corporate notes (cost
 $41,772,402)...........................   53.7   42,981,568
Total enhanced equipment trust
 certificates (cost $110,014)...........    0.1      112,075
Total foreign/yankee bonds & notes (cost
 $2,112,510)............................    2.5    1,985,777
Total U.S. treasuries & federal agencies
 (cost $26,912,939).....................   34.2   27,388,467
Total short-term securities (cost
 $3,334,011)............................    4.2    3,334,011
                                          -----  -----------
Total investment in securities (total
 cost $77,193,287)......................   98.4   78,785,258
Cash, receivables and other assets......    2.0    1,634,590
Payable for Fund shares redeemed........   (0.3)    (275,917)
Other liabilities.......................   (0.1)     (43,616)
                                          -----  -----------
Net assets..............................  100.0% $80,100,315
                                          -----  -----------
                                          -----  -----------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 7,480,051 shares
 outstanding......................................  $     7,480
Paid-in surplus...................................   78,280,955
Accumulated undistributed net investment income...       60,865
Accumulated undistributed net realized gains on
 investments......................................      159,044
Unrealized appreciation of investments............    1,591,971
                                                    -----------
Net assets........................................  $80,100,315
                                                    -----------
                                                    -----------

Class A
  Net asset value per share ($47,142,735
    DIVIDED BY 4,381,279 shares outstanding)
   (125,000,000 shares authorized)................  $10.76
                                                    ------
                                                    ------
  Maximum offering price per share ($10.76
    DIVIDED BY 95.5%).............................  $11.27
                                                    ------
                                                    ------
Class B
  Net asset value per share ($16,771,709
    DIVIDED BY 1,563,857 shares outstanding)
   (75,000,000 shares authorized).................  $10.72
                                                    ------
                                                    ------
Class C
  Net asset value per share ($5,420,000
    DIVIDED BY 538,797 shares outstanding)
   (50,000,000 shares authorized).................  $10.06
                                                    ------
                                                    ------
  Maximum offering price per share ($10.06
    DIVIDED BY 99.0%).............................  $10.16
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($10,765,871
    DIVIDED BY 996,118 shares outstanding)
   (50,000,000 shares authorized).................  $10.81
                                                    ------
                                                    ------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD ADVISERS FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

  PRINCIPAL                                                  MARKET
    AMOUNT                                                   VALUE
--------------                                            ------------
CORPORATE NOTES -- 11.3%
                CONSUMER DURABLES -- 0.8%
$    3,000,000  Ford Motor Co.                            $  3,086,643
                  6.625% due 10/01/28...................
     2,000,000  General Motors Corp.                         2,087,340
                  6.75% due 05/01/28....................
                                                          ------------
                                                             5,173,983
                                                          ------------
                CONSUMER NON-DURABLES -- 0.3%
     2,000,000  Colgate-Palmolive                            2,013,046
                  5.58% due 11/06/08....................
                                                          ------------
                FINANCIAL SERVICES -- 5.9%
     2,000,000  Allmerica Financial Corp.                    2,139,574
                  7.625% due 10/15/25...................
     2,000,000  Allstate Corp.                               2,083,108
                  6.75% due 05/15/18....................
     1,420,000  Amerus Life Holdings                         1,429,058
                  6.95% due 06/15/05....................
     2,000,000  Associates Corp N.A.                         2,032,176
                  6.00% due 07/15/05....................
       500,000  BankAmerica Corp.                              541,713
                  7.875% due 12/01/02...................
     1,260,000  CIGNA Corp.                                  1,340,647
                  7.40% due 05/15/07....................
     1,000,000  CIGNA Corp.                                  1,004,345
                  6.375% due 01/15/06...................
     2,000,000  Equitable Cos., Inc.                         2,056,308
                  7.00% due 04/01/28....................
       500,000  Finova Capital Corporation                     503,667
                  6.39% due 10/08/02....................
     1,000,000  First Union National Bank                      997,872
                  5.80% due 12/01/08....................
     1,000,000  Fleet Financial Group                        1,044,569
                  6.875% due 01/15/28...................
       500,000  Heller Financial                               503,876
                  6.382% due 11/10/00...................
     2,000,000  Jackson National Life Insurance Co.          2,300,176
                 Surplus Notes**
                  8.15% due 3/15/27.....................
     2,000,000  John Hancock Surplus Notes**                 2,167,908
                  7.375% due 02/15/24...................
     1,000,000  Liberty Financial Co.                        1,028,908
                  6.75% due 11/15/08....................
     2,000,000  Liberty Mutual Surplus Notes**               2,270,804
                  8.20% due 05/04/07....................
     1,000,000  MBIA, Inc.                                   1,045,401
                  7.00% due 12/15/25....................
     1,000,000  NationsBank Corp.                            1,146,607
                  7.80% due 09/15/16....................
     2,000,000  New England Mutual Life Insurance Co.**      2,148,196
                  7.875% due 2/15/24....................
     2,000,000  Prudential Funding**                         1,997,810
                  6.75% due 09/15/23....................
     2,000,000  Torchmark Corp.                              2,225,136
                  8.25% due 08/15/09....................
     2,000,000  Toyota Motor Credit Corp.                    1,985,000
                  5.50% due 12/15/08....................
     2,000,000  Transamerica Financial                       2,008,428
                  6.125% due 11/01/01...................

  PRINCIPAL                                                  MARKET
    AMOUNT                                                   VALUE
--------------                                            ------------

             FINANCIAL SERVICES -- (CONTINUED)

$    3,000,000  Wachovia Corp.                            $  2,982,048
                  5.625% due 12/15/08...................
                                                          ------------
                                                            38,983,335
                                                          ------------
                FOOD, BEVERAGE & TOBACCO -- 0.7%
     2,000,000  Archer Daniels Midland                       2,456,220
                  8.125% due 06/01/12...................
     2,000,000  Hershey Foods Corp.                          2,249,766
                  7.20% due 08/15/27....................
                                                          ------------
                                                             4,705,986
                                                          ------------
                HEALTH CARE -- 0.2%
     1,000,000  United Healthcare Corp.**                    1,006,855
                  6.60% due 12/01/03....................
                                                          ------------
                INDUSTRIAL MATERIALS -- 2.2%
     2,000,000  Alcan Aluminum Ltd                           2,002,122
                  7.25% due 11/01/28....................
     2,000,000  American Home Products                       2,237,780
                  7.25% due 03/01/23....................
     2,000,000  Becton Dickinson                             2,106,816
                  6.70% due 08/01/28....................
     2,000,000  Danaher Corp.                                1,993,200
                  6.00% due 10/15/08....................
       500,000  ICI Wilmington                                 505,946
                  6.95% due 09/15/04....................
     2,000,000  Parker Hannifin Corp.                        1,996,700
                  5.65% due 09/15/03....................
     1,000,000  Praxair, Inc.                                  993,352
                  6.15% due 04/15/03....................
     2,000,000  Rockwell International Corp.                 2,082,916
                  6.70% due 01/15/28....................
       500,000  Scripps (E.W.) Company                         514,887
                  6.375% due 10/15/02...................
       500,000  Williams Cos., Inc.                            507,207
                  6.50% due 11/15/02....................
                                                          ------------
                                                            14,940,926
                                                          ------------
                RETAIL -- 0.5%
     1,345,000  Dayton Hudson Co.                            1,364,374
                  5.875% due 11/01/08...................
     2,000,000  Gap, Inc. (The)                              2,205,972
                  6.90% due 09/15/07....................
                                                          ------------
                                                             3,570,346
                                                          ------------
                SOFTWARE & SERVICES -- 0.1%
     1,000,000  Computer Associates International              986,570
                  6.50% due 04/15/08....................
                                                          ------------
                UTILITIES -- 0.6%
     1,000,000  New York Telephone                           1,039,850
                  6.00% due 04/15/08....................
     2,055,000  Sprint Capital Corp                          2,096,825
                  6.125% due 11/15/08...................
       785,000  U.S. West Capital Funding, Inc.                838,463
                  6.875% due 07/15/28...................
                                                          ------------
                                                             3,975,138
                                                          ------------
                Total corporate notes...................  $ 75,356,185
                                                          ------------
                                                          ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                             MARKET
    SHARES                                                   VALUE
--------------                                            ------------
COMMON STOCKS -- 52.7%
                AEROSPACE & DEFENSE -- 0.6%
        90,400  AlliedSignal, Inc.......................  $  4,005,850
                                                          ------------
                COMMUNICATIONS
                EQUIPMENT -- 2.5%
       *76,725  Cisco Systems, Inc......................     7,121,039
        55,900  Lucent Technologies, Inc................     6,149,000
       *51,000  Tellabs, Inc............................     3,496,687
                                                          ------------
                                                            16,766,726
                                                          ------------
                COMPUTERS & OFFICE
                EQUIPMENT -- 2.6%
       100,000  Compaq Computer Corporation.............     4,193,750
        37,000  International Business Machines              6,835,750
                Corporation.............................
        50,900  Xerox Corporation.......................     6,006,200
                                                          ------------
                                                            17,035,700
                                                          ------------
                CONSUMER NON-DURABLES -- 2.4%
        40,000  Estee Lauder Companies - Class A........     3,420,000
        74,000  Gillette Company (The)..................     3,575,125
        56,000  Kimberly-Clark Corporation..............     3,052,000
        63,800  Procter & Gamble Co.....................     5,825,737
                                                          ------------
                                                            15,872,862
                                                          ------------
                CONSUMER SERVICES -- 1.3%
        50,000  Eastman Kodak Company...................     3,600,000
        64,800  McDonald's Corporation..................     4,965,300
                                                          ------------
                                                             8,565,300
                                                          ------------
                ELECTRONICS -- 3.8%
      *101,500  Analog Devices, Inc.....................     3,184,562
       120,300  General Electric Company................    12,278,118
        58,200  Intel Corporation.......................     6,900,337
        40,000  Sony Corporation........................     2,870,000
                                                          ------------
                                                            25,233,017
                                                          ------------
                ENERGY & SERVICES -- 3.6%
        95,000  Anadarko Petroleum Corporation..........     2,933,125
      *162,300  Conoco, Inc.............................     3,388,012
       100,700  Exxon Corporation.......................     7,363,687
        80,000  Royal Dutch Petroleum ADR...............     3,830,000
        80,000  Schlumberger Ltd........................     3,690,000
       105,800  Unocal Corporation......................     3,088,037
                                                          ------------
                                                            24,292,861
                                                          ------------
                FINANCIAL SERVICES -- 7.9%
        59,750  American International Group, Inc.......     5,773,343
       167,000  Associates First Capital Corporation....     7,076,625
       152,050  Citigroup, Inc..........................     7,526,475
        60,000  First Union Corporation.................     3,648,750
       110,000  Franklin Resources, Corp................     3,520,000
       127,500  Marsh & McLennan Companies, Inc.........     7,450,781
        54,000  Mellon Bank Corporation.................     3,712,500
       102,200  Merrill Lynch & Co., Inc................     6,821,850
        69,000  State Street Corporation................     4,799,812
        75,500  U.S. Bancorp............................     2,680,250
                                                          ------------
                                                            53,010,386
                                                          ------------
                FOOD, BEVERAGE & TOBACCO -- 1.5%
       130,500  Philip Morris Co., Inc..................     6,981,750
                                                             MARKET
    SHARES                                                   VALUE
--------------                                            ------------

             FOOD, BEVERAGE & TOBACCO -- (CONTINUED)

        37,900  Unilever NV - New York Shares...........  $  3,143,331
                                                          ------------
                                                            10,125,081
                                                          ------------
                HEALTH CARE -- 8.4%
        95,000  Abbott Laboratories.....................     4,655,000
       123,000  American Home Products Corporation......     6,926,460
        70,000  Baxter International, Inc...............     4,501,875
       114,800  Boston Scientific Corporation...........     3,078,075
       176,000  Columbia/HCA Healthcare Corporation.....     4,356,000
        60,000  Johnson & Johnson Co....................     5,032,500
        40,700  Merck & Co., Inc........................     6,010,881
        28,400  Pfizer, Inc.............................     3,562,425
        75,900  Pharmacia & Upjohn, Inc.................     4,297,837
        80,000  Service Corporation International.......     3,045,000
       103,750  ServiceMaster Company (The).............     2,288,984
        50,000  SmithKline Beecham PLC ADR..............     3,475,000
        60,000  Warner-Lambert Company..................     4,511,250
                                                          ------------
                                                            55,741,287
                                                          ------------
                INDUSTRIAL MATERIALS -- 2.4%
        40,100  Aluminum Company of America.............     2,989,956
        26,200  Dow Chemical Company....................     2,382,562
        61,000  du Pont (E.I.) de Nemours & Company.....     3,236,812
       107,900  Praxair, Inc............................     3,803,475
       *74,900  Sealed Air Corporation..................     3,824,581
                                                          ------------
                                                            16,237,386
                                                          ------------
                MANUFACTURING -- 0.5%
        70,000  Caterpillar, Inc........................     3,220,000
                                                          ------------
                MEDIA & SERVICES -- 3.2%
       *80,600  AirTouch Communications, Inc............     5,813,275
      *120,000  CBS Corporation.........................     3,930,000
       119,600  Gannett Co., Inc........................     7,916,025
       130,000  Walt Disney Company (The)...............     3,900,000
                                                          ------------
                                                            21,559,300
                                                          ------------
                RETAIL -- 4.4%
        96,800  CVS Corporation.........................     5,324,000
       120,000  Gap, Inc. (The).........................     6,750,000
       104,000  Home Depot, Inc. (The)..................     6,363,500
        80,000  Staples, Inc............................     3,495,000
        91,100  Wal-Mart Stores, Inc....................     7,418,956
                                                          ------------
                                                            29,351,456
                                                          ------------
                SOFTWARE & SERVICES -- 3.0%
        44,000  Automatic Data Processing, Inc..........     3,528,250
       *65,000  Computer Sciences Corp..................     4,188,437
        94,500  First Data Corporation..................     2,994,468
       *67,000  Microsoft Corporation...................     9,292,062
                                                          ------------
                                                            20,003,217
                                                          ------------
                TRANSPORTATION -- 1.5%
       *66,900  AMR Corporation.........................     3,972,187
       140,650  Southwest Airlines Co...................     3,155,834
        68,600  Union Pacific Corporation...............     3,091,287
                                                          ------------
                                                            10,219,308
                                                          ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD ADVISERS FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS -- (CONTINUED)
 DECEMBER 31, 1998

                                                             MARKET
    SHARES                                                   VALUE
--------------                                            ------------

COMMON STOCKS -- (CONTINUED)

                UTILITIES -- 3.1%
        25,000  Ameritech Corporation...................  $  1,584,375
        80,000  Bell Atlantic Corporation...............     4,545,000
       114,878  MCI WorldCom, Inc.......................     8,242,496
       116,000  SBC Communications, Inc.................     6,220,500
                                                          ------------
                                                            20,592,371
                                                          ------------
                Total common stocks.....................  $351,832,108
                                                          ------------
                                                          ------------
PREFERRED STOCKS -- 0.1%
                INDUSTRIAL MATERIALS -- 0.1%
         9,400  Monsanto Company........................  $    460,600
                                                          ------------
                                                          ------------

  PRINCIPAL
    AMOUNT
--------------
U.S. TREASURIES & FEDERAL AGENCIES -- 32.6%
                U.S. TREASURY NOTES -- 27.1%
$   23,050,000  5.75% due 09/30/99 - 08/15/03...........  $ 23,914,459
    24,750,000  5.875% due 11/15/05.....................    26,405,156
    15,000,000  6.125% due 08/15/07.....................    16,392,195
    11,050,000  6.25% due 05/31/00......................    11,284,812
    18,550,000  6.375% due 08/15/02.....................    19,564,462
    29,550,000  6.50% due 08/15/05 - 10/15/06...........    32,519,250
    31,000,000  7.25% due 05/15/04......................    34,739,375
     6,000,000  7.50% due 02/15/05......................     6,868,128
     9,000,000  7.75% due 12/31/99......................     9,270,000
                                                          ------------
                                                           180,957,837
                                                          ------------
                FEDERAL HOME LOAN MORTGAGE ASSOCIATION
                -- 0.0%
       209,449  6.50% due 09/01/28......................       211,021
                                                          ------------
                GOVERNMENT NATIONAL MORTGAGE ASSOCIATION
                -- 5.5%
    30,132,421  6.00% due 06/15/28 - 01/01/29...........    29,864,206
     5,008,709  6.50% due 04/15/26 - 03/15/28...........     5,057,243
     1,313,533  7.00% due 07/15/23 - 04/15/26...........     1,344,169
                                                          ------------
                                                            36,265,618
                                                          ------------
                Total U.S. treasuries & federal           $217,434,476
                agencies................................
                                                          ------------
                                                          ------------
SHORT-TERM SECURITIES -- 8.9%
                REPURCHASE AGREEMENT
    59,382,000  Interest in $1,162,198 joint repurchase   $ 59,382,000
                agreement dated 12/31/98 with State
                 Street Bank 4.773% due 01/04/99;
                 maturity amount $59,413,492
                 (Collateralized by $469,031,000 U.S.
                 Treasury Notes 4.00% - 7.775% due
                 10/31/99 - 02/15/07, $278,664,000 U.S.
                 Treasury Bonds 7.875% - 12.75% due
                 11/15/10 - 02/15/21, $414,503,000 U.S.
                 Treasury Strips (principal) 0.00% due
                 02/15/19 - 08/15/21)...................
                                                          ------------
                                                          ------------

                                                    MARKET
                                                    VALUE
                                                 ------------
DIVERSIFICATION OF NET ASSETS:
Total corporate notes (cost
 $74,108,749)...........................   11.3% $ 75,356,185
Total common stocks (cost
 $287,778,964)..........................   52.7   351,832,108
Total preferred stocks (cost
 $376,000)..............................    0.1       460,600
Total U.S. treasuries & federal agencies
 (cost $212,589,265)....................   32.6   217,434,476
Total short-term securities (cost
 $59,382,000)...........................    8.9    59,382,000
                                          -----  ------------
Total investment in securities (total
 cost $634,234,978).....................  105.6   704,465,369
Cash, receivables and other assets......    2.5    16,595,472
Payable for securities purchased........   (7.9)  (53,128,284)
Payable for Fund shares redeemed........   (0.1)     (403,282)
Payable for dividends...................   (0.0)       (2,601)
Other liabilities.......................   (0.1)     (334,415)
                                          -----  ------------
Net assets..............................  100.0% $667,192,259
                                          -----  ------------
                                          -----  ------------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 400,000,000 shares authorized; 44,488,592 shares
 outstanding......................................  $     44,489
Paid-in surplus...................................   595,850,112
Accumulated undistributed net investment income...           248
Accumulated undistributed net realized gain on
 investments......................................     1,067,019
Unrealized appreciation of investments............    70,230,391
                                                    ------------
Net assets........................................  $667,192,259
                                                    ------------
                                                    ------------

Class A
  Net asset value per share ($316,435,000
    DIVIDED BY 20,135,971 shares outstanding)
   (175,000,000 shares authorized)................  $15.71
                                                    ------
                                                    ------
  Maximum offering price ($15.71  DIVIDED BY
   94.5%).........................................  $16.62
                                                    ------
                                                    ------
Class B
  Net asset value per share ($237,958,738
    DIVIDED BY 15,260,394 shares outstanding)
   (75,000,000 shares authorized).................  $15.59
                                                    ------
                                                    ------
Class C
  Net asset value per share ($54,907,392
    DIVIDED BY 5,429,340 shares outstanding)
   (50,000,000 shares authorized).................  $10.11
                                                    ------
                                                    ------
  Maximum offering price ($10.11  DIVIDED BY
   99.0%).........................................  $10.21
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($57,891,129
    DIVIDED BY 3,662,887 shares outstanding)
   (100,000,000 shares authorized)................  $15.80
                                                    ------
                                                    ------

 * Non-income producing during period.
** Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. As of December 31, 1998, the market value of these securities amounted to $9,642,988 or 1.4% of net assets.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD DIVIDEND AND GROWTH FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------
COMMON STOCKS -- 97.7%
             AEROSPACE & DEFENSE -- 2.8%
     28,600  Northrop Grumman Corporation............  $  2,091,375
     61,700  United Technologies Corporation.........     6,709,875
                                                       ------------
                                                          8,801,250
                                                       ------------
             COMPUTERS & OFFICE
             EQUIPMENT -- 1.3%
    *34,600  Xerox Corporation.......................     4,082,800
                                                       ------------
             CONSUMER DURABLES -- 3.7%
     68,200  Cooper Tire & Rubber Company............     1,393,837
     65,500  Ford Motor Company......................     3,844,031
     42,500  General Motors Corporation..............     3,041,406
     16,300  Genuine Parts Company...................       545,031
    *22,400  Newell Co...............................       924,000
     33,200  TRW, Inc................................     1,865,425
                                                       ------------
                                                         11,613,730
                                                       ------------
             CONSUMER NON-DURABLES -- 3.6%
     19,600  Clorox Company (The)....................     2,289,525
     52,100  Colgate-Palmolive Company...............     4,838,787
     77,600  Kimberly-Clark Corporation..............     4,229,200
                                                       ------------
                                                         11,357,512
                                                       ------------
             CONSUMER SERVICES -- 2.5%
     88,100  Eastman Kodak Company...................     6,343,200
     75,500  Starwood Hotels & Resorts...............     1,712,906
                                                       ------------
                                                          8,056,106
                                                       ------------
             ELECTRONICS -- 5.0%
   *120,800  General Electric Company................    12,329,150
     19,600  Johnson Controls, Inc...................     1,156,400
     58,300  Thomas & Betts Corporation..............     2,525,118
                                                       ------------
                                                         16,010,668
                                                       ------------
             ENERGY & SERVICES -- 8.9%
     57,400  Amoco Corporation.......................     3,465,525
    *48,900  Chevron Corporation.....................     4,055,643
     28,900  Eni S.p.A...............................     1,957,975
     57,200  Mobil Corporation.......................     4,983,550
    111,500  Royal Dutch Petroleum...................     5,338,062
     77,810  Sunoco, Inc.............................     2,806,023
    136,800  USX Corporation.........................     4,121,100
     50,200  Wisconsin Energy Corporation............     1,578,162
                                                       ------------
                                                         28,306,040
                                                       ------------
             FINANCIAL SERVICES -- 18.8%
     44,100  CIGNA Corporation.......................     3,409,481
    257,850  Citigroup, Inc..........................    12,763,575
     59,300  Edwards (A.G.) & Sons, Inc..............     2,208,925
     38,300  EXEL Limited............................     2,872,500
    121,900  Federal National Mortgage Association...     9,020,600
     86,500  Marsh & McLennan Companies, Inc.........     5,054,843
     60,600  National City Corporation...............     4,393,500
    166,300  Pacific Century Financial Corporation...     4,053,562
     89,600  Pinnacle West Capital Corporation.......     3,796,800
     39,500  Republic New York Corporation...........     1,799,718
    238,200  U.S. Bancorp............................     8,456,100
     21,300  Wachovia Corporation....................     1,862,418
                                                       ------------
                                                         59,692,022
                                                       ------------

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------

             FOOD, BEVERAGE & TOBACCO -- 7.7%
     58,000  Anheuser-Busch Companies, Inc...........  $  3,806,250
     57,200  Heinz (H.J.) Company....................     3,238,950
    122,200  McCormick & Co., Inc....................     4,131,887
    *97,800  Nabisco (RJR) Holdings Corporation......     4,058,700
    175,100  Philip Morris Co., Inc..................     9,367,850
                                                       ------------
                                                         24,603,637
                                                       ------------
             HEALTH CARE -- 12.0%
     98,300  Abbott Laboratories.....................     4,816,700
     94,800  American Home Products Corporation......     5,338,425
     40,900  Baxter International, Inc...............     2,630,381
     32,600  Bristol-Myers Squibb Company............     4,362,287
    *22,300  Merck & Co., Inc........................     3,293,431
    165,600  Pharmacia & Upjohn, Inc.................     9,377,100
    110,500  Warner-Lambert Company..................     8,308,218
                                                       ------------
                                                         38,126,542
                                                       ------------
             INDUSTRIAL MATERIALS -- 3.9%
     64,200  Abitibi-Consolidated, Inc...............       597,862
     20,900  Aluminum Company of America.............     1,558,356
     32,900  BOC Group PLC - Sponsored ADR...........       896,525
     16,400  Bowater, Inc............................       679,575
    *60,300  du Pont (E.I.) de Nemours & Company.....     3,199,668
     12,400  Imperial Chemical ADR...................       433,225
     28,700  Morton International, Inc...............       703,150
     32,200  Temple-Inland, Inc......................     1,909,862
     31,900  Weyerhaeuser Company....................     1,620,918
      9,600  Willamette Industries, Inc..............       321,600
     21,200  Witco Corporation.......................       337,875
                                                       ------------
                                                         12,258,616
                                                       ------------
             MANUFACTURING -- 0.9%
     16,600  Dana Corporation........................       678,525
    *30,400  Minnesota Mining and Manufacturing           2,162,200
              Company................................
                                                       ------------
                                                          2,840,725
                                                       ------------
             MEDIA & SERVICES -- 1.2%
     59,500  Gannett Co., Inc........................     3,938,156
        466  Nielson Media Research Inc..............         8,388
                                                       ------------
                                                          3,946,544
                                                       ------------
             REAL ESTATE -- 2.1%
     52,800  Archstone Communities Trust.............     1,069,200
     28,000  Boston Properties, Inc..................       854,000
     33,100  Kimco Realty Corp. REIT.................     1,313,656
     41,500  Liberty Property Trust REIT.............     1,021,937
     66,300  Spieker Properties, Inc. REIT...........     2,295,637
                                                       ------------
                                                          6,554,430
                                                       ------------
             RETAIL -- 2.7%
    139,500  May Department Stores Company...........     8,422,312
                                                       ------------
             UTILITIES -- 20.6%
     55,900  Ameritech Corporation...................     3,542,662
    *24,200  AT&T Corp...............................     1,821,050
    131,634  Bell Atlantic Corporation...............     7,478,476
    163,200  BellSouth Corp..........................     8,139,600
    *27,850  Columbia Gas System, Inc................     1,608,337
     79,100  DQE, Inc................................     3,475,456

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD DIVIDEND AND GROWTH FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS -- (CONTINUED)
 DECEMBER 31, 1998

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------

COMMON STOCKS -- (CONTINUED)
           UTILITIES -- (CONTINUED)

    *28,700  Duke Energy Corporation.................  $  1,838,593
     69,900  El Paso Energy Corporation..............     2,433,393
    120,300  Endesa S.A..............................     3,248,100
     49,500  Enron Corp..............................     2,824,593
     78,600  GPU, Inc................................     3,473,137
    *20,656  MCI WorldCom, Inc.......................     1,482,068
     22,500  Montana Power Company...................     1,272,656
     71,600  Nipsco Industries, Inc..................     2,179,325
    100,800  Peco Energy Company.....................     4,195,800
     33,100  Powergen PLC Sponsored ADR..............     1,770,850
     36,000  Qwest Trends Trust**....................     1,674,000
    116,500  SBC Communications, Inc.................     6,247,312
     51,000  Sprint Corporation (FON Group)..........     4,290,375
     26,600  Texas Utilities Company.................     1,241,887
     32,400  UtiliCorp United, Inc...................     1,188,675
                                                       ------------
                                                         65,426,345
                                                       ------------
             Total common stocks.....................  $310,099,279
                                                       ------------
                                                       ------------

 PRINCIPAL
  AMOUNT
-----------
CORPORATE NOTES -- 0.1%
             MEDIA & SERVICES -- 0.1%
             CBS Radio, Inc.**
$   270,000    7.00% due 06/30/11....................  $    431,756
                                                       ------------
                                                       ------------

  SHARES
-----------
PREFERRED STOCKS -- 0.2%
             SOFTWARE & SERVICES -- 0.0%
        800  Microsoft Corporation...................  $     78,200
                                                       ------------
             UTILITIES -- 0.2%
      7,400  Texas Utilities Co......................       417,176
                                                       ------------
             Total preferred stocks..................  $    495,376
                                                       ------------
                                                       ------------

 PRINCIPAL
  AMOUNT
-----------
SHORT-TERM SECURITIES -- 3.2%
             REPURCHASE AGREEMENT
$10,295,000  Interest in $1,162,198,000 joint          $ 10,295,000
             repurchase
             agreement dated 12/31/98 with State
              Stree Bank 4.773% due 01/04/99;
              maturity amount $10,300,460
              (Collateralized by $469,031,000 U.S.
              Treasury Notes 4.00% - 7.775% due
              10/31/99 - 02/15/07, $278,664,000 U.S.
              Treasury Bonds 7.875% - 12.75% due
              11/15/10 - 02/15/21, $414,503,000 U.S.
              Treasury Strips (principal) 0.00% due
              02/15/19 - 08/15/21)...................
                                                       ------------
                                                       ------------

                                                    MARKET
                                                     VALUE
                                                 -------------
DIVERSIFICATION OF NET ASSETS:
Total common stocks (cost
 $276,855,656)..........................   97.7% $310,099,279
Total corporate notes (cost $297,366)...    0.1       431,756
Total preferred stocks (cost
 $441,040)..............................    0.2       495,376
Total short-term securities (cost
 $10,295,000)...........................    3.2    10,295,000
                                          -----  -------------
Total investment in securities
 (total cost $287,889,062)..............  101.2   321,321,411
Cash, receivables and other assets......    0.8     2,492,046
Payable for securities purchased........   (1.8)   (5,589,125 )
Payable for Fund shares redeemed........   (0.1)     (342,352 )
Other liabilities.......................   (0.1)     (263,321 )
                                          -----  -------------
Net assets..............................  100.0% $317,618,659
                                          -----  -------------
                                          -----  -------------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 19,520,403 shares
 outstanding......................................  $     19,520
Paid-in surplus...................................   283,900,603
Accumulated undistributed net investment income...       148,410
Accumulated undistributed net realized gains on
 investments......................................       142,750
Unrealized appreciation of investments............    33,432,349
Unrealized depreciation of option contracts
 written (see Note 2)***..........................       (24,973)
                                                    ------------
Net assets........................................  $317,618,659
                                                    ------------
                                                    ------------

Class A
  Net asset value per share ($182,494,685
    DIVIDED BY 10,981,443 shares outstanding)
   (125,000,000 shares authorized)................  $16.62
                                                    ------
                                                    ------
  Maximum offering price ($16.62  DIVIDED BY
   94.5%).........................................  $17.59
                                                    ------
                                                    ------
Class B
  Net asset value per share ($108,344,347
    DIVIDED BY 6,578,232 shares outstanding)
   (75,000,000 shares authorized).................  $16.47
                                                    ------
                                                    ------
Class C
  Net asset value per share ($9,681,555
    DIVIDED BY 936,569 shares outstanding)
   (50,000,000 shares authorized).................  $10.34
                                                    ------
                                                    ------
  Maximum offering price ($10.34  DIVIDED BY
   99.0%).........................................  $10.44
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($17,098,072
    DIVIDED BY 1,024,159 shares outstanding)
   (50,000,000 shares authorized).................  $16.69
                                                    ------
                                                    ------

 * Non-income producing during period.
** Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. As of December 31, 1998, the market value of these securities amounted to $2,105,756 or 0.7% of net assets.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

   ***OPTION CONTRACTS WRITTEN -- NOTE 2 -- OUTSTANDING AT DECEMBER 31, 1998

                                NUMBER OF   EXERCISE      EXPIRATION
DESCRIPTION                     CONTRACTS     PRICE          DATE        MARKET VALUE
------------------------------  ---------   ---------   --------------   -------------
AT&T Corp.                          24        $68.5       January 1999     $  (1,655)
Chevron Corp.                       46           94       January 1999          (902)
Columbia Gas System Co. (The)       28           61       January 1999          (812)
du Pont (E.I.) de Nemours           50           60       January 1999        (2,188)
Duke Energy Corp.                   52           67       January 1999        (1,872)
General Electric Corp.              64          110       January 1999        (6,400)
Merck & Co., Inc.                   25          162       January 1999        (1,724)
Minnesota Mining &
 Manufacturing Company              29           85       January 1999          (725)
Nabisco Holdings Corp.              52           43       January 1999        (7,696)
Newell Co.                         224           40       January 1999       (50,399)
U.S. Bancorp.                      129           41       January 1999        (2,419)
Xerox Corporation                   34          120       January 1999       (15,239)
                                   ---                                   -------------
Total option contracts written
 (cost ($67,058))                  757                                     $ (92,031)
                                   ---                                   -------------
                                   ---                                   -------------

The securities underlying these option contracts are included in the Fund's Statement of Net Assets.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD STOCK FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------
COMMON STOCKS -- 92.3%
             AEROSPACE & DEFENSE -- 1.2%
    130,200  AlliedSignal, Inc.......................  $  5,769,487
                                                       ------------
             COMMUNICATIONS EQUIPMENT -- 4.5%
   *103,400  Cisco Systems, Inc......................     9,596,812
     74,300  Lucent Technologies, Inc................     8,173,000
    *70,000  Tellabs, Inc............................     4,799,375
                                                       ------------
                                                         22,569,187
                                                       ------------
             COMPUTERS & OFFICE
             EQUIPMENT -- 4.6%
    125,000  Compaq Computer Corporation.............     5,242,187
     50,000  International Business Machines Corp....     9,237,500
     71,800  Xerox Corporation.......................     8,472,400
                                                       ------------
                                                         22,952,087
                                                       ------------
             CONSUMER NON-DURABLES -- 3.9%
     33,700  Estee Lauder Companies - Class A........     2,881,350
     88,500  Gillette Company (The)..................     4,275,656
     80,300  Kimberly-Clark Corporation..............     4,376,350
     88,000  Proctor & Gamble Co.....................     8,035,500
                                                       ------------
                                                         19,568,856
                                                       ------------
             CONSUMER SERVICES -- 2.8%
     75,000  Eastman Kodak Company...................     5,400,000
    110,000  McDonald's Corporation..................     8,428,765
                                                       ------------
                                                         13,828,765
                                                       ------------
             ELECTRONICS -- 6.8%
   *157,800  Analog Devices, Inc.....................     4,950,975
    154,100  General Electric Company................    15,727,831
     82,300  Intel Corporation.......................     9,757,693
     46,300  Sony Corporation........................     3,322,025
                                                       ------------
                                                         33,758,524
                                                       ------------
             ENERGY & SERVICES -- 6.2%
    117,300  Anadarko Petroleum Corporation..........     3,621,637
   *210,100  Conoco, Inc.............................     4,385,837
    134,800  Exxon Corporation.......................     9,857,250
     94,400  Royal Dutch Petroleum ADR...............     4,519,400
    110,000  Schlumberger Ltd........................     5,073,750
    123,200  Unocal Corporation......................     3,595,900
                                                       ------------
                                                         31,053,774
                                                       ------------
             FINANCIAL SERVICES -- 14.3%
     80,350  American International Group, Inc.......     7,763,818
    241,200  Associates First Capital Corporation....    10,220,850
    200,499  Citigroup, Inc..........................     9,924,700
     60,000  First Union Corporation.................     3,648,750
    154,500  Franklin Resources, Corp................     4,944,000
    183,200  Marsh & McLennan Companies, Inc.........    10,705,750
     69,600  Mellon Bank Corporation.................     4,785,000
    137,700  Merrill Lynch & Co., Inc................     9,191,475
    100,800  State Street Corporation................     7,011,900
     83,700  U.S. Bancorp............................     2,971,350
                                                       ------------
                                                         71,167,593
                                                       ------------
             FOOD, BEVERAGE & TOBACCO -- 2.7%
    180,800  Philip Morris Co., Inc..................     9,672,800

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------

           FOOD, BEVERAGE & TOBACCO -- (CONTINUED)

     48,100  Unilever United States, Inc.............  $  3,989,293
                                                       ------------
                                                         13,662,093
                                                       ------------
             HEALTH CARE -- 14.1%
    117,300  Abbott Laboratories.....................     5,747,700
    150,000  American Home Products Corporation......     8,446,875
     90,300  Baxter International, Inc...............     5,807,418
   *143,400  Boston Scientific Corporation...........     3,844,912
    206,000  Columbia/HCA Healthcare Corporation.....     5,098,500
     73,400  Johnson & Johnson.......................     6,156,425
     54,400  Merck & Co., Inc........................     8,034,200
     37,800  Pfizer, Inc.............................     4,741,537
     91,900  Pharmacia & Upjohn, Inc.................     5,203,837
     95,900  Service Corporation International.......     3,650,193
    144,150  ServiceMaster Company (The).............     3,180,309
     60,000  SmithKline Beecham PLC ADR..............     4,170,000
     78,500  Warner-Lambert Company..................     5,902,218
                                                       ------------
                                                         69,984,124
                                                       ------------
             INDUSTRIAL MATERIALS -- 4.5%
     58,000  Aluminum Company of America.............     4,324,625
     48,500  Dow Chemical Company....................     4,410,468
     72,000  du Pont (E.I.) de Nemours & Compnay.....     3,820,500
    129,100  Praxair, Inc............................     4,550,775
   *100,100  Sealed Air Corporation..................     5,111,356
                                                       ------------
                                                         22,217,724
                                                       ------------
             MANUFACTURING -- 0.8%
     90,000  Caterpillar, Inc........................     4,140,000
                                                       ------------
             MEDIA & SERVICES -- 5.5%
   *100,000  AirTouch Communications, Inc............     7,212,500
    142,500  CBS Corporation.........................     4,666,875
    170,000  Gannett Co., Inc........................    11,251,875
    138,600  Walt Disney Company (The)...............     4,158,000
                                                       ------------
                                                         27,289,250
                                                       ------------
             RETAIL -- 7.4%
    123,000  CVS Corporation.........................     6,765,000
    159,500  Gap, Inc. (The).........................     8,971,875
    120,000  Home Depot, Inc. (The)..................     7,342,500
    *94,500  Staples, Inc............................     4,128,468
    116,500  Wal-Mart Stores, Inc....................     9,487,468
                                                       ------------
                                                         36,695,311
                                                       ------------
             SOFTWARE & SERVICES -- 5.1%
     61,500  Automatic Data Processing, Inc..........     4,931,531
    *70,000  Computer Sciences Corp..................     4,510,625
    128,300  First Data Corporation..................     4,065,506
    *83,900  Microsoft Corporation...................    11,635,881
                                                       ------------
                                                         25,143,543
                                                       ------------
             TRANSPORTATION -- 2.6%
    *90,200  AMR Corporation.........................     5,355,625
    179,900  Southwest Airlines Co...................     4,036,506
     79,000  Union Pacific Corporation...............     3,559,937
                                                       ------------
                                                         12,952,068
                                                       ------------
             UTILITIES -- 5.3%
     25,000  Ameritech Corporation...................     1,584,375

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------

COMMON STOCKS -- (CONTINUED)
           UTILITIES -- (CONTINUED)

     96,100  Bell Atlantic Corporation...............  $  5,459,681
   *163,878  MCI WorldCom, Inc.......................    11,758,246
    141,600  SBC Communications, Inc.................     7,593,300
                                                       ------------
                                                         26,395,602
                                                       ------------
             Total common stocks.....................  $459,147,988
                                                       ------------
                                                       ------------
PREFERRED STOCKS -- 0.1%
             INDUSTRIAL MATERIALS -- 0.1%
     12,500  Monsanto Company........................  $    612,500
                                                       ------------
                                                       ------------
 PRINCIPAL
  AMOUNT
-----------
SHORT-TERM SECURITIES -- 9.2%
             REPURCHASE AGREEMENT
$45,807,000  Interest in $1,162,198,000 joint          $ 45,807,000
             repurchase
             agreement dated 12/31/98 with State
              Street Bank 4.773% due 01/04/99;
              maturity amount $45,831,293
              (Collateralized by $469,031,000 U.S.
              Treasury Notes 4.00% - 7.775% due
              10/31/99 - 02/15/07, $278,664,000 U.S.
              Treasury Bonds 7.875% - 12.75% due
              11/15/10 - 02/15/21, $414,503,000 U.S.
              Treasury Strips (principal) 0.00% due
              02/15/19 - 08/15/21)...................
                                                       ------------
                                                       ------------

DIVERSIFICATION OF NET ASSETS:
Total common stocks (cost
 $384,696,035)..........................   92.3% $459,147,988
Total preferred stocks (cost
 $500,000)..............................    0.1       612,500
Total short-term securities (cost
 $45,807,000)...........................    9.2    45,807,000
                                          -----  ------------
Total investment in securities (total
 cost $431,003,035).....................  101.6   505,567,488
Cash, receivables and other assets......    1.8     8,855,708
Payable for securities purchased........   (3.3)  (16,383,147)
Payable for Fund shares redeemed........   (0.1)     (407,036)
Other liabilities.......................   (0.0)     (244,269)
                                          -----  ------------
Net assets..............................  100.0% $497,388,744
                                          -----  ------------
                                          -----  ------------


                                                    MARKET
                                                    VALUE
                                                 ------------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $.001 per share;
 300,000,000 shares authorized; 27,030,602 shares
 outstanding......................................  $     27,031
Paid-in surplus...................................   423,259,212
Distribution in excess of net realized gains on
 investments......................................      (462,352)
Unrealized appreciation of investments............    74,564,453
                                                    ------------
Net assets........................................  $497,388,744
                                                    ------------
                                                    ------------

Class A
  Net asset value per share ($268,226,261
    DIVIDED BY 13,616,983 shares outstanding)
   (125,000,000 shares authorized)................  $19.70
                                                    ------
                                                    ------
  Maximum offering price ($19.70  DIVIDED BY
   94.5%).........................................  $20.85
                                                    ------
                                                    ------
Class B
  Net asset value per share ($185,204,765
    DIVIDED BY 9,566,493 shares outstanding)
   (75,000,000 shares authorized).................  $19.36
                                                    ------
                                                    ------
Class C
  Net asset value per share ($36,038,533
    DIVIDED BY 3,449,096 shares outstanding)
   (50,000,000 shares authorized).................  $10.45
                                                    ------
                                                    ------
  Maximum offering price ($10.45  DIVIDED BY
   99.0%).........................................  $10.56
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($7,919,185
    DIVIDED BY 398,030 shares outstanding)
   (50,000,000 shares authorized).................  $19.89
                                                    ------
                                                    ------

* Non-income producing during period.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD CAPITAL APPRECIATION FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------
COMMON STOCKS -- 95.6%
             AEROSPACE & DEFENSE -- 3.1%
    200,000  AlliedSignal, Inc.......................  $  8,862,500
    157,500  Precision Castparts Corporation.........     6,969,375
    110,000  Raytheon Co. Class A....................     5,685,625
                                                       ------------
                                                         21,517,500
                                                       ------------
             BUSINESS SERVICES -- 2.9%
   *321,000  Cendant Corporation.....................     6,119,062
   *462,500  Computer Learning Centers, Inc..........     3,092,968
   *555,000  Corporation Geo Sa de C.V.-Class B......     1,540,888
   *151,000  Getty Images, Inc.......................     2,595,312
   *193,000  Ingram Micro, Inc.......................     6,730,875
                                                       ------------
                                                         20,079,105
                                                       ------------
             CLOSED END INVESTMENT
             COMPANY -- 0.4%
    445,000  Morgan Stanley Asia Pacific Fund........     3,115,000
                                                       ------------
             COMMUNICATIONS EQUIPMENT -- 4.9%
   *461,400  ADC Telecommunications, Inc.............    16,033,650
   *125,000  ATMI, Inc...............................     3,156,250
   *150,000  General Instrument Corporation..........     5,090,625
    155,000  Harris Corporation......................     5,676,875
   *300,000  Pairgain Technologies, Inc..............     2,306,250
     80,000  Scientific-Atlanta, Inc.................     1,825,000
                                                       ------------
                                                         34,088,650
                                                       ------------
             COMPUTERS & OFFICE
             EQUIPMENT -- 0.5%
    *88,500  NCR Corporation.........................     3,694,875
                                                       ------------
             CONSUMER NON-DURABLES -- 3.5%
   *286,400  Ivex Packaging Corp.....................     6,658,800
   *270,000  Smithfield Foods, Inc...................     9,146,250
   *190,000  Timberland Company (The)................     8,656,875
                                                       ------------
                                                         24,461,925
                                                       ------------
             CONSUMER SERVICES -- 4.8%
   *140,000  Anchor Gaming...........................     7,892,500
   *300,000  Cheesecake Factory Incorporated (The)...     8,896,875
   *160,000  Sun International Hotels Ltd............     7,270,000
    430,000  Starwood Hotels & Resorts...............     9,755,625
                                                       ------------
                                                         33,815,000
                                                       ------------
             ELECTRONICS -- 7.5%
   *150,000  Analog Devices, Inc.....................     4,706,250
   *500,000  Clare (C.P.) Corporation................     2,562,500
   *194,400  Credence Systems Corporation............     3,596,400
   *350,000  Kent Electronics Corp...................     4,462,512
   *100,000  Maxim Integrated Products, Inc..........     4,368,750
    125,000  Phillips N.V. ADR.......................     8,460,937
    190,000  Siemans AG..............................    12,491,556
   *270,000  Teradyne, Inc...........................    11,441,250
                                                       ------------
                                                         52,090,155
                                                       ------------
             ENERGY & SERVICES -- 3.0%
     69,500  British Petroleum PLC ADR...............     6,228,937
    100,000  Eni Ads.................................     6,775,000
   *259,200  McDermott (J. Ray) S.A..................     6,334,200
     60,000  Transocean Offshore, Inc................     1,608,750
                                                       ------------
                                                         20,946,887
                                                       ------------

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------

             FINANCIAL SERVICES -- 8.1%
    280,000  Ace Ltd.................................  $  9,642,500
    275,000  American Bankers Insurance Group, Inc...    13,303,125
   *490,000  Annuity and Life Re (Holdings), Ltd.....    13,230,000
    158,250  Citigroup, Inc..........................     7,833,375
   *176,300  FIRSTPLUS Financial Group, Inc..........       484,825
    250,000  NAC Re Corp.............................    11,734,375
                                                       ------------
                                                         56,228,200
                                                       ------------
             FOOD, BEVERAGE & TOBACCO -- 2.5%
   *570,000  General Cigar Holdings, Inc.............     4,951,875
    110,000  Philip Morris Co., Inc..................     5,885,000
   *281,100  United Natural Foods, Inc...............     6,781,537
                                                       ------------
                                                         17,618,412
                                                       ------------
             HEALTH CARE -- 12.2%
   *224,700  Agouron Pharmaceuticals, Inc............    13,201,125
   *337,600  Boston Scientific Corporation...........     9,051,900
    275,000  Columbia/HCA Healthcare Corporation.....     6,806,250
   *319,900  Genzyme Corporation.....................    15,915,025
    290,000  ICN Pharmaceuticals, Inc................     6,561,250
    *86,400  IDEC Pharmaceuticals Corporation........     4,060,800
   *100,700  Immunex Corporation.....................    12,669,318
    174,600  Pharmacia & Upjohn, Inc.................     9,886,725
   *300,000  PSS World Medical, Inc..................     6,900,000
                                                       ------------
                                                         85,052,393
                                                       ------------
             INDUSTRIAL MATERIALS -- 0.2%
    155,000  Titanium Metals Corporation.............     1,317,500
                                                       ------------
             MANUFACTURING -- 1.6%
   *147,800  Covance, Inc............................     4,304,675
    550,000  Helix Technology Corporation............     7,150,000
                                                       ------------
                                                         11,454,675
                                                       ------------
             MEDIA & SERVICES -- 9.9%
    *95,000  America Online, Inc.....................    13,751,250
   *272,100  American Tower Corporation..............     8,043,956
   *324,300  Capstar Broadcasting Corporation........     7,418,362
   *200,000  Chancellor Media Corp...................     9,575,000
 *2,000,000  Rogers Communications Class B...........    17,774,108
   *343,200  Univision Communications, Inc...........    12,419,550
                                                       ------------
                                                         68,982,226
                                                       ------------
             REAL ESTATE -- 1.4%
   *300,000  Beacon Properties Corporation**.........     4,800,000
    240,000  LNR Property Corporation................     4,785,000
                                                       ------------
                                                          9,585,000
                                                       ------------
             RETAIL -- 7.1%
   *270,000  Abercrombie & Fitch Co..................    19,102,500
   *400,000  CompUSA, Inc............................     5,225,000
   *145,500  Consolidated Stores, Inc................     2,937,281
   *100,000  Finish Line, Inc. (The)-Class A.........       800,000
   *206,300  Hot Topic, Inc..........................     2,656,112
    360,000  Intimate Brands, Inc....................    10,755,000
    *97,300  United Rentals (North America), Inc.....     3,223,062
    200,000  Warnaco Group, Inc. (The)-Class A.......     5,050,000
                                                       ------------
                                                         49,748,955
                                                       ------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                          MARKET
  SHARES                                                  VALUE
-----------                                            ------------

COMMON STOCKS -- (CONTINUED)

             SOFTWARE & SERVICES -- 10.5%
   *499,600  Activision, Inc.........................  $  5,558,050
   *350,000  Avant! Corporation......................     5,600,000
    200,000  First Data Corporation..................     6,337,500
   *466,500  Learning Company, Inc. (The)............    12,099,843
   *349,800  Mobius Management Systems, Inc..........     5,203,275
   *190,000  Peerless Systems Corporation............     1,615,000
   *645,000  Pegasystems, Inc........................     2,680,781
   *165,000  Policy Management Systems Corporation...     8,332,500
   *650,000  Rational Software Corporation...........    17,225,000
   *605,200  Unigraphics Solutions, Inc..............     8,775,400
                                                       ------------
                                                         73,427,349
                                                       ------------
             TRANSPORTATION -- 6.3%
    329,500  Air Express International Corporation...     7,166,625
    *76,800  AMR Corporation.........................     4,560,000
   *187,200  Atlas Air, Inc..........................     9,161,100
   *486,900  Jevic Transportation, Inc...............     3,834,337
    310,000  Robinson (C.H.) Worldwide, Inc..........     8,040,625
    200,000  Sea Containers, Ltd.....................     5,987,500
    194,600  Swift Transportation Co., Inc...........     5,454,881
                                                       ------------
                                                         44,205,068
                                                       ------------
             UTILITIES -- 2.6%
    196,000  COMSAT Corporation......................     7,056,000
     84,100  Enron Corp..............................     4,798,956
   *380,000  Intermedia Communications, Inc..........     6,555,000
                                                       ------------
                                                         18,409,956
                                                       ------------
             WASTE MANAGEMENT -- 2.6%
   *782,600  Newpark Resources, Inc..................     5,331,462
   *125,000  Superior Services, Inc..................     2,507,812
    224,750  Waste Management, Inc...................    10,478,968
                                                       ------------
                                                         18,318,242
                                                       ------------
             Total common stocks.....................  $668,157,073
                                                       ------------
                                                       ------------

 PRINCIPAL
  AMOUNT
-----------
CORPORATE BONDS -- 0.8%
             INDUSTRIAL MATERIALS -- 0.8%
$10,000,000  American Pad & Paper                      $  5,700,000
               13.00% due 11/15/05...................
                                                       ------------
                                                       ------------
PREFERRED STOCKS -- 1.4%
             CONSUMER SERVICES -- 0.1%
   *193,536  SGW Holdings Corporation***.............  $    483,840
                                                       ------------
             TRANSPORTATION -- 1.3%
    200,000  Union Pacific Capital Trust**...........     9,250,000
                                                       ------------
             Total preferred stocks..................  $  9,733,840
                                                       ------------
                                                       ------------
SHORT-TERM SECURITIES -- 4.2%
             REPURCHASE AGREEMENT
 28,824,000  Interest in $1,162,198,000 joint          $ 28,824,000
             repurchase
             agreement dated 12/31/98 with State
              Street Bank 4.773% due 01/04/99;
              maturity amount $28,839,286
              (Collateralized by $469,031,000 U.S.
              Treasury Notes 4.00% - 7.775% due
              10/31/99 - 02/15/07, $278,664,000 U.S.
              Treasury Bonds 7.875% - 12.75% due
              11/15/10 - 02/15/21, $414,503,000 U.S.
              Treasury Strips (principal) 0.00% due
              02/15/19 - 08/15/21)...................
                                                       ------------
                                                       ------------

                                                     MARKET
                                                     VALUE
                                                  ------------
DIVERSIFICATION OF NET ASSETS:
Total common stocks (cost
 $630,851,782)..........................    95.6% $668,157,073
Total corporate bonds (cost
 $5,486,586)............................     0.8     5,700,000
Total preferred stocks (cost
 $11,958,001)...........................     1.4     9,733,840
Total short-term securities (cost
 $28,824,000)...........................     4.2    28,824,000
                                          ------  ------------
Total investment in securities
 (total cost $677,120,369)..............   102.0   712,414,913
Cash, receivables and other assets......     1.5    10,385,136
Payable for securities purchased........    (3.0)  (21,200,006)
Payable for Fund shares redeemed........    (0.5)   (2,789,853)
Other liabilities.......................    (0.0)     (171,511)
                                          ------  ------------
Net assets..............................   100.0% $698,638,678
                                          ------  ------------
                                          ------  ------------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 35,187,971 shares
 outstanding......................................  $     35,188
Paid-in surplus...................................   677,286,052
Distribution in excess of net investment income...       (20,872)
Distribution in excess of net realized gains on
 investments......................................   (13,958,753)
Unrealized appreciation of investments............    35,294,544
Unrealized appreciation on translation of other
 assets and liabilities in foreign currencies.....         2,519
                                                    ------------
Net assets........................................  $698,638,678
                                                    ------------
                                                    ------------

Class A
  Net asset value per share ($364,951,142
    DIVIDED BY 17,874,840 shares outstanding)
   (125,000,000 shares authorized)................  $20.42
                                                    ------
                                                    ------
  Maximum offering price ($20.42  DIVIDED BY
   94.5%).........................................  $21.61
                                                    ------
                                                    ------
Class B
  Net asset value per share ($290,756,112
    DIVIDED BY 14,479,774 shares outstanding)
   (75,000,000 shares authorized).................  $20.08
                                                    ------
                                                    ------
Class C
  Net asset value per share ($15,231,448
    DIVIDED BY 1,492,402 shares outstanding)
   (50,000,000 shares authorized).................  $10.21
                                                    ------
                                                    ------
  Maximum offering price ($10.21  DIVIDED BY
   99.0%).........................................  $10.31
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($27,699,976
    DIVIDED BY 1,340,955 shares outstanding)
   (50,000,000 shares authorized).................  $20.66
                                                    ------
                                                    ------

 * Non-income producing during period.
 ** Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally by qualified institutional buyers. As of December 31, 1998, the market value of these securities amounted to $14,050,000 or 2.0% of net assets.
*** Restricted Security (see Note 2).

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD SMALL COMPANY FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                        MARKET
  SHARES                                                 VALUE
----------                                            -----------
COMMON STOCKS -- 90.8%
            AEROSPACE & DEFENSE -- 0.9%
    16,000  Primex Technologies, Inc................  $   680,000
                                                      -----------
            BUSINESS SERVICES -- 3.8%
   *21,500  Iron Mountain, Inc......................      775,343
   *35,600  Pierce Leahy Corp.......................      907,800
    30,400  U.S. Satellite Broadcasting.............      418,000
   *19,200  Young & Rubicam, Inc....................      621,600
                                                      -----------
                                                        2,722,743
                                                      -----------
            COMMUNICATIONS EQUIPMENT -- 6.9%
   *35,500  ADC Telecommunications, Inc.............    1,233,625
  *114,000  Advanced Fibre Communications...........    1,246,875
   *25,300  Com21, Inc..............................      531,300
   *34,000  Crown Castle International Corp.........      799,000
   *10,600  E-Tek Dynamics, Inc.....................      283,550
   *14,200  VeriSign, Inc...........................      839,575
                                                      -----------
                                                        4,933,925
                                                      -----------
            COMPUTERS & OFFICE EQUIPMENT -- 3.4%
   *36,500  Data General Corporation................      599,968
   *47,000  Sequent Computer Systems, Inc...........      566,937
    20,000  Symbol Technologies, Inc................    1,278,750
                                                      -----------
                                                        2,445,655
                                                      -----------
            CONSUMER NON-DURABLES -- 4.4%
   *70,300  Ivex Packaging Corp.....................    1,634,475
   *44,200  Smithfield Foods, Inc...................    1,497,275
                                                      -----------
                                                        3,131,750
                                                      -----------
            CONSUMER SERVICES -- 0.4%
    *9,200  Cheesecake Factory Inc. (The)...........      272,837
                                                      -----------
            ELECTRONICS -- 12.4%
   *65,000  Analog Devices, Inc.....................    2,039,375
   *36,300  Cognex Corporation......................      726,000
   *50,200  Conexant Systems, Inc...................      840,850
    34,200  General Cable Corporation...............      701,100
    17,500  Kuhlman Corporation.....................      662,812
   *15,000  Maxim Integrated Products, Inc..........      655,312
   *23,500  Quanta Services, Inc....................      518,468
   *32,700  SCI Systems, Inc........................    1,888,425
   *21,000  Teradyne, Inc...........................      889,875
                                                      -----------
                                                        8,922,217
                                                      -----------
            ENERGY & SERVICES -- 1.6%
   *40,000  Marine Drilling Company, Inc............      307,500
   *14,300  McDermott (J. Ray) S.A..................      349,456
    40,000  Pogo Producing Company..................      520,000
                                                      -----------
                                                        1,176,956
                                                      -----------
            FINANCIAL SERVICES -- 7.1%
   *19,400  Annuity And Life Re (Holdings), Ltd.....      523,800
    25,500  Capital Re Corporation..................      511,593
    29,700  Heller Financial, Inc...................      872,437
     6,600  Jefferies Group, Inc....................      327,525
    12,900  Metzler Group, Inc. (The)...............      628,068
    13,600  NAC Re Corp.............................      638,350
    11,455  Reinsurance Group of America, Inc.......      801,850

                                                        MARKET
  SHARES                                                 VALUE
----------                                            -----------

          FINANCIAL SERVICES -- (CONTINUED)

   *55,400  Scottish Annuity & Life Holdings,         $   761,750
            Ltd.....................................
                                                      -----------
                                                        5,065,373
                                                      -----------
            FOOD, BEVERAGE & TOBACCO -- 0.6%
   *18,400  United Natural Foods, Inc...............      443,900
                                                      -----------
            HEALTH CARE -- 9.4%
    22,400  Agouron Pharmaceuticals, Inc............    1,316,000
    15,500  Allergan, Inc...........................    1,003,625
    21,000  Bergen Brunswig Corporation.............      732,375
    27,000  Genzyme Corporation.....................    1,343,250
   *42,000  Haemonetics Corporation.................      955,500
   *20,000  IDX Systems Corporation.................      880,000
   *14,300  Trigon Healthcare, Inc..................      533,568
                                                      -----------
                                                        6,764,318
                                                      -----------
            MANUFACTURING -- 0.7%
   *16,200  Covance, Inc............................      471,825
                                                      -----------
            MEDIA & SERVICES -- 10.2%
   *37,900  American Tower Corporation..............    1,120,418
   *40,700  Capstar Broadcasting Corporation........      931,012
  *135,000  Rogers Communications, Inc..............    1,198,125
    39,700  Stewart Enterprises, Inc................      883,325
   *21,100  United Video Satellite Group, Inc.......      498,487
   *43,900  Univision Communications, Inc...........    1,588,631
   *21,000  Valasis Communications, Inc.............    1,084,125
                                                      -----------
                                                        7,304,123
                                                      -----------
            RETAIL -- 6.1%
   *21,800  Abercrombie & Fitch Co..................    1,542,350
   *26,500  Borders Group, Inc......................      660,843
   *49,500  CompUSA, Inc............................      646,593
    *6,700  Ethan Allen Interiors, Inc..............      274,700
   *34,000  Stage Stores, Inc.......................      318,750
   *20,000  Whole Foods Market, Inc.................      967,500
                                                      -----------
                                                        4,410,736
                                                      -----------
            SOFTWARE & SERVICES -- 16.8%
    34,000  Aspen Technologies, Inc.................      493,000
   *19,700  Bisys Group, Inc. (The).................    1,017,012
   *15,600  Brio Technolgy, Inc.....................      275,925
   *40,100  Cognos, Inc.............................    1,002,500
    27,000  Cyberian Outpost, Inc...................      742,500
  *111,100  Learning Company, Inc. (The)............    2,881,671
     5,500  Lycos, Inc..............................      305,593
    21,100  National Computer Systems, Inc..........      780,700
   *20,600  Peerless Systems Corporation............      175,100
   *24,200  Policy Management Systems Corporation...    1,222,100
   *52,600  Rational Software Corporation...........    1,393,900
   *25,500  Safeguard Scientifics, Inc..............      699,656
   *20,500  Sterling Software, Inc..................      554,781
    *8,000  Veritas Software Corp...................      479,500
                                                      -----------
                                                       12,023,938
                                                      -----------
            TRANSPORTATION -- 5.1%
   *24,100  Atlas Air, Inc..........................    1,179,393
   *26,600  Mesaba Holdings, Inc....................      548,625
    22,000  Robinson (C.H.) Worldwide, Inc..........      570,625
   *25,200  Swift Transportation Co., Inc...........      706,387

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                        MARKET
  SHARES                                                 VALUE
----------                                            -----------

COMMON STOCKS -- (CONTINUED)
          TRANSPORTATION -- (CONTINUED)

    38,300  Werner Enterprises, Inc.................  $   677,431
                                                      -----------
                                                        3,682,461
                                                      -----------
            UTILITIES -- 1.0%
   *23,300  Access Worldwide Communication, Inc.....      195,137
    32,000  Intermedia Communications, Inc..........      552,000
                                                      -----------
                                                          747,137
                                                      -----------
            Total common stocks.....................  $65,199,894
                                                      -----------
                                                      -----------
PREFERRED STOCKS -- 0.0%
            CONSUMER SERVICES -- 0.0%
    *8,612  SGW Holdings Corporation**..............  $    21,530
                                                      -----------
                                                      -----------
PRINCIPAL
  AMOUNT
----------
SHORT-TERM SECURITIES -- 4.9%
            REPURCHASE AGREEMENT
$3,489,000  Interest in $1,162,198,000 joint          $ 3,489,000
            repurchase
            agreement dated 12/31/98 with State
            Street Bank 4.773% due 01/04/99;
             maturity amount $3,490,850
             (Collateralized by $469,031,000 U.S.
             Treasury Notes 4.00% - 7.775% due
             10/31/99 - 02/15/07, $278,664,000 U.S.
             Treasury Bonds 7.875% - 12.75% due
             11/15/10 - 02/15/21, $414,503,000 U.S.
             Treasury Strips (principal) 0.00% due
             02/15/19 - 08/15/21)...................
                                                      -----------
                                                      -----------

STATEMENT OF ASSETS AND LIABILITIES
ASSETS
Investment in securities, at value (total cost
 $57,915,878) - see accompanying portfolio........  $68,710,424
Receivable for investment securities sold.........    3,979,376
Receivable for Fund shares sold...................      745,355
Receivable for dividends and interest.............       18,315
Cash and other assets.............................          411
Deferred organizational costs, net................       19,329
                                                    -----------
Total assets......................................  $73,473,210
                                                    -----------
                                                    -----------
LIABILITIES
Investment securities purchased...................  $ 1,619,866
Payable for Fund shares redeemed..................       75,356
Other accrued expenses............................       21,975
Payable to The Hartford Life Insurance Co.........       19,329
                                                    -----------
Total liabilities.................................    1,736,526
                                                    -----------
Net assets........................................  $71,736,684
                                                    -----------
                                                    -----------

                                                      MARKET
                                                       VALUE
                                                    -----------
SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 5,456,870 shares
 outstanding......................................  $     5,457
Paid-in surplus...................................   65,300,624
Accumulated undistributed net investment income...          831
Distribution in excess of net realized gains on
 investments......................................   (4,364,805)
Unrealized appreciation of investments............   10,794,546
Unrealized appreciation on translation of other
 assets and liabilities in foreign currencies.....           31
                                                    -----------
Net assets........................................  $71,736,684
                                                    -----------
                                                    -----------

Class A
  Net asset value per share ($37,623,380
    DIVIDED BY 2,826,146 shares outstanding)
   (125,000,000 shares authorized)................  $13.31
                                                    ------
                                                    ------
  Maximum offering price ($13.31  DIVIDED BY
   94.5%).........................................  $14.08
                                                    ------
                                                    ------
Class B
  Net asset value per share ($18,344,502
    DIVIDED BY 1,401,653 shares outstanding)
   (75,000,000 shares authorized).................  $13.09
                                                    ------
                                                    ------
Class C
  Net asset value per share ($2,764,566
    DIVIDED BY 263,760 shares outstanding)
   (50,000,000 shares authorized).................  $10.48
                                                    ------
                                                    ------
  Maximum offering price ($10.48  DIVIDED BY
   99.0%).........................................  $10.59
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($13,004,236
    DIVIDED BY 965,311 shares outstanding)
   (50,000,000 shares authorized).................  $13.47
                                                    ------
                                                    ------

 * Non-income producing during period.
** Restricted security (see Note 2).

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD INTERNATIONAL OPPORTUNITIES FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                          MARKET
   SHARES                                                  VALUE
------------                                            -----------
COMMON STOCKS -- 94.8%
              AUSTRALIA -- 4.5%
     *41,019  AMP Ltd.**..............................  $   520,170
      81,851  Australia & New Zealand Banking.........      536,180
      22,724  News Corp. Ltd..........................      150,251
     254,061  Pasminco Ltd............................      193,235
      14,297  Rio Tinto Ltd...........................      169,728
      10,500  Schlumberger Ltd........................      484,312
     *41,498  Telstra Corporation Ltd.................      194,208
      91,359  WMC Ltd.................................      275,696
                                                        -----------
                                                          2,523,780
                                                        -----------
              BRAZIL -- 0.4%
      *6,400  Embratel Participacoes S.A..............       89,200
      *3,700  Telesp Celular Participacoes S.A........       64,755
   3,400,000  Telesp Participacoes S.A................       77,387
                                                        -----------
                                                            231,342
                                                        -----------
              CANADA -- 0.5%
       5,400  Canadian National Railway Company.......      280,125
                                                        -----------
              DENMARK -- 1.5%
       9,300  Unidanmark AS-A Shares (Reg.)...........      840,232
                                                        -----------
              FINLAND -- 2.1%
      19,590  Metsa-Serla Class B Shares..............      160,564
       8,430  Nokia AB OYJ Class A Shares.............    1,032,258
                                                        -----------
                                                          1,192,822
                                                        -----------
              FRANCE -- 15.0%
       2,408  AGF - Assurance Generale de France......      143,893
       7,650  Alcatel.................................      936,733
       5,750  Axa.....................................      833,784
      13,305  Banque National de Paris**..............    1,096,124
       3,510  Casino Guichard-Perrachon S.A...........      365,703
       3,000  Compagnie de Saint-Gobain S.A...........      423,737
       7,470  Compagnie Financiere de Paribas.........      649,511
       3,440  Elf Aquitaine...........................      397,822
       4,360  France Telecom S.A......................      346,551
         520  Groupe Danone...........................      148,943
       3,780  Renault S.A.............................      169,849
       3,721  Rhone-Poulenc - A Shares................      191,578
       2,250  Suez Lyonnaise des Eaux.................      462,405
       8,120  Total S.A. - B Shares...................      822,755
       5,520  Vivendi.................................    1,432,865
                                                        -----------
                                                          8,422,253
                                                        -----------
              GERMANY -- 7.2%
         640  Allianz AG..............................      238,248
      11,630  Bayer AG................................      488,445
      *4,100  DaimlerChrysler AG......................      407,409
      21,230  Hoechst AG..............................      878,249
         940  Karstadt AG.............................      492,145
       8,330  Mannesmann AG...........................      964,024
       8,620  Siemans AG..............................      566,722
                                                        -----------
                                                          4,035,242
                                                        -----------
              GREECE -- 0.2%
      *4,600  Panafon S.A.**..........................      123,195
                                                        -----------
              HONG KONG -- 1.4%
      41,000  Cheung Kong Holdings Ltd................      295,048
      *2,400  China Telecom (Hong Kong) Ltd...........       83,405

                                                          MARKET
   SHARES                                                  VALUE
------------                                            -----------

            HONG KONG -- (CONTINUED)

     *72,200  China Telecom (Hong Kong) Ltd...........  $   124,884
      36,000  Sun Hung Kai Properties.................      262,552
                                                        -----------
                                                            765,889
                                                        -----------
              ITALY -- 4.0%
      99,300  Banca Commerciale Italiana S.p.A........      686,533
      99,700  ENI S.p.A...............................      653,020
     104,888  Telecom Italia S.p.A....................      896,917
                                                        -----------
                                                          2,236,470
                                                        -----------
              JAPAN -- 11.0%
       3,300  Advantest Corporation...................      209,474
      78,000  Asahi Bank Ltd..........................      286,290
       7,000  Bridgestone Corp........................      159,180
      54,000  Fuji Bank, Ltd..........................      199,154
       7,000  Fuji Machine Manufacturing Co...........      221,549
       9,000  Fuji Photo Film Co., Ltd................      335,116
       8,000  Kao Corporation.........................      180,856
       2,600  Mabuchi Motor Co., Ltd..................      199,385
       9,000  Matsumotokiyoshi........................      348,680
       3,000  Matsushita Communication Industrial           141,759
              Co., Ltd................................
      23,000  NEC Corporation.........................      212,063
       3,600  Nichiei Co., Ltd........................      287,242
          90  NTT Mobile Communication                      371,021
              Network, Inc.**.........................
      40,000  Olympus Optical Co., Ltd................      460,652
       4,000  Rohm Company Ltd........................      364,904
      96,000  Sakura Bank Ltd.........................      220,432
       8,100  Sony Corporation........................      591,001
       4,000  Takeda Chemical Industries Ltd..........      154,259
       2,100  Takefuji Corp...........................      153,595
      12,000  Tokyo Style Co..........................      121,705
      98,000  Toshiba Corporation.....................      584,716
       5,500  Uni-Charm Corp..........................      258,429
       3,000  Yamanouchi Pharmaceuticals Co., Ltd.....       96,811
                                                        -----------
                                                          6,158,273
                                                        -----------
              MEXICO -- 0.3%
       3,100  Telefonos de Mexico S.A. ADR............      150,931
                                                        -----------
              NETHERLANDS -- 7.7%
       3,300  Aegon N.V...............................      405,495
      11,000  Gucci Group NV..........................      534,880
       7,666  ING Groep N.V...........................      467,720
       6,400  Koninklijke Ahold N.V...................      236,674
      12,100  Philips Electronics N.V.................      812,397
       5,500  Royal Dutch Petroleum Company...........      274,022
      *3,400  STMicroelectronics N.V..................      265,412
      16,815  TNT Post Group N.V......................      542,081
       8,700  Unilever N.V. CVA.......................      744,058
                                                        -----------
                                                          4,282,739
                                                        -----------
              SOUTH AFRICA -- 0.1%
       1,900  De Beers-Centenary Linked-UT............       24,223
                                                        -----------
              SPAIN -- 3.3%
       5,500  Banco Santander S.A.....................      109,463
      38,700  ENDESA - Empresa Nacional de                1,026,964
              Electricidad S.A........................

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                          MARKET
   SHARES                                                  VALUE
------------                                            -----------

COMMON STOCKS -- (CONTINUED)
            SPAIN -- (CONTINUED)

       3,300  Repsol S.A..............................  $   176,310
       4,126  Telefonica de Espana S.A................      558,543
                                                        -----------
                                                          1,871,280
                                                        -----------
              SWEDEN -- 4.5%
       3,700  Hennes & Mauritz AB.....................      302,188
      70,020  Nordbanken Holding AB...................      449,203
      27,520  Pharmacia & Upjohn......................    1,541,424
      10,070  Telefonaktiebolaget LM Ericsson               239,775
              Class B.................................
                                                        -----------
                                                          2,532,590
                                                        -----------
              SWITZERLAND -- 4.9%
         405  Holderbank Financiere Glarus AG               479,460
              (Bearer)................................
         147  Nestle S.A..............................      320,011
         200  Novartis................................      393,161
          40  Roche Holdings AG Genusss...............      488,102
       1,430  Swisscom AG.............................      598,660
       1,590  UBS AG..................................      488,524
                                                        -----------
                                                          2,767,918
                                                        -----------
              TAIWAN -- 0.6%
     *21,530  Taiwan Semiconductor ADR................      305,456
                                                        -----------
              UNITED KINGDOM -- 25.6%
      28,300  Allied Domecq PLC.......................      257,322
      57,440  Allied Irish Banks PLC..................    1,022,584
      38,200  Bank of Scotland........................      456,340
      94,200  Billiton PLC............................      187,297
      37,900  BOC Group PLC...........................      554,910
      82,900  British American Tobacco PLC............      735,851
      57,834  British Petroleum Co., PLC..............      863,130
      32,000  British Telecommunications PLC..........      481,570
     *23,300  Cable & Wireless PLC....................      213,022
      24,000  Cadbury Schweppes PLC...................      408,895
      79,200  Compass Group PLC.......................      906,597
      40,288  Diageo PLC..............................      452,795
      21,000  Glaxo Wellcome PLC......................      720,109
       4,400  Granada Group PLC.......................       78,075
      11,400  Great Universal Stores PLC..............      119,399
       9,600  HSBC Holdings PLC.......................      261,469
       7,400  Imperial Chemical Industries PLC........       63,899
      30,200  National Westminster Bank PLC...........      581,857
      72,900  Next PLC................................      591,899
      30,400  Orange PLC..............................      352,795
       8,300  Powergen PLC............................      109,371
      97,300  Rentokil Initial PLC....................      727,685
      50,400  Scottish Power PLC......................      516,130
     144,000  Siebe PLC...............................      565,425
      90,485  SmithKline Beecham PLC..................    1,269,879
      45,100  Standard Chartered PLC..................      520,759
      64,200  Vodafone Group PLC......................    1,040,387
       6,900  Zeneca Group PLC........................      301,355
                                                        -----------
                                                         14,360,806
                                                        -----------
              Total common stocks.....................  $53,105,566
                                                        -----------
                                                        -----------

 PRINCIPAL                                                MARKET
   AMOUNT                                                  VALUE
------------                                            -----------
SHORT-TERM SECURITIES -- 4.5%
              U.S. TREASURY BILLS -- 0.3%
$    100,000  3.59% due 01/14/99......................  $    99,870
      50,000  3.80% due 01/14/99......................       49,931
                                                        -----------
                                                            149,801
                                                        -----------
              REPURCHASE AGREEMENT -- 4.2%
   2,340,000  Interest in $1,162,198,000 joint            2,340,000
              repurchase
              agreement dated 12/31/98 with State
               Street Bank 4.773% due 01/04/99;
               maturity amount $2,341,241
               (Collateralized by $469,031,000 U.S.
               Treasury Notes 4.00% - 7.775% due
               10/31/99 - 02/15/07, $278,664,000 U.S.
               Treasury Bonds 7.875% - 12.75% due
               11/15/10 - 02/15/21, $414,503,000 U.S.
               Treasury Strips (principal) 0.00% due
               02/15/19 - 08/15/21)...................
                                                        -----------
              Total short-term securities.............  $ 2,489,801
                                                        -----------
                                                        -----------

DIVERSIFICATION OF NET ASSETS:
Total common stocks (cost
 $48,189,228)...........................   94.8% $53,105,566
Total short-term securities (cost
 $2,489,801)............................    4.5    2,489,801
                                          -----  -----------
Total investment in securities (total
 cost $50,679,029)......................   99.3   55,595,367
Cash, receivables and other assets......    0.9      522,226
Payable for Fund shares redeemed........   (0.1)     (40,827)
Other liabilities.......................   (0.1)     (56,178)
                                          -----  -----------
Net assets..............................  100.0% $56,020,588
                                          -----  -----------
                                          -----  -----------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 4,746,637 shares
 outstanding......................................  $     4,747
Paid-in surplus...................................   53,685,184
Accumulated undistributed net investment income...       73,679
Distribution in excess of net realized gains on
 investments......................................   (2,616,612)
Unrealized appreciation of investments............    4,916,338
Unrealized depreciation of forward foreign
 currency contracts (see Note 2)***...............      (46,311)
Unrealized appreciation on translation of other
 assets and liabilities in foreign currencies.....        3,563
                                                    -----------
Net assets........................................  $56,020,588
                                                    -----------
                                                    -----------

Class A
  Net asset value per share ($32,014,370
    DIVIDED BY 2,691,654 shares outstanding)
   (125,000,000 shares authorized)................  $11.89
                                                    ------
                                                    ------
  Maximum offering price ($11.89  DIVIDED BY
   94.5%).........................................  $12.58
                                                    ------
                                                    ------
Class B
  Net asset value per share ($11,766,898
    DIVIDED BY 1,003,228 shares outstanding)
   (75,000,000 shares authorized).................  $11.73
                                                    ------
                                                    ------
Class C
  Net asset value per share ($1,379,136
    DIVIDED BY 144,180 shares outstanding)
   (50,000,000 shares authorized).................  $ 9.57
                                                    ------
                                                    ------
  Maximum offering price ($9.57  DIVIDED BY
   99.0%).........................................  $ 9.67
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($10,860,184
    DIVIDED BY 907,575 shares outstanding)
   (50,000,000 shares authorized).................  $11.97
                                                    ------
                                                    ------

 * Non-income producing during period.
** Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers. As of December 31, 1998 the market value of these securities amounted to $1,590,340 or 2.8% of net assets.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD INTERNATIONAL OPPORTUNITIES FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS -- (CONTINUED)
 DECEMBER 31, 1998

   ***FORWARD FOREIGN CURRENCY CONTRACTS -- OUTSTANDING AT DECEMBER 31, 1998

                                                                            UNREALIZED
                                    TOTAL        AGGREGATE    DELIVERY     APPRECIATION
DESCRIPTION                     MARKET VALUE    FACE VALUE      DATE      (DEPRECATION)
------------------------------  -------------   -----------   ---------   --------------
Japanese Yen (Sell)                $223,174       $220,243    01/13/99       $  (2,931)
Japanese Yen (Sell)                 693,011        652,144    01/13/99         (40,867)
Japanese Yen (Sell)                 444,588        442,075    01/13/99          (2,513)
                                                                          --------------
                                                                             $ (46,311)
                                                                          --------------
                                                                          --------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD MIDCAP FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                     MARKET
SHARES                                                VALUE
-------                                            -----------
COMMON STOCKS -- 98.4%
         AEROSPACE & DEFENSE -- 0.9%
*18,280  Loral Space & Communications............  $   325,612
                                                   -----------
         BUSINESS SERVICES -- 8.1%
*14,950  Ingram Micro, Inc.......................      521,381
*25,950  Iron Mountain, Inc......................      935,821
*21,000  Pierce Leahy Corp.......................      535,500
 *5,000  Robert Half International Inc...........      222,500
 17,300  Viad Corp...............................      525,487
 *8,700  Young & Rubicam, Inc....................      281,662
                                                   -----------
                                                     3,022,351
                                                   -----------
         COMMUNICATIONS EQUIPMENT -- 1.5%
*11,400  ADC Telecommunications, Inc.............      396,150
 *3,700  Network Appliance, Inc..................      166,500
                                                   -----------
                                                       562,650
                                                   -----------
         COMPUTERS & OFFICE EQUIPMENT -- 3.5%
*11,400  Affiliated Computer Services, Inc.......      513,000
*11,800  NCR Corporation.........................      492,650
 *8,700  Unisys Corporation......................      299,606
                                                   -----------
                                                     1,305,256
                                                   -----------
         CONSUMER NON-DURABLES -- 1.8%
  3,200  Black & Decker Corporation..............      179,419
 18,800  Miller (Herman) Inc.....................      505,250
                                                   -----------
                                                       684,669
                                                   -----------
         CONSUMER SERVICES -- 5.1%
 *7,800  Devry, Inc..............................      238,875
 10,075  Galileo International, Inc..............      438,262
 11,355  Hertz Corporation.......................      518,071
 17,200  Sodexho Marriott Services, Inc..........      476,225
 *4,300  Starbucks Corporation...................      241,337
                                                   -----------
                                                     1,912,770
                                                   -----------
         ELECTRONICS -- 6.8%
*16,820  Analog Devices, Inc.....................      527,727
 10,200  Linear Technology Corporation...........      913,537
*15,200  Maxim Integrated Products, Inc..........      664,050
 *7,200  Sanmina Corporation.....................      450,000
                                                   -----------
                                                     2,555,314
                                                   -----------
         FINANCIAL SERVICES -- 15.5%
 16,935  Ace Ltd.................................      583,199
 10,190  City National Corporation...............      424,158
 15,810  Equifax, Inc............................      540,504
 15,570  Franklin Resources, Corp................      498,240
 17,600  Heller Financial, Inc...................      517,000
 11,140  Legg Mason, Inc.........................      351,606
  7,183  Old Kent Financial Corporation..........      334,009
*16,000  Sabre Group Holdings....................      712,000
 11,350  State Street Corporation................      789,534
 17,200  T. Rowe Price Associates, Inc...........      589,100
  8,100  Unum Corporation........................      472,837
                                                   -----------
                                                     5,812,187
                                                   -----------
         FOOD, BEVERAGE & TOBACCO -- 1.6%
*15,700  Keebler Foods Company...................      590,712
                                                   -----------

                                                     MARKET
SHARES                                                VALUE
-------                                            -----------

         HEALTH CARE -- 12.4%
 12,350  Biomet, Inc.............................  $   497,087
 *5,100  Forest Laboratories, Inc................      271,256
 *2,500  Genentech, Inc..........................      199,218
*18,200  Health Management Associates, Inc.......      393,575
 *9,670  Human Genome Sciences, Inc..............      343,889
 *6,500  Immunex Corporation.....................      817,781
  4,350  Perkin-Elmer Corporation................      424,396
 27,700  ServiceMaster Company (The).............      611,131
 11,600  Stryker Corporation.....................      638,725
 *9,050  Sunrise Assisted Living, Inc............      469,468
                                                   -----------
                                                     4,666,526
                                                   -----------
         INDUSTRIAL MATERIALS -- 3.7%
 36,600  Abitibi-Consolidated, Inc...............      340,837
  4,900  Phelps Dodge Corporation................      249,287
*15,700  Sealed Air Corporation..................      801,681
                                                   -----------
                                                     1,391,805
                                                   -----------
         MANUFACTURING -- 3.2%
*23,850  Covance, Inc............................      694,631
  9,100  Danaher Corporation.....................      494,243
                                                   -----------
                                                     1,188,874
                                                   -----------
         MEDIA & SERVICES -- 11.8%
*33,225  American Tower Corporation..............      982,214
 *9,600  Lamar Advertising Company...............      357,600
 14,590  Outdoor Systems, Inc....................      437,700
  4,500  Scripps (E.W.) Co.......................      223,875
 21,720  Stewart Enterprises, Inc................      483,270
*18,200  Tele-Communications, Inc................      838,337
*30,700  Univision Communications, Inc...........    1,110,956
                                                   -----------
                                                     4,433,952
                                                   -----------
         RETAIL -- 9.7%
 *1,100  Amazon.com, Inc.........................      353,375
  7,680  CVS Corporation.........................      422,400
 39,600  Dollar General Corporation..............      935,550
 10,200  Gucci Group NV..........................      495,975
*12,300  Papa John's International, Inc..........      542,737
 *9,720  Staples, Inc............................      424,642
 *9,700  Whole Foods Market, Inc.................      469,237
                                                   -----------
                                                     3,643,916
                                                   -----------
         SOFTWARE & SERVICES -- 9.7%
*12,740  Bisys Group, Inc. (The).................      657,702
*26,000  CBT Corp................................      386,750
 *7,930  Ceridan Corporation.....................      553,613
   *700  eBay, Inc...............................      168,875
 19,900  First Data Corporation..................      630,581
*11,740  Policy Management Systems Corporation...      592,870
*25,200  Rational Software Corporation...........      667,800
                                                   -----------
                                                     3,658,191
                                                   -----------
         TRANSPORTATION -- 1.3%
 22,270  Southwest Airlines Co...................      499,683
                                                   -----------
         UTILITIES -- 1.8%
*13,200  Intermedia Communications, Inc..........      227,700

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD MIDCAP FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS -- (CONTINUED)
 DECEMBER 31, 1998

                                                     MARKET
SHARES                                                VALUE
-------                                            -----------

COMMON STOCKS -- (CONTINUED)
         UTILITIES -- (CONTINUED)

*14,300  McLeodUSA Incorporated..................  $   446,875
                                                   -----------
                                                       674,575
                                                   -----------
         Total common stocks.....................  $36,929,043
                                                   -----------
                                                   -----------

PRINCIPAL
  AMOUNT
----------
SHORT-TERM SECURITIES -- 0.0%
             REPURCHASE AGREEMENT
             Interest in $1,162,198,000 joint
             repurchase
             agreement dated 12/31/98 with State
             Street Bank 4.773% due 01/04/99;
              maturity amount $10,005 (Collateralized
              by $469,031,000 U.S. Treasury Notes
              4.00% - 7.775% due 10/31/99 - 02/15/07,
              $278,664,000 U.S. Treasury Bonds 7.875%
              - 12.75% due 11/15/10 - 02/15/21,
              $414,503,000 U.S. Treasury Strips
              (principal) 0.00% due 02/15/19 -
              08/15/21)..............................
  $10,000                                              $     10,000
                                                       ------------
                                                       ------------

STATEMENT OF ASSETS AND LIABILITIES
ASSETS
Investment in securities, at value
 (total cost $32,167,069) - see accompanying
 portfolio........................................  $36,939,043
Receivable for securities sold....................    4,223,682
Receivable for Fund shares sold...................      320,578
Receivable for dividends and interest.............       13,013
Cash and other assets.............................       11,961
                                                    -----------
Total assets......................................  $41,508,277
                                                    -----------
                                                    -----------
LIABILITIES
Payable for securities purchased..................  $ 3,916,045
Payable for Fund shares redeemed..................       67,446
                                                    -----------
Total liabilities.................................    3,983,491
                                                    -----------
Net assets, applicable to $0.001 per share based
 on 3,064,711 shares outstanding (300,000,000
 authorized)......................................  $37,524,786
                                                    -----------
                                                    -----------

                                                      MARKET
                                                       VALUE
                                                    -----------
SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 3,064,711 shares
 outstanding......................................  $     3,065
Paid-in surplus...................................   32,794,366
Distribution in excess of net realized gains on
 investments......................................      (44,619)
Unrealized appreciation of investments............    4,771,974
                                                    -----------
Net assets........................................  $37,524,786
                                                    -----------
                                                    -----------

Class A
  Net asset value per share ($24,294,465
    DIVIDED BY 1,974,455 shares outstanding)
   (125,000,000 shares authorized)................  $12.30
                                                    ------
                                                    ------
  Maximum offering price ($12.30  DIVIDED BY
   94.5%).........................................  $13.02
                                                    ------
                                                    ------
Class B
  Net asset value per share ($8,402,992
    DIVIDED BY 687,667 shares outstanding)
   (75,000,000 shares authorized).................  $12.22
                                                    ------
                                                    ------
Class C
  Net asset value per share ($1,077,208
    DIVIDED BY 99,054 shares outstanding)
   (50,000,000 shares authorized).................  $10.87
                                                    ------
                                                    ------
  Maximum offering price ($10.87  DIVIDED BY
   99.0%).........................................  $10.98
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($3,750,121
    DIVIDED BY 303,535 shares outstanding)
   (50,000,000 shares authorized).................  $12.35
                                                    ------
                                                    ------

* Non-income producing during period.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD GROWTH AND INCOME FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                      MARKET
 SHARES                                                VALUE
--------                                            -----------
COMMON STOCKS -- 95.3%
          AEROSPACE & DEFENSE -- 3.2%
   3,100  Allied Signal, Inc......................  $   137,368
   2,100  Lockheed Martin Corporation.............      177,975
   2,700  United Technologies Corporation.........      293,625
                                                    -----------
                                                        608,968
                                                    -----------
          BUSINESS SERVICES -- 1.0%
   1,400  Fluor Corporation.......................       59,587
  *3,900  Snyder Communications, Inc..............      131,625
                                                    -----------
                                                        191,212
                                                    -----------
          COMMUNICATIONS EQUIPMENT -- 2.8%
  *3,200  Cisco Systems, Inc......................      297,000
   1,900  Lucent Technologies, Inc................      209,000
    *750  Sprint Corporation (PCS Group)..........       17,343
                                                    -----------
                                                        523,343
                                                    -----------
          COMPUTERS & OFFICE EQUIPMENT -- 6.3%
   5,800  Compaq Computer Corporation.............      243,237
  *1,400  Dell Computer Corporation...............      102,462
  *1,700  EMC Corporation.........................      144,500
  *1,000  Gateway 2000, Inc.......................       51,187
   1,800  Hewlett-Packard Company.................      122,962
   2,100  International Business Machines               387,975
          Corporation.............................
   1,600  Sun Microsystems, Inc...................      137,000
                                                    -----------
                                                      1,189,323
                                                    -----------
          CONSUMER DURABLES -- 2.0%
   3,900  Ford Motor Company......................      228,881
   2,000  General Motors Corporation..............      143,125
                                                    -----------
                                                        372,006
                                                    -----------
          CONSUMER NON-DURABLES -- 2.0%
   1,200  Leggett & Platt, Inc....................       26,400
   3,800  Procter & Gamble Co.....................      346,987
                                                    -----------
                                                        373,387
                                                    -----------
          CONSUMER SERVICES -- 2.5%
   5,700  Darden Restaurants, Inc.................      102,600
   3,000  Eastman Kodak Company...................      216,000
   2,000  McDonald's Corporation..................      153,250
                                                    -----------
                                                        471,850
                                                    -----------
          ELECTRONICS -- 6.0%
  *2,600  Analog Devices, Inc.....................       81,575
   3,200  General Electric Company................      326,600
   3,900  Intel Corporation.......................      462,393
   1,300  Texas Instruments, Inc..................      111,231
   3,600  York International Corp.................      146,925
                                                    -----------
                                                      1,128,724
                                                    -----------
          ENERGY & SERVICES -- 4.7%
  *1,500  Conoco, Inc.............................       31,312
     700  Exxon Corporation.......................       51,187
  *2,600  Friede Goldman International, Inc.......       29,575
   6,800  Noble Affiliates, Inc...................      167,450
   3,700  Royal Dutch Petroleum...................      177,137
   1,800  Sunoco, Inc.............................       64,912
  19,900  Union Pacific Resources Group, Inc......      180,343

                                                      MARKET
 SHARES                                                VALUE
--------                                            -----------

         ENERGY & SERVICES -- (CONTINUED)

   5,900  USX Corporation.........................  $   177,737
                                                    -----------
                                                        879,653
                                                    -----------
          FINANCIAL SERVICES -- 15.3%
     400  American Express Company................       40,900
   1,700  American International Group, Inc.......      164,262
   4,000  Associates First Capital Corporation....      169,500
   2,900  CIGNA Corporation.......................      224,206
   8,150  Citigroup, Inc..........................      403,449
   2,000  City National Corporation...............       83,250
   3,200  Cullen/Frost Bankers, Inc...............      175,600
   2,400  Edwards (A.G.) & Sons, Inc..............       89,400
   3,100  Federal Home Loan Mortgage                    199,756
          Corporation.............................
   5,700  Federal National Mortgage Association...      421,800
   2,300  FINOVA Group, Inc. (The)................      124,056
   2,100  Marsh & McLennan Companies, Inc.........      122,718
   2,700  Mercantile Bankshares Corporation.......      103,950
   2,100  NAC Re Corp.............................       98,568
   3,100  National City Corporation...............      224,750
   6,800  Pacific Century Financial Corporation...      165,750
     800  Reinsurance Group of America, Inc.......       56,000
                                                    -----------
                                                      2,867,915
                                                    -----------
          FOOD, BEVERAGE & TOBACCO -- 6.0%
   5,800  Anheuser-Busch Companies, Inc...........      380,625
     800  Coca-Cola Company, (The)................       53,500
   1,900  Heinz (H.J.) Company....................      107,587
   4,400  Interstate Bakeries Corp................      116,325
   6,500  Philip Morris Co., Inc..................      347,750
   1,500  Unilever United States Inc..............      124,406
                                                    -----------
                                                      1,130,193
                                                    -----------
          HEALTH CARE -- 12.2%
   9,300  Abbott Laboratories.....................      455,700
   6,600  American Home Products Corporation......      371,662
  *1,600  Amgen, Inc..............................      167,300
     800  Baxter International, Inc...............       51,450
   3,800  Bergen Brunswig Corporation.............      132,525
  *4,500  Boston Scientific Corporation...........      120,656
     600  Bristol-Myers Squibb Company............       80,287
   5,600  Columbia/HCA Healthcare Corporation.....      138,600
  *4,300  Genzyme Corporation.....................      213,925
    *302  Genzyme Molecular Oncology..............          981
   3,400  HBO & Company...........................       97,537
     400  Merck & Co., Inc........................       59,075
   1,400  Pharmacia & Upjohn, Inc.................       79,275
   4,300  Warner-Lambert Company..................      323,306
                                                    -----------
                                                      2,292,279
                                                    -----------
          INDUSTRIAL MATERIALS -- 3.5%
   4,900  Air Products & Chemicals, Inc...........      196,000
   2,000  Aluminum Company of America.............      149,125
   5,900  Engelhard Corporation...................      115,050
   1,100  Georgia-Pacific Corporation.............       64,418
   1,900  Minerals Technologies, Inc..............       77,781
  *1,000  Sealed Air Corporation..................       51,062
                                                    -----------
                                                        653,436
                                                    -----------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD GROWTH AND INCOME FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS -- (CONTINUED)
 DECEMBER 31, 1998

                                                      MARKET
 SHARES                                                VALUE
--------                                            -----------

COMMON STOCKS -- (CONTINUED)

          MEDIA & SERVICES -- 2.4%
  *2,500  AirTouch Communications, Inc............  $   180,312
    *600  America Online, Inc.....................       86,850
   2,700  Gannett Co., Inc........................      178,706
                                                    -----------
                                                        445,868
                                                    -----------
          REAL ESTATE -- 0.5%
   4,000  Starwood Hotels & Resorts...............       90,750
                                                    -----------
          RETAIL -- 6.3%
   2,800  Dayton-Hudson Corp......................      151,900
   4,300  Dollar General Corporation..............      101,587
   3,750  Gap, Inc. (The).........................      210,937
   1,100  Home Depot, Inc. (The)..................       67,306
   2,000  May Department Stores Company...........      120,750
   6,400  Wal-Mart Stores, Inc....................      521,200
                                                    -----------
                                                      1,173,680
                                                    -----------
          SOFTWARE & SERVICES -- 5.8%
  *1,900  Bisys Group, Inc. (The).................       98,087
  *1,100  BMC Software, Inc.......................       49,018
   4,100  First Data Corporation..................      129,918
  *5,300  Microsoft Corporation...................      735,043
  *2,800  Sterling Software, Inc..................       75,775
                                                    -----------
                                                      1,087,841
                                                    -----------
          UTILITIES -- 12.8%
   2,070  ALLTEL Corp.............................      123,811
   3,200  Ameritech Corporation...................      202,800
   3,200  AT&T Corp...............................      240,800
   4,800  Bell Atlantic Corporation...............      272,700
   8,600  BellSouth Corp..........................      428,925
   5,800  Central & South West Corp...............      159,137
   4,100  DQE, Inc................................      180,143
   2,500  El Paso Energy Corporation..............       87,031
   4,800  GPU, Inc................................      212,100
   6,700  SBC Communications, Inc.................      359,287
   1,600  Sprint Corporation (FON Group)..........      134,600
                                                    -----------
                                                      2,401,334
                                                    -----------
          Total common stocks (cost                 $17,881,762
          $15,553,655)............................
                                                    -----------
                                                    -----------

PRINCIPAL
 AMOUNT
--------
SHORT-TERM SECURITIES -- 3.9%
          REPURCHASE AGREEMENT
$723,000  Interest in $1,162,198,000 joint          $   723,000
          repurchase
          agreement dated 12/31/98 with State
          Street Bank 4.773% due 01/04/99;
           maturity amount $723,383
           (Collateralized by $469,031,000 U.S.
           Treasury Notes 4.00% - 7.775% due
           10/31/99 - 02/15/07, $278,664,000 U.S.
           Treasury Bonds 7.875% - 12.75% due
           11/15/10 - 02/15/21, $414,503,000 U.S.
           Treasury Strips (principal) 0.00% due
           02/15/19 - 08/15/21)...................
                                                    -----------
                                                    -----------

                                                   MARKET
                                                    VALUE
                                                 -----------
DIVERSIFICATION OF NET ASSETS:
Total common stocks (cost
 $15,553,655)...........................   95.3% $17,881,762
Total short-term securities (cost
 $723,000)..............................    3.9      723,000
                                          -----  -----------
Total investment in securities
 (total cost $16,276,655)...............   99.2   18,604,762
Cash, receivables and other assets......    2.9      549,017
Other assets............................    0.1       21,187
Payable for securities purchased........   (2.2)    (403,587)
Payable for Fund shares redeemed........   (0.0)      (1,101)
                                          -----  -----------
Net assets..............................  100.0% $18,770,278
                                          -----  -----------
                                          -----  -----------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 1,646,243 shares
 outstanding......................................  $     1,646
Paid-in surplus...................................   16,569,933
Distribution in excess of net realized gains on
 investments......................................     (142,973)
Unrealized appreciation of investments............    2,328,107
Unrealized appreciation of futures contracts**....       13,565
                                                    -----------
Net assets........................................  $18,770,278
                                                    -----------
                                                    -----------

Class A
  Net asset value per share ($11,120,296
    DIVIDED BY 971,363 shares outstanding)
   (125,000,000 shares authorized)................  $11.45
                                                    ------
                                                    ------
  Maximum offering price ($11.45  DIVIDED BY
   94.5%).........................................  $12.12
                                                    ------
                                                    ------
Class B
  Net asset value per share ($3,537,848
    DIVIDED BY 309,991 shares outstanding)
   (75,000,000 shares authorized).................  $11.41
                                                    ------
                                                    ------
Class C
  Net asset value per share ($3,725,893
    DIVIDED BY 331,236 shares outstanding)
   (50,000,000 shares authorized).................  $11.25
                                                    ------
                                                    ------
  Maximum offering price ($11.25  DIVIDED BY
   99.0%).........................................  $11.36
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($386,242  DIVIDED BY
   33,653 shares outstanding) (50,000,000 shares
   authorized)....................................  $11.48
                                                    ------
                                                    ------

 * Non-income producing during period.
** The Fund had 1 Standard & Poor's 500 March 1999 futures contract open as of
   December 31, 1998. This contract had a value of $311,375 as of December 31, 1998 and was collateralized by $13,500 of cash.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD HIGH YIELD FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

PRINCIPAL                                                 MARKET
  AMOUNT                                                  VALUE
----------                                             ------------
COLLATERALIZED MORTGAGE OBLIGATIONS -- 0.7%
 $100,000    DLJ Commercial Mortgage Corp., Series
              1998-CF1 Class B2
               7.33% due 01/15/10....................  $     94,414
                                                       ------------
                                                       ------------

  SHARES
----------
CONVERTIBLE PREFERRED STOCK -- 1.4%
             UTILITIES -- 1.4%
    8,000    Coastal Finance Corp....................  $    197,000
                                                       ------------
                                                       ------------
PRINCIPAL
  AMOUNT
----------
CORPORATE NOTES -- 88.5%
             CONSUMER NON-DURABLES -- 0.3%
 $ 50,000    Revlon Consumer Products Corp.
               8.625% due 02/01/08...................  $     45,500
                                                       ------------
             CONSUMER SERVICES -- 2.6%
  150,000    Regal Cinemas, Inc.
                9.50% due 06/01/08...................       156,000
  200,000    Six Flags Entertainment Corp.
               8.875% due 04/01/06...................       205,250
                                                       ------------
                                                            361,250
                                                       ------------
             ELECTRONICS -- 3.2%
  100,000    Advanced Micro Devices
               11.00% due 08/01/03...................       106,500
   75,000    AES Corp. Senior Subordinated Note
               10.25% due 07/15/06...................        81,000
   50,000    AES Corp. Senior Subordinated Note
                8.00% due 12/31/08...................        49,506
  200,000    Calpine Corp.
                9.25% due 02/01/04...................       210,000
                                                       ------------
                                                            447,006
                                                       ------------
             ENERGY & SERVICES -- 8.2%
  150,000    Belco Oil & Gas Corp.
                8.875% due 09/15/07..................       138,000
  125,000    Clark Refining & Marketing, Inc.
                8.375% due 11/15/07..................       117,500
   50,000    Coda Energy Group
                10.50% due 04/01/06..................        49,500
   50,000    Gulf Canada Resources Ltd.
                8.375% due 11/15/05..................        49,250
  100,000    Gulf Canada Resources Ltd.
                9.625% due 07/01/05..................        99,750
  103,000    Nuevo Energy Co.
                 9.50% due 04/15/06..................        99,910
  100,000    Ocean Energy, Inc.
               10.375% due 10/15/05..................       104,000
  150,000    R & B Falcon Corp.
                10.25% due 05/15/03..................       158,250
  100,000    R & B Falcon Corp.
                7.375% due 04/15/18..................        81,132
   25,000    R & B Falcon Corp.
                 9.50% due 12/15/08..................        24,968
  100,000    Tesoro Petroleum Corp.
                 9.00% due 07/01/08..................        97,000
PRINCIPAL                                                 MARKET
  AMOUNT                                                  VALUE
----------                                             ------------

CORPORATE NOTES -- (CONTINUED)
         ENERGY & SERVICES -- (CONTINUED)

 $150,000    Tuboscope, Inc.
               7.50% due 02/15/08....................  $    136,500
                                                       ------------
                                                          1,155,760
                                                       ------------
             FINANCIAL SERVICES -- 1.1%
   50,000    Conseco, Inc.
                7.875% due 12/15/00..................        49,585
  100,000    Trizec Finance Ltd.
               10.875% due 10/15/05..................       106,250
                                                       ------------
                                                            155,835
                                                       ------------
             FOOD, BEVERAGE & TOBACCO -- 4.4%
  250,000    Agrilink Foods, Inc.
               11.875% due 11/01/08..................       254,375
  200,000    Chiquita Brands International, Inc.
                10.25% due 11/01/06..................       207,500
  100,000    Keebler Corp.
                10.75% due 07/01/06..................       111,500
   50,000    Nabisco (RJR) Holdings Corp.
                 8.75% due 07/15/07..................        50,488
                                                       ------------
                                                            623,863
                                                       ------------
             FUNERAL/CEMETERY SERVICES -- 0.9%
  150,000    Loewen Group International, Inc.
                 7.60% due 06/01/08..................       120,750
                                                       ------------
             HEALTH CARE -- 3.3%
  250,000    Columbia/HCA Healthcare Corp.
                 9.00% due 12/15/14..................       260,080
  100,000    Owens & Minor, Inc.
               10.875% due 06/01/06..................       107,500
  100,000    Tenet Healthcare Corp.
                8.625% due 12/01/03..................       105,515
                                                       ------------
                                                            473,095
                                                       ------------
             HOME BUILDING -- 2.6%
   50,000    DEL Webb Corp.
               9.375% due 05/01/09...................        49,000
  100,000    MDC Holdings, Inc.
               8.375% due 02/01/08...................        98,000
  100,000    Toll Corp.
                8.75% due 11/15/06...................       102,500
  125,000    Toll Corp.
                7.75% due 09/15/07...................       124,687
                                                       ------------
                                                            374,187
                                                       ------------
             HOTELS & GAMING -- 6.4%
  125,000    Circus Circus Enterprises, Inc.
                9.25% due 12/01/05...................       126,250
  150,000    Circus Circus Enterprises, Inc.
               7.625% due 07/15/13...................       134,569
   50,000    Harrah's Operating Co., Inc.
               7.875% due 12/15/05...................        50,554
   50,000    Host Marriott Travel Plaza
                9.50% due 05/15/05...................        51,125
   50,000    La Quinta Motor Inns
                7.25% due 03/15/04...................        46,090
  200,000    MGM Grand, Inc.
               6.875% due 02/06/08...................       186,818

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD HIGH YIELD FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS -- (CONTINUED)
 DECEMBER 31, 1998

PRINCIPAL                                                 MARKET
  AMOUNT                                                  VALUE
----------                                             ------------

CORPORATE NOTES -- (CONTINUED)
         HOTELS & GAMING -- (CONTINUED)

 $175,000    Park Place Entertainment Corp.
               7.875% due 12/15/05...................  $    175,218
  150,000    Starwood Hotels & Resorts
               7.375% due 11/15/15...................       132,848
                                                       ------------
                                                            903,472
                                                       ------------
             INDUSTRIAL -- 18.2%
  175,000    Agriculture Minerals and Chemicals Co.
                10.75% due 09/30/03..................       177,625
  150,000    Allied Waste Industries, Inc.
                7.625% due 01/01/06..................       150,750
   13,000    American Standard, Inc.
               10.875% due 05/15/99..................        13,032
   50,000    AMR Corp.
                10.00% due 03/07/01..................        54,009
  300,000    Arco Chemical Co.
                 9.80% due 02/01/20..................       301,962
   75,000    Big Flower Press Holdings, Inc.
                8.625% due 12/01/08..................        75,750
  100,000    Borden Chemical, Inc.
                 9.50% due 05/01/05..................        83,000
  100,000    Call-Net Enterprises, Inc.
                 8.00% due 08/15/08..................        96,500
  175,000    Container Corp. of America
                11.25% due 05/01/04..................       182,000
  100,000    Domtar, Inc.
                 8.75% due 08/01/06..................       103,000
  250,000    Fisher Scientific International, Inc.
                 9.00% due 02/01/08..................       250,000
  200,000    Huntsman Corp.
                 9.50% due 07/01/07..................       199,000
  125,000    ISP Holdings, Inc.
                 9.00% due 10/15/03..................       131,562
  125,000    Jones Intercable, Inc.
                9.625% due 03/15/02..................       134,375
  100,000    RCN Corp.
                10.00% due 10/15/07..................        95,500
  125,000    Stone Container Corp.
                12.58% due 08/01/16..................       133,750
   55,000    Terra Industries, Inc.
                10.50% due 06/15/05..................        56,650
  100,000    UNISYS Corp.
                7.875% due 04/01/08..................       108,500
  150,000    UNISYS Corp.
                12.00% due 04/15/03..................       168,000
   70,000    WMX Corp.
                10.50% due 04/15/05..................        65,100
                                                       ------------
                                                          2,580,065
                                                       ------------
             MANUFACTURING -- 1.4%
  125,000    AGCO Corp.
               8.50% due 03/15/06....................       121,250
   75,000    Hayes Lemmerz International, Inc.
               8.25% due 12/15/08....................        74,261
                                                       ------------
                                                            195,511
                                                       ------------
             MEDIA & SERVICES -- 7.6%
  200,000    Chancellor Media Corp. of Los Angeles
                 8.75% due 06/15/07..................       205,000
PRINCIPAL                                                 MARKET
  AMOUNT                                                  VALUE
----------                                             ------------

         MEDIA & SERVICES -- (CONTINUED)

 $175,000    Fox Family Worldwide, Inc.
                 9.25% due 11/01/07..................  $    173,250
  150,000    Fox/Liberty Networks LLC
                8.875% due 08/15/07..................       153,000
  100,000    Hollinger International Publishing, Inc.
                 9.25% due 02/01/06..................       105,500
  250,000    Primedia, Inc.
                10.25% due 06/01/04..................       262,500
  230,000    TCI Satellite Entertainment, Inc.
               10.875% due 02/15/07..................        75,900
  100,000    Time Warner Telecom LLC
                 9.75% due 07/15/08..................       105,000
                                                       ------------
                                                          1,080,150
                                                       ------------
             PACKAGING & CONTAINERS -- 0.8%
  115,000    Ball Corp.
               8.25% due 08/01/08....................       119,600
                                                       ------------
             RETAIL -- 2.1%
  125,000    Carr-Gottstein Foods Co.
               12.00% due 11/15/05...................       143,437
   43,000    Jitney-Jungle Stores of America, Inc.
               12.00% due 03/01/06...................        47,945
   47,000    KMart Corp.
               12.50% due 03/01/05...................        58,824
   50,000    Saks, Inc.
                8.25% due 11/15/08...................        53,000
                                                       ------------
                                                            303,206
                                                       ------------
             SHIPBUILDING -- 0.7%
  100,000    Newport News Shipbuilding
               9.25% due 12/01/06....................       105,750
                                                       ------------
             TELECOMMUNICATIONS -- 16.0%
  147,000    Adelphia Communications Corp.
                9.25% due 10/01/02...................       155,085
  100,000    Centennial Cellular Corp.
               10.75% due 12/15/08...................       100,015
  225,000    Charter Communication International
               11.25% due 03/15/06...................       253,125
  200,000    Comcast Cellular Holdings Corp.
                9.50% due 05/01/07...................       212,000
  100,000    Flag Limited
                8.25% due 01/30/08...................        98,250
  125,000    Lenfest Communications
               10.50% due 06/15/06...................       146,250
  175,000    Level 3 Communications
               9.125% due 05/01/08...................       172,812
  100,000    McLeodUSA, Inc.
                9.50% due 11/08/08...................       106,000
  100,000    McLeodUSA, Inc.
                9.25% due 07/15/07...................       104,500
  140,000    Metromedia Fiber Network
               10.00% due 11/15/08...................       143,850
  150,000    Nextlink Communications
               12.50% due 04/15/06...................       162,000
  192,000    Rogers Cablesystems, Inc.
               10.125% due 09/01/12..................       211,200
  150,000    Rogers Cantel Mobile, Inc.
                9.375% due 06/01/08..................       158,250

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

PRINCIPAL                                                 MARKET
  AMOUNT                                                  VALUE
----------                                             ------------

CORPORATE NOTES -- (CONTINUED)
         TELECOMMUNICATIONS -- (CONTINUED)

 $ 75,000    Rogers Cantel Mobile, Inc.
                 9.75% due 06/01/16..................  $     80,250
   50,000    Telewest Communications PLC
                9.625% due 10/01/06..................        51,500
  100,000    Telewest Communications PLC
                11.25% due 11/01/08..................       112,000
                                                       ------------
                                                          2,267,087
                                                       ------------
             TEXTILE -- 0.7%
  100,000    Westpoint Stevens, Inc.
               7.875% due 06/15/05...................       101,625
                                                       ------------
             TRANSPORTATION -- 4.5%
  200,000    CSC Holdings, Inc.
               9.875% due 02/15/13...................       224,000
  125,000    Enterprises Shipholding, Inc.
               8.875% due 05/01/08...................       102,500
  200,000    Teekay Shipping Corp.
                8.32% due 02/01/08...................       194,250
  100,000    United Air Lines, Inc.
               9.125% due 01/15/12...................       115,373
                                                       ------------
                                                            636,123
                                                       ------------
             UTILITIES -- 3.3%
  125,000    Cogentrix Energy, Inc.
                8.75% due 10/15/08...................       133,750
  125,000    Connecticut Light & Power Co.
               7.875% due 10/01/24...................       130,815
  125,000    El Paso Electric Co.
                9.40% due 05/01/11...................       144,687
   50,000    Public Service Company of New Mexico
                7.10% due 08/01/05...................        50,358
                                                       ------------
                                                            459,610
                                                       ------------
             Total corporate notes...................  $ 12,509,445
                                                       ------------
                                                       ------------
FOREIGN/YANKEE BONDS & NOTES -- 5.6%
             FOREIGN GOVERNMENTS -- 5.6%
  250,000    Republic of Argentina
                11.00% due 12/04/05..................  $    248,600
  100,000    Republic of Colombia
                8.375% due 02/15/27..................        74,050
  100,000    Republic of Panama
                8.875% due 09/30/27..................        93,500
  250,000    Republic of Venezuela
                 6.75% due 03/31/20..................       173,906
  250,000    United Mexican States Discount Bond
               9.531% due 12/31/19...................       202,500
                                                       ------------
             Total foreign/yankee bonds & notes......  $    792,556
                                                       ------------
                                                       ------------
SHORT-TERM SECURITIES -- 1.1%
             REPURCHASE AGREEMENT
  161,000    Interest in $121,902,000 joint            $    161,000
             repurchase
             agreement dated 12/31/98 with State
             Street Bank 4.750% due 01/04/99;
              maturity amount $161,085
              (Collateralized by $121,902,000 U.S.
              Treasury Bonds 8.125% due 05/15/21)....
                                                       ------------
                                                       ------------

                                                   MARKET
                                                    VALUE
                                                 -----------
DIVERSIFICATION OF NET ASSETS:
Total collateralized mortgage
 obligations (cost $93,417).............    0.7% $    94,414
Total convertible preferred stock (cost
 $196,000)..............................    1.4      197,000
Total corporate notes (cost
 $12,370,499)...........................   88.5   12,509,445
Total foreign/yankee bonds & notes (cost
 $764,610)..............................    5.6      792,556
Total short-term securities (cost
 $161,000)..............................    1.1      161,000
                                          -----  -----------
Total investment in securities
 (total cost $13,585,526)...............   97.3   13,754,415
Cash, receivables and other assets......    3.8      532,492
Payable for securities purchased........   (1.1)    (142,781)
Other liabilities.......................   (0.0)      (2,842)
                                          -----  -----------
Net assets..............................  100.0% $14,141,284
                                          -----  -----------
                                          -----  -----------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 1,393,403 shares
 outstanding......................................  $     1,393
Paid-in surplus...................................   13,949,557
Accumulated undistributed net investment income...       18,333
Accumulated undistributed net realized gains on
 investments......................................        3,112
Unrealized appreciation of investments............      168,889
                                                    -----------
Net assets........................................  $14,141,284
                                                    -----------
                                                    -----------

Class A
  Net asset value per share ($8,507,449
    DIVIDED BY 838,163 shares outstanding)
   (125,000,000 shares authorized)................  $10.15
                                                    ------
                                                    ------
  Maximum offering price ($10.15  DIVIDED BY
   95.5%).........................................  $10.63
                                                    ------
                                                    ------
Class B
  Net asset value per share ($2,322,172
    DIVIDED BY 228,903 shares outstanding)
   (75,000,000 shares authorized).................  $10.14
                                                    ------
                                                    ------
Class C
  Net asset value per share ($2,278,096
    DIVIDED BY 224,561 shares outstanding)
   (50,000,000 shares authorized).................  $10.14
                                                    ------
                                                    ------
  Maximum offering price ($10.14  DIVIDED BY
   99.0%).........................................  $10.24
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($1,033,567
    DIVIDED BY 101,776 shares outstanding)
   (50,000,000 shares authorized).................  $10.16
                                                    ------
                                                    ------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD GLOBAL LEADERS FUND
--------------------------------------------------------------------------------
 STATEMENT OF NET ASSETS
 DECEMBER 31, 1998

                                                     MARKET
SHARES                                               VALUE
-------                                            ----------
COMMON STOCK -- 92.7%
DOMESTIC COMMON STOCKS -- 58.6%
         COMMUNICATIONS EQUIPMENT -- 4.1%
 *1,290  Cisco Systems, Inc......................  $  119,728
    820  Lucent Technologies, Inc................      90,200
                                                   ----------
                                                      209,928
                                                   ----------
         COMPUTERS & OFFICE EQUIPMENT -- 5.8%
 *1,100  EMC Corporation.........................      93,500
    750  International Business Machines Corp....     138,593
    550  Xerox Corporation.......................      64,900
                                                   ----------
                                                      296,993
                                                   ----------
         CONSUMER NON-DURABLES -- 0.8%
    460  Procter & Gamble Co.....................      42,003
                                                   ----------
         CONSUMER SERVICES -- 1.2%
    820  McDonald's Corporation..................      62,832
                                                   ----------
         ELECTRONICS -- 4.9%
  1,400  General Electric Company................     142,887
    780  Intel Corporation.......................      92,478
    190  Texas Instruments, Inc..................      16,256
                                                   ----------
                                                      251,621
                                                   ----------
         ENERGY & SERVICES -- 2.4%
    850  Exxon Corporation.......................      62,156
  1,340  Schlumberger Ltd........................      61,807
                                                   ----------
                                                      123,963
                                                   ----------
         FINANCIAL SERVICES -- 9.5%
    620  American Express Company................      63,395
    870  American International Group, Inc.......      84,063
  1,470  Associates First Capital Corporation....      62,291
  1,830  Citigroup, Inc..........................      90,585
    960  Marsh & McLennan Companies, Inc.........      56,100
    940  Merrill Lynch & Co., Inc................      62,745
  1,060  State Street Corporation................      73,736
                                                   ----------
                                                      492,915
                                                   ----------
         FOOD, BEVERAGE & TOBACCO -- 1.3%
  1,300  Philip Morris Co., Inc..................      69,550
                                                   ----------
         HEALTH CARE -- 8.5%
  1,060  American Home Products Corporation......      59,691
   *480  Amgen, Inc..............................      50,190
    460  Johnson & Johnson.......................      38,582
    740  Medtronic, Inc..........................      54,945
    770  Pfizer, Inc.............................      96,586
  1,610  Service Corporation International.......      61,280
  1,060  Warner-Lambert Company..................      79,698
                                                   ----------
                                                      440,972
                                                   ----------
         MANUFACTURING -- 1.2%
    840  Tyco International, Ltd.................      63,367
                                                   ----------
         MEDIA & SERVICES -- 2.9%
   *170  America Online, Inc.....................      24,607
  1,230  Gannett Co., Inc........................      81,410
  1,470  Walt Disney Company (The)...............      44,100
                                                   ----------
                                                      150,117
                                                   ----------

                                                     MARKET
SHARES                                               VALUE
-------                                            ----------

DOMESTIC COMMON STOCKS -- (CONTINUED)

         RETAIL -- 9.3%
  1,240  CVS Corporation.........................  $   68,200
  1,570  Gap, Inc. (The).........................      88,312
  1,140  Gucci Group NV..........................      55,432
  1,710  Home Depot, Inc. (The)..................     104,630
 *1,760  Staples, Inc............................      76,890
  1,060  Wal-Mart Stores, Inc....................      86,323
                                                   ----------
                                                      479,787
                                                   ----------
         SOFTWARE & SERVICES -- 2.1%
   *770  Microsoft Corporation...................     106,789
                                                   ----------
         TRANSPORTATION -- 0.7%
   *630  AMR Corporation.........................      37,406
                                                   ----------
         UTILITIES -- 3.9%
    320  AT&T Corp...............................      24,080
 *1,470  MCI WorldCom, Inc.......................     105,472
  1,310  SBC Communications, Inc.................      70,248
                                                   ----------
                                                      199,800
                                                   ----------
         Total domestic common stocks............  $3,028,043
                                                   ----------
FOREIGN COMMON STOCKS -- 34.1%
         FINLAND -- 2.1%
    870  Nokia AB Oy.............................  $  106,531
                                                   ----------
         FRANCE -- 4.4%
    400  Alcatel.................................      48,979
    260  Axa.....................................      37,701
     50  L'Oreal.................................      36,161
    400  Vivendi.................................     103,830
                                                   ----------
                                                      226,671
                                                   ----------
         GERMANY -- 3.4%
   *720  DaimlerChrysler AG......................      71,545
  1,470  Hoechst AG..............................      60,811
    680  Siemans AG..............................      44,706
                                                   ----------
                                                      177,062
                                                   ----------
         ITALY -- 1.6%
  9,880  Telecom Italia S.p.A....................      84,485
                                                   ----------
         JAPAN -- 4.1%
  1,070  Fuji Photo Film Co., Ltd................      39,841
    290  Mabuchi Motor Co., Ltd..................      22,239
  4,300  Olympus Optical Co., Ltd................      49,520
    610  Sony Corporation........................      44,507
  9,460  Toshiba Corporation.....................      56,443
                                                   ----------
                                                      212,550
                                                   ----------
         NETHERLANDS -- 4.3%
    410  Aegon Nv................................      50,379
    800  Heineken NV.............................      48,170
    570  ING Groep N.V...........................      34,777
    460  Philips Electronics NV..................      30,884
    640  Unilever NV CVA.........................      54,735
                                                   ----------
                                                      218,945
                                                   ----------
         SPAIN -- 0.5%
    580  Telefonica De Espana....................         515

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                     MARKET
SHARES                                               VALUE
-------                                            ----------

FOREIGN COMMON STOCKS -- (CONTINUED)
         SPAIN -- (CONTINUED)

   *580  Telefonica S.A..........................  $   25,829
                                                   ----------
                                                       26,344
                                                   ----------
         SWEDEN -- 3.1%
    960  Hennes & Mauritz AB.....................      78,405
  1,420  Pharmacia & Upjohn......................      79,535
                                                   ----------
                                                      157,940
                                                   ----------
         UNITED KINGDOM -- 10.6%
  5,930  British Petroleum Co., PLC..............      88,500
 *3,200  COLT Telecom Group PLC..................      46,852
  4,640  Compass Group PLC.......................      53,113
  2,390  Glaxo Wellcome PLC......................      81,955
  3,380  National Westminster Bank PLC...........      65,121
 10,000  Rentokil Initial PLC....................      74,787
  3,590  SmithKline Beecham PLC..................      50,382
  5,460  Vodafone Group PLC......................      88,481
                                                      549,191
                                                   ----------
         Total foreign common stocks.............  $1,759,719
                                                   ----------
         Total common stocks.....................  $4,787,762
                                                   ----------
                                                   ----------

PRINCIPAL
  AMOUNT
----------
SHORT-TERM SECURITIES -- 9.2%
             REPURCHASE AGREEMENT
 $477,000    Interest in $1,162,198,000 joint          $   477,000
             repurchase
             agreement dated 12/31/98 with State
             Street Bank 4.773% due 01/04/99;
              maturity amount $477,253
              (Collateralized by $469,031,000 U.S.
              Treasury Notes 4.00% - 7.775% due
              10/31/99 - 02/15/07, $278,664,000 U.S.
              Treasury Bonds 7.875% - 12.75% due
              11/15/10 - 02/15/21, $414,503,000 U.S.
              Treasury Strips (principal) 0.00% due
              02/15/19 - 08/15/21)...................
                                                       -----------
                                                       -----------

                                                   MARKET
                                                   VALUE
                                                 ----------
DIVERSIFICATION OF NET ASSETS:
Total common stocks (cost $3,965,360)...   92.7% $4,787,762
Total short-term securities (cost
 $477,000)..............................    9.2     477,000
                                          -----  ----------
Total investment in securities
 (total cost $4,442,360)................  101.9   5,264,762
Cash, receivables and other assets......    2.3     117,916
Payable for securities purchased........   (3.5)   (182,254)
Payable for Fund shares redeemed........   (0.7)    (34,701)
                                          -----  ----------
Net assets..............................  100.0% $5,165,723
                                          -----  ----------
                                          -----  ----------

SUMMARY OF SHAREHOLDERS' EQUITY:
Capital stock, par value $0.001 per share;
 300,000,000 shares authorized; 407,663 shares
 outstanding......................................  $      408
Paid-in surplus...................................   4,273,845
Accumulated undistributed net investment income...         511
Accumulated undistributed net realized gains on
 investments......................................      68,557
Unrealized appreciation of investments............     822,402
                                                    ----------
Net assets........................................  $5,165,723
                                                    ----------
                                                    ----------

Class A
  Net asset value per share ($3,771,458
    DIVIDED BY 297,551 shares outstanding)
   (125,000,000 shares authorized)................  $12.67
                                                    ------
                                                    ------
  Maximum offering price ($12.67  DIVIDED BY
   94.5%).........................................  $13.41
                                                    ------
                                                    ------
Class B
  Net asset value per share ($485,932  DIVIDED BY
   38,411 shares outstanding) (75,000,000 shares
   authorized)....................................  $12.65
                                                    ------
                                                    ------
Class C
  Net asset value per share ($516,642  DIVIDED BY
   40,834 shares outstanding) (50,000,000 shares
   authorized)....................................  $12.65
                                                    ------
                                                    ------
  Maximum offering price ($12.65  DIVIDED BY
   99.0%).........................................  $12.78
                                                    ------
                                                    ------
Class Y
  Net asset value per share ($391,691  DIVIDED BY
   30,867 shares outstanding) (50,000,000 shares
   authorized)....................................  $12.69
                                                    ------
                                                    ------

* Non-income producing during period.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 STATEMENT OF OPERATIONS
 FOR THE YEAR ENDED DECEMBER 31, 1998

                           THE HARTFORD     THE HARTFORD                     THE HARTFORD
                               MONEY        BOND INCOME      THE HARTFORD    DIVIDEND AND
                            MARKET FUND    STRATEGY FUND    ADVISERS FUND     GROWTH FUND
                           -------------   --------------   --------------   -------------
INVESTMENT INCOME:
  Dividends..............    $  --           $    6,006       $ 2,352,735     $ 5,162,583
  Interest...............     2,143,009       3,538,018         8,747,939         396,563
  Less: Foreign tax
   withheld..............       --              --                (17,719)        (55,292)
                           -------------   --------------   --------------   -------------
    Total investment
     income, net.........     2,143,009       3,544,024        11,082,955       5,503,854
                           -------------   --------------   --------------   -------------
EXPENSES:
  Investment advisory
   fees..................       192,694         365,863         2,704,478       1,667,617
  Transfer agent fees....       102,621         103,456           692,380         472,976
  Distribution fees
    Class A..............        82,074         110,637           561,759         387,546
    Class B..............        76,539         105,399         1,173,413         761,269
    Class C..............         3,705          10,233            89,821          17,876
  Custodian fees gross...         4,209           8,049             7,076           9,873
  Custodian fee expense
   offset................        (1,741)         (2,938)           (3,923)         (2,840)
  Accounting fees........         8,094          17,506            78,780          47,018
  Registration and filing
   fees..................         9,598          22,090           211,347          98,157
  Board of Directors
   fees..................           743           1,087             7,019           4,300
  Amortization of
   deferred
   organizational
   costs.................         7,535           7,535            26,900          26,900
  Other expenses.........        14,653          20,981           129,757          80,027
                           -------------   --------------   --------------   -------------
    Total expenses
     (before waivers and
     reimbursements).....       500,724         769,898         5,678,807       3,570,719
  Expense waivers and
   reimbursements........       (73,325)        (20,229)          (17,556)         (6,047)
                           -------------   --------------   --------------   -------------
  Total expenses, net....       427,399         749,669         5,661,251       3,564,672
                           -------------   --------------   --------------   -------------
  Net investment income
   (loss)................     1,715,610       2,794,355         5,421,704       1,939,182
                           -------------   --------------   --------------   -------------
NET REALIZED AND CHANGE
 IN UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
  Net realized gain
   (loss) on
   investments...........           678         615,413        12,814,096       1,323,906
  Net realized gain
   (loss) on forward
   foreign currency
   contracts.............       --              --                     (2)          2,008
  Net realized gain
   (loss) on option
   contracts.............       --              --               --                23,932
  Net realized gain
   (loss) on futures
   contracts.............       --              --               --               --
  Net realized gain
   (loss) on foreign
   currency
   transactions..........       --                   14          --                 5,633
  Change in net
   unrealized
   appreciation
   (depreciation) of
   investments...........       --              574,704        53,719,779      24,293,100
  Change in net
   unrealized
   appreciation
   (depreciation) of
   futures contracts.....       --              --               --               --
  Change in net
   unrealized
   appreciation
   (depreciation) of
   foreign foward
   currency contracts....       --              --               --               --
  Change in net
   unrealized
   appreciation
   (depreciation) of
   options...............       --              --               --               (24,973)
  Change in net
   unrealized
   appreciation
   (depreciation) on
   translation of other
   assets and liabilities
   in foreign
   currencies............       --              --               --               --
                           -------------   --------------   --------------   -------------
  Net realized and change
   in unrealized gains
   (losses) on
   investments...........           678       1,190,131        66,533,873      25,623,606
                           -------------   --------------   --------------   -------------
  Net increase in net
   assets resulting from
   operations............    $1,716,288      $3,984,486       $71,955,577     $27,562,788
                           -------------   --------------   --------------   -------------
                           -------------   --------------   --------------   -------------

 * From inception April 30, 1998, to December 31, 1998.
** From inception September 30, 1998, to December 31, 1998.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                              THE HARTFORD      THE HARTFORD       THE HARTFORD                      THE HARTFORD
                           THE HARTFORD         CAPITAL             SMALL          INTERNATIONAL      THE HARTFORD    GROWTH AND
                            STOCK FUND     APPRECIATION FUND    COMPANY FUND    OPPORTUNITIES FUND    MIDCAP FUND    INCOME FUND*
                           -------------   ------------------   -------------   -------------------   ------------   -------------
INVESTMENT INCOME:
  Dividends..............   $ 2,843,310        $ 2,934,582        $  162,399        $   833,286        $   76,518      $   71,009
  Interest...............       728,704          1,539,583           178,688            275,302            51,443          21,785
  Less: Foreign tax
   withheld..............       (18,612)           (66,161)           (2,665)           (91,114)             (781)           (770)
                           -------------   ------------------   -------------   -------------------   ------------   -------------
    Total investment
     income, net.........     3,553,402          4,408,004           338,422          1,017,474           127,180          92,024
                           -------------   ------------------   -------------   -------------------   ------------   -------------
EXPENSES:
  Investment advisory
   fees..................     2,072,900          4,745,355           435,779            367,845           162,468          43,952
  Transfer agent fees....       585,570          1,360,691           112,735             91,472            45,610          11,979
  Distribution fees
    Class A..............       448,656            934,218            81,644             73,286            37,794          10,854
    Class B..............       969,066          2,510,428           132,611             96,685            44,472          11,399
    Class C..............        61,874             26,962             4,109              2,545             1,727           5,325
  Custodian fees gross...         5,625             31,020             8,455            144,332             9,811           5,439
  Custodian fee expense
   offset................        (1,395)           (26,938)           (5,309)                (5)           (2,516)            (21)
  Accounting fees........        54,738            124,942            10,794             13,270             4,040           1,161
  Registration and filing
   fees..................       169,344            248,222            17,532             13,605            14,806           6,384
  Board of Directors
   fees..................         5,024             11,443               990                835               371             107
  Amortization of
   deferred
   organizational
   costs.................         7,535             26,900             7,535              7,535           --              --
  Other expenses.........        93,339            212,855            19,194             16,354             7,815           2,959
                           -------------   ------------------   -------------   -------------------   ------------   -------------
    Total expenses
     (before waivers and
     reimbursements).....     4,472,276         10,206,098           826,069            827,759           326,398          99,538
  Expense waivers and
   reimbursements........       (28,040)            (3,762)          (33,329)           (83,930)          (25,070)         (8,949)
                           -------------   ------------------   -------------   -------------------   ------------   -------------
  Total expenses, net....     4,444,236         10,202,336           792,740            743,829           301,328          90,589
                           -------------   ------------------   -------------   -------------------   ------------   -------------
  Net investment income
   (loss)................      (890,834)        (5,794,332)         (454,318)           273,645          (174,148)          1,435
                           -------------   ------------------   -------------   -------------------   ------------   -------------
NET REALIZED AND CHANGE
 IN UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
  Net realized gain
   (loss) on
   investments...........     5,767,222        (15,650,758)       (4,257,905)        (2,421,958)          129,345        (146,818)
  Net realized gain
   (loss) on forward
   foreign currency
   contracts.............       --                  38,179               (79)           (74,106)              739         --
  Net realized gain
   (loss) on option
   contracts.............       --               --                  --                 (11,481)          --              --
  Net realized gain
   (loss) on futures
   contracts.............       --               --                  --                 494,661           --                3,845
  Net realized gain
   (loss) on foreign
   currency
   transactions..........       --                 152,754                54             20,311              (555)        --
  Change in net
   unrealized
   appreciation
   (depreciation) of
   investments...........    65,840,333         32,023,573        10,894,738          5,684,085         4,771,974       2,328,107
  Change in net
   unrealized
   appreciation
   (depreciation) of
   futures contracts.....       --               --                  --                 (42,532)          --               13,565
  Change in net
   unrealized
   appreciation
   (depreciation) of
   foreign foward
   currency contracts....       --                  35,449           --                 (21,549)          --              --
  Change in net
   unrealized
   appreciation
   (depreciation) of
   options...............       --               --                  --                     585           --              --
  Change in net
   unrealized
   appreciation
   (depreciation) on
   translation of other
   assets and liabilities
   in foreign
   currencies............       --                  31,305                31              6,862           --              --
                           -------------   ------------------   -------------   -------------------   ------------   -------------
  Net realized and change
   in unrealized gains
   (losses) on
   investments...........    71,607,555         16,630,502         6,636,839          3,634,878         4,901,503       2,198,699
                           -------------   ------------------   -------------   -------------------   ------------   -------------
  Net increase in net
   assets resulting from
   operations............   $70,716,721        $10,836,170        $6,182,521        $ 3,908,523        $4,727,355      $2,200,134
                           -------------   ------------------   -------------   -------------------   ------------   -------------
                           -------------   ------------------   -------------   -------------------   ------------   -------------

                           THE HARTFORD     THE HARTFORD
                            HIGH YIELD     GLOBAL LEADERS
                              FUND**           FUND**
                           -------------   ---------------
INVESTMENT INCOME:
  Dividends..............     $  4,188        $    5,962
  Interest...............      265,772             8,986
  Less: Foreign tax
   withheld..............      --                   (217)
                           -------------   ---------------
    Total investment
     income, net.........      269,960            14,731
                           -------------   ---------------
EXPENSES:
  Investment advisory
   fees..................       22,100             8,591
  Transfer agent fees....        5,660             1,844
  Distribution fees
    Class A..............        6,270             2,171
    Class B..............        4,466             1,010
    Class C..............        4,050             1,031
  Custodian fees gross...        1,664            10,372
  Custodian fee expense
   offset................          (50)              (35)
  Accounting fees........        1,402               479
  Registration and filing
   fees..................        4,862             1,476
  Board of Directors
   fees..................           62                19
  Amortization of
   deferred
   organizational
   costs.................      --               --
  Other expenses.........        2,133             1,353
                           -------------   ---------------
    Total expenses
     (before waivers and
     reimbursements).....       52,619            28,311
  Expense waivers and
   reimbursements........       (4,947)          (10,660)
                           -------------   ---------------
  Total expenses, net....       47,672            17,651
                           -------------   ---------------
  Net investment income
   (loss)................      222,288            (2,920)
                           -------------   ---------------
NET REALIZED AND CHANGE
 IN UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
  Net realized gain
   (loss) on
   investments...........        3,113           190,260
  Net realized gain
   (loss) on forward
   foreign currency
   contracts.............      --                   (204)
  Net realized gain
   (loss) on option
   contracts.............      --               --
  Net realized gain
   (loss) on futures
   contracts.............      --               --
  Net realized gain
   (loss) on foreign
   currency
   transactions..........          (21)            2,052
  Change in net
   unrealized
   appreciation
   (depreciation) of
   investments...........      168,889           822,402
  Change in net
   unrealized
   appreciation
   (depreciation) of
   futures contracts.....      --               --
  Change in net
   unrealized
   appreciation
   (depreciation) of
   foreign foward
   currency contracts....      --               --
  Change in net
   unrealized
   appreciation
   (depreciation) of
   options...............      --               --
  Change in net
   unrealized
   appreciation
   (depreciation) on
   translation of other
   assets and liabilities
   in foreign
   currencies............      --               --
                           -------------   ---------------
  Net realized and change
   in unrealized gains
   (losses) on
   investments...........      171,981         1,014,510
                           -------------   ---------------
  Net increase in net
   assets resulting from
   operations............     $394,269        $1,011,590
                           -------------   ---------------
                           -------------   ---------------

 * From inception April 30, 1998, to December 31, 1998.
** From inception September 30, 1998, to December 31, 1998.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 STATEMENT OF CHANGES IN NET ASSETS
 FOR THE YEAR ENDED DECEMBER 31, 1998

                           THE HARTFORD     THE HARTFORD                     THE HARTFORD
                               MONEY        BOND INCOME      THE HARTFORD    DIVIDEND AND
                            MARKET FUND    STRATEGY FUND    ADVISERS FUND     GROWTH FUND
                           -------------   --------------   --------------   -------------
OPERATIONS:
  Net investment
   income................   $ 1,715,610      $ 2,794,355     $  5,421,704    $  1,939,182
  Net realized gains
   (losses)..............           678          615,427       12,814,094       1,355,479
  Net change in
   unrealized
   appreciation of
   investments...........       --               574,704       53,719,779      24,268,127
                           -------------   --------------   --------------   -------------
  Net increase in net
   assets resulting from
   operations............     1,716,288        3,984,486       71,955,577      27,562,788
DISTRIBUTIONS TO
 SHAREHOLDERS:
  From net investment
   income
    Class A..............    (1,250,248)      (1,856,234)      (3,501,112)     (1,330,894)
    Class B..............      (293,833)        (465,495)      (1,575,666)       (278,341)
    Class Y..............      (158,226)        (415,556)        (964,943)       (188,063)
    Class C..............       (13,303)         (49,319)        (335,363)        (40,654)
  From net realized gains
   on investments
    Class A..............          (458)        (332,756)      (4,769,981)       (660,247)
    Class B..............          (148)        (110,679)      (3,555,678)       (402,501)
    Class Y..............           (60)         (72,826)        (915,537)        (66,070)
    Class C..............           (12)         (28,241)      (1,043,179)        (21,621)
  From capital
    Class A..............       --              --               --               --
    Class B..............       --              --               --               --
    Class Y..............       --              --               --               --
    Class C..............       --              --               --               --
CAPITAL SHARE
 TRANSACTIONS:
    Class A..............     6,845,426       18,077,755      189,233,392     100,464,774
    Class B..............     7,486,854       10,923,635      181,342,293      66,777,347
    Class Y..............     2,682,545        5,928,169       10,589,232       1,867,464
    Class C..............     1,203,354        5,427,294       52,992,750       9,091,056
                           -------------   --------------   --------------   -------------
  Net increase in net
   assets................    18,218,179       41,010,233      489,451,785     202,775,038
NET ASSETS:
  Beginning of period....    29,665,217       39,090,082      177,740,474     114,843,621
                           -------------   --------------   --------------   -------------
  End of period..........   $47,883,396      $80,100,315     $667,192,259    $317,618,659
                           -------------   --------------   --------------   -------------
                           -------------   --------------   --------------   -------------
  Accumulated
   undistributed
   (distribution in
   excess of) net
   investment income.....   $   --           $    60,865     $        248    $    148,410
                           -------------   --------------   --------------   -------------
                           -------------   --------------   --------------   -------------

  * From inception April 30, 1998, to December 31, 1998.
 ** From inception September 30, 1998, to December 31, 1998.
*** This amount represents seed money deposited in the fund on December 31, 1997.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                              THE HARTFORD      THE HARTFORD       THE HARTFORD
                           THE HARTFORD         CAPITAL             SMALL          INTERNATIONAL       THE HARTFORD
                            STOCK FUND     APPRECIATION FUND    COMPANY FUND    OPPORTUNITIES FUND      MIDCAP FUND
                           -------------   ------------------   -------------   -------------------   ---------------
OPERATIONS:
  Net investment
   income................  $   (890,834)      $ (5,794,332)      $  (454,318)       $   273,645       $  (174,148)
  Net realized gains
   (losses)..............     5,767,222        (15,459,825)       (4,257,930)        (1,992,573)          129,529
  Net change in
   unrealized
   appreciation of
   investments...........    65,840,333         32,090,327        10,894,769          5,627,451         4,771,974
                           -------------   ------------------   -------------   -------------------   ---------------
  Net increase in net
   assets resulting from
   operations............    70,716,721         10,836,170         6,182,521          3,908,523         4,727,355
DISTRIBUTIONS TO
 SHAREHOLDERS:
  From net investment
   income
    Class A..............       --               --                  --                 (41,500)          --
    Class B..............       --               --                  --               --                  --
    Class Y..............       --               --                  --                 (37,687)          --
    Class C..............       --               --                  --                  (3,377)          --
  From net realized gains
   on investments
    Class A..............    (2,436,707)        (2,172,667)         (271,473)         --                  --
    Class B..............    (1,709,941)        (1,804,600)         (131,872)         --                  --
    Class Y..............       (74,780)          (169,843)         (103,247)         --                  --
    Class C..............      (499,945)         --                  --               --                  --
  From capital
    Class A..............       (98,443)         --                  --               --                  --
    Class B..............       (69,082)         --                  --               --                  --
    Class Y..............        (3,021)         --                  --               --                  --
    Class C..............       (20,198)         --                  --               --                  --
CAPITAL SHARE
 TRANSACTIONS:
    Class A..............   164,791,250        127,426,826        15,445,033         14,249,167        19,029,730
    Class B..............   126,414,554        116,849,576         7,306,977          3,691,053         6,757,968
    Class Y..............       690,373         (3,521,427)        2,803,478          3,654,992         3,069,631
    Class C..............    33,120,833         13,508,727         2,358,036          1,288,344           940,059
                           -------------   ------------------   -------------   -------------------   ---------------
  Net increase in net
   assets................   390,821,614        260,952,762        33,589,453         26,709,515        34,524,743
NET ASSETS:
  Beginning of period....   106,567,130        437,685,916        38,147,231         29,311,073         3,000,043***
                           -------------   ------------------   -------------   -------------------   ---------------
  End of period..........  $497,388,744       $698,638,678       $71,736,684        $56,020,588       $37,524,786
                           -------------   ------------------   -------------   -------------------   ---------------
                           -------------   ------------------   -------------   -------------------   ---------------
  Accumulated
   undistributed
   (distribution in
   excess of) net
   investment income.....  $    --            $    (20,872)      $       831        $    73,679       $   --
                           -------------   ------------------   -------------   -------------------   ---------------
                           -------------   ------------------   -------------   -------------------   ---------------

                           THE HARTFORD    THE HARTFORD     THE HARTFORD
                            GROWTH AND      HIGH YIELD     GLOBAL LEADERS
                           INCOME FUND*       FUND**           FUND**
                           -------------   -------------   ---------------
OPERATIONS:
  Net investment
   income................   $     1,435     $   222,288       $   (2,920)
  Net realized gains
   (losses)..............      (142,973)          3,092          192,108
  Net change in
   unrealized
   appreciation of
   investments...........     2,341,672         168,889          822,402
                           -------------   -------------   ---------------
  Net increase in net
   assets resulting from
   operations............     2,200,134         394,269        1,011,590
DISTRIBUTIONS TO
 SHAREHOLDERS:
  From net investment
   income
    Class A..............        (1,118)       (131,217)        --
    Class B..............          (139)        (29,122)        --
    Class Y..............           (72)        (17,821)        --
    Class C..............          (106)        (25,775)        --
  From net realized gains
   on investments
    Class A..............       --              --               (85,972)
    Class B..............       --              --               (11,627)
    Class Y..............       --              --               (10,428)
    Class C..............       --              --               (12,093)
  From capital
    Class A..............       (13,420)        --              --
    Class B..............        (1,667)        --              --
    Class Y..............          (868)        --              --
    Class C..............        (1,271)        --              --
CAPITAL SHARE
 TRANSACTIONS:
    Class A..............     9,822,522       8,391,345        3,137,747
    Class B..............     3,098,120       2,290,229          398,757
    Class Y..............       340,604       1,017,821          310,428
    Class C..............     3,327,559       2,251,555          427,321
                           -------------   -------------   ---------------
  Net increase in net
   assets................    18,770,278      14,141,284        5,165,723
NET ASSETS:
  Beginning of period....       --              --              --
                           -------------   -------------   ---------------
  End of period..........   $18,770,278     $14,141,284       $5,165,723
                           -------------   -------------   ---------------
                           -------------   -------------   ---------------
  Accumulated
   undistributed
   (distribution in
   excess of) net
   investment income.....   $   --          $    18,333       $      511
                           -------------   -------------   ---------------
                           -------------   -------------   ---------------

  * From inception April 30, 1998, to December 31, 1998.
 ** From inception September 30, 1998, to December 31, 1998.
*** This amount represents seed money deposited in the fund on December 31, 1997.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 STATEMENT OF CHANGES IN NET ASSETS
 FOR THE YEAR ENDED DECEMBER 31, 1997

                           THE HARTFORD     THE HARTFORD
                               MONEY        BOND INCOME
                            MARKET FUND    STRATEGY FUND
                           -------------   --------------
OPERATIONS:
  Net investment income
   (loss)................   $ 1,010,481      $ 1,319,673
  Net realized gain
   (loss) on
   investments...........       --               533,521
  Net change in
   unrealized
   appreciation
   (depreciation) of
   investments...........       --               857,991
                           -------------   --------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     1,010,481        2,711,185
                           -------------   --------------
DISTRIBUTIONS TO
 SHAREHOLDERS:
  From net investment
   income
    Class A..............      (883,567)      (1,122,490)
    Class B..............       (45,518)         (71,146)
    Class Y..............       (81,396)         (89,767)
  From net realized gain
   on investments
    Class A..............       --              (412,671)
    Class B..............       --               (67,122)
    Class Y..............       --               (56,419)
CAPITAL SHARE
 TRANSACTIONS:
    Class A..............    11,824,783       16,849,692
    Class B..............     4,448,938        5,587,371
    Class Y..............     2,637,595        4,707,315
                           -------------   --------------
    Total increase in net
     assets..............    18,911,316       28,035,948
NET ASSETS:
  Beginning of year......    10,753,901       11,054,134
                           -------------   --------------
  End of year............   $29,665,217      $39,090,082
                           -------------   --------------
                           -------------   --------------
  Accumulated
   undistributed
   (distribution in
   excess of) net
   investment income.....   $   --           $    50,902
                           -------------   --------------
                           -------------   --------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                            THE HARTFORD                       THE HARTFORD      THE HARTFORD       THE HARTFORD
                            THE HARTFORD    DIVIDEND AND    THE HARTFORD         CAPITAL             SMALL          INTERNATIONAL
                           ADVISERS FUND     GROWTH FUND     STOCK FUND     APPRECIATION FUND    COMPANY FUND    OPPORTUNITIES FUND
                           --------------   -------------   -------------   ------------------   -------------   -------------------
OPERATIONS:
  Net investment income
   (loss)................   $  1,470,189    $    550,147    $    (64,098)      $ (1,489,458)      $  (103,029)       $   130,356
  Net realized gain
   (loss) on
   investments...........        258,915         916,848        (354,110)        19,357,082         2,066,814           (310,893)
  Net change in
   unrealized
   appreciation
   (depreciation) of
   investments...........     15,479,132       8,681,047       8,234,272          2,363,518          (252,464)          (981,405)
                           --------------   -------------   -------------   ------------------   -------------   -------------------
  Net increase (decrease)
   in net assets
   resulting from
   operations............     17,208,236      10,148,042       7,816,064         20,231,142         1,711,321         (1,161,942)
                           --------------   -------------   -------------   ------------------   -------------   -------------------
DISTRIBUTIONS TO
 SHAREHOLDERS:
  From net investment
   income
    Class A..............       (691,617)       (320,941)        --               --                  --                 (75,930)
    Class B..............       (165,238)        (96,584)        --               --                  --                 (24,517)
    Class Y..............       (544,413)        (79,474)        --               --                  --                 (43,020)
  From net realized gain
   on investments
    Class A..............       (472,440)       (590,306)       (127,319)        (7,591,824)         (776,601)          (232,598)
    Class B..............       (191,894)       (301,354)        (69,023)        (5,559,834)         (409,953)          (104,930)
    Class Y..............       (207,612)       (119,013)        (10,592)          (945,726)         (378,670)           (96,796)
CAPITAL SHARE
 TRANSACTIONS:
    Class A..............     77,673,780      56,433,030      54,239,596        218,285,331        14,144,489         12,377,118
    Class B..............     35,889,333      30,624,501      31,831,398        175,024,238        10,086,337          7,530,956
    Class Y..............     33,363,110      12,297,437       5,315,662         28,218,005         8,783,283          6,622,568
                           --------------   -------------   -------------   ------------------   -------------   -------------------
    Total increase in net
     assets..............    161,861,245     107,995,338      98,995,786        427,661,332        33,160,206         24,790,909
NET ASSETS:
  Beginning of year......     15,879,229       6,848,283       7,571,344         10,024,584         4,987,025          4,520,164
                           --------------   -------------   -------------   ------------------   -------------   -------------------
  End of year............   $177,740,474    $114,843,621    $106,567,130       $437,685,916       $38,147,231        $29,311,073
                           --------------   -------------   -------------   ------------------   -------------   -------------------
                           --------------   -------------   -------------   ------------------   -------------   -------------------
  Accumulated
   undistributed
   (distribution in
   excess of) net
   investment income.....   $     74,337    $     45,193    $   (617,538)      $     64,234       $   --             $  (107,688)
                           --------------   -------------   -------------   ------------------   -------------   -------------------
                           --------------   -------------   -------------   ------------------   -------------   -------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
 DECEMBER 31, 1998

 1.  ORGANIZATION:

     The Hartford Mutual Funds, Inc. (the Company) is a diversified open-end investment management company comprised of twelve diversified portfolios (each a "Fund" or together the "Funds"). The Funds are The Hartford Money Market Fund, The Hartford Bond Income Strategy Fund, The Hartford High Yield Bond Fund, The Hartford Advisers Fund, The Hartford Dividend and Growth Fund, The Hartford Growth and Income Fund, The Hartford Stock Fund, The Hartford MidCap Fund, The Hartford Small Company Fund, The Hartford Capital Appreciation Fund, The Hartford International Opportunities Fund and The Hartford Global Leaders Fund. The Company is organized under the laws of the State of Maryland and is registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940, as amended.

     The Funds and their investment objectives are listed below:

The Hartford Money Market Fund            --   Seeks maximum current income consistent
 (Money Market Fund)                           with liquidity and preservation of
                                               capital.

The Hartford Bond Income Strategy Fund    --   Seeks a high level of current income
 (Bond Income Strategy Fund)                   consistent with a competitive total
                                               return, as compared to bond funds with
                                               similar investment objectives and
                                               policies, by investing primarily in debt
                                               securities.

The Hartford Advisers Fund                --   Seeks maximum long-term total rate of
 (Advisers Fund)                               return by investing in common stocks and
                                               other equity securities, bonds and other
                                               debt securities and money market
                                               instruments.

The Hartford Dividend and Growth Fund     --   Seeks a high level of current income
 (Dividend and Growth Fund)                    consistent with growth of capital by
                                               investing primarily in equity
                                               securities.

The Hartford Stock Fund                   --   Seeks long-term growth of capital with
 (Stock Fund)                                  income as a secondary consideration by
                                               investing primarily in equity
                                               securities.

The Hartford Capital Appreciation Fund    --   Seeks maximum capital appreciation by
 (Capital Appreciation Fund)                   investing in stocks of small, medium and
                                               large companies.

The Hartford Small Company Fund           --   Seeks maximum capital appreciation by
 (Small Company Fund)                          investing primarily in stocks of
                                               companies with market capitalizations
                                               within the range represented by the
                                               Russell 2000 Index.

The Hartford International Opportunities  --   Seeks growth of capital by investing
 Fund                                          primarily in equity securities issued by
 (International Opportunities Fund)            non-U.S. companies.

The Hartford MidCap Fund                  --   Seeks to achieve long-term capital
 (MidCap Fund)                                 growth through capital appreciation by
                                               investing primarily in equity
                                               securities.

The Hartford Growth and Income Fund       --   Seeks growth of capital and current
 (Growth and Income Fund)                      income by investing primarily in equity
                                               securities with earnings growth
                                               potential and steady or rising
                                               dividends.

The Hartford High Yield Bond Fund         --   Seeks high current income, growth of
 (High Yield Fund)                             capital is a secondary objective.

The Hartford Global Leaders Fund          --   Seeks growth of capital by investing
 (Global Leaders Fund)                         primarily in high-quality U.S. and
                                               non-U.S. companies.

     Each Fund is divided into Class A, Class B, Class C and Class Y shares. Class A shares are sold with a front-end load sales charge of up to 5.50%. Class B shares are sold with a contingent deferred sales charge which is assessed on the lesser of the net asset value of the shares at the time of redemption or the original purchase price, and declines from 5.00% to zero depending on the period of time the shares are held. Class C Shares are sold with a front-end load sales charge of up to 1% and a contingent deferred sales charge of up to 1%. Class Y shares are sold to certain eligible institutional investors without a sales charge. All classes of shares have identical voting, redemption, dividend, liquidation and other rights and the same terms and conditions, except that each class may have different expenses which may affect performance.

______________________________________ 50 ______________________________________

 2.  SIGNIFICANT ACCOUNTING POLICIES:

     The following is a summary of significant accounting policies of the Funds, which are in accordance with generally accepted accounting principles in the investment company industry:

    a) SECURITY TRANSACTIONS--Security transactions are recorded on the trade date (date the order to buy or sell is executed). Security gains and losses are determined on the basis of identified cost.

    b) SECURITY VALUATION--Debt securities (other than short-term securities) are valued on the basis of valuations furnished by an unaffiliated pricing service which determines valuations for normal institutional size trading units of debt securities. Mortgage securities are valued at the bid price. Short-term securities held in the Money Market Fund, are valued at amortized cost or original cost plus accrued interest receivable, both of which approximate market value. For The Hartford Bond Income Strategy Fund, The Hartford High Yield Bond Fund, The Hartford Advisers Fund, The Hartford Dividend and Growth Fund, The Hartford Growth and Income Fund, The Hartford Stock Fund, The Hartford MidCap Fund,The Hartford Small Company Fund, The Hartford Capital Appreciation Fund, The Hartford International Opportunities Fund and The Hartford Global Leaders Fund, short-term investments with a maturity of 60 days or less when purchased are valued at amortized cost, which approximates market value. Short-term investments purchased with a maturity of more than 60 days when purchased are valued based on market quotations until the remaining days to maturity become less than 61 days. From such time until maturity, the investments are valued at amortized cost.

       Equity securities are valued at the last sales price reported on the principal securities exchange on which such securities are traded (domestic or foreign) or on the principal over-the-counter market on which such securities are traded, as of the close of business on the day the securities are being valued. If no sale took place on a particular day then such securities are valued at the mean between the bid and asked prices. The difference between amortized cost and market value for debt and equity securities is recorded in the statement of operations and accumulated in shareholders' equity.

       Securities quoted in foreign currencies are translated into U.S. dollars at the exchange rates at the end of each business day. Options are valued at the last sales price; if no sale took place on such day, then options are valued at the mean between the bid and asked prices. Securities for which market quotations are not readily available and all other assets are valued in good faith at fair value by, or under the direction of, the Funds' Board of Directors. (See Note 2 f))

    c) FOREIGN CURRENCY TRANSACTIONS--The accounting records of the Funds are maintained in U.S. dollars. All assets and liabilities initially expressed in foreign currencies are translated into U.S. dollars at prevailing exchange rates on the date translated. Purchases and sales of investment securities, dividend and interest income and certain expenses are translated at the rates of exchange prevailing on the respective dates of such transactions.

       The Funds do not isolate that portion of portfolio security valuation resulting from fluctuations in the foreign currency exchange rates on portfolio securities from the fluctuations arising from changes in the market prices of securities held. Such fluctuations are included with the net realized and change in unrealized gains or losses on investments in the accompanying financial statements.

       Net realized and unrealized foreign exchange gains or losses arising from sales of foreign currencies and the difference between asset and liability amounts initially stated in foreign currencies and the U.S. dollar value of the amounts actually received or paid are reported as net realized gain (loss) on foreign currency transactions and net unrealized appreciation (depreciation) on translation of other assets and liabilities in foreign currencies, respectively.

    d) REPURCHASE AGREEMENTS--A repurchase agreement is an agreement by which the seller of a security agrees to repurchase the security sold at a mutually agreed upon time and price. At the time the Funds enter into a repurchase agreement, the value of the underlying collateral security(ies), including accrued interest, will be equal to or exceed the value of the repurchase agreement and, in the case of repurchase agreements exceeding one day, the value of the underlying security(ies), including accrued interest, is required, during the term of the agreement, to be equal to or exceed the value of the repurchase agreement. Securities which serve to collateralize the repurchase agreement are held by each Fund's custodian in book entry or physical form in the custodial account of the Fund. Repurchase agreements are valued at cost plus accrued interest receivable.

    e) JOINT TRADING ACCOUNT--Pursuant to an exemptive order issued by the Securities and Exchange Commission, the Funds may transfer uninvested cash balances into a joint trading account managed by The Hartford Investment Management

______________________________________ 51 ______________________________________

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
 DECEMBER 31, 1998
       Company (HIMCO) or Wellington Management Company LLP (Wellington). These balances may be invested in one or more repurchase agreements and/or short-term money market instruments.

    f) FUTURES, OPTIONS ON FUTURES AND OPTIONS TRANSACTIONS--The Funds enter into futures contracts to retain their cash balance and yet be exposed to the market, thereby providing the liquidity necessary to accommodate redemptions while at the same time providing shareholders with the investment return of a fully invested portfolio. A futures contract is an agreement between two parties to buy and sell a security at a set price on a future date. When the Funds enter into such contracts, they are required to deposit with their custodian an amount of "initial margin" of cash or U.S. Treasury Bills. Subsequent payments, called maintenance margin, to and from the broker, are made on a daily basis as the price of the underlying debt security fluctuates, making the long and short positions in the futures contract more or less valuable (i.e., mark-to-market), which results in an unrealized gain or loss to the Funds. The market value of a traded futures contract is the last sale price. In the absence of a last sale price, the last offering price is used. In the absence of either of these prices, fair value is determined according to procedures established by the Funds' Board of Directors.

       At any time prior to expiration of the futures contract, the Funds may close the position by taking an opposite position which would operate to terminate the position in the futures contract. A final determination of maintenance margin is then made, additional cash is required to be paid by or released to the Funds and the Funds realize a gain or loss.

       The premium paid by the Fund for the purchase of a call or put option is included in the Fund's Statement of Net Assets as an investment and is subsequently "marked-to-market" through net unrealized appreciation (depreciation) of options to reflect the current market value of the option purchased as of the end of the reporting period. If an option which the Fund has purchased expires on its stipulated expiration date, the Fund realizes a loss in the amount of the cost of the option. If the Fund enters into a closing transaction, it realizes a gain or loss, depending on whether the proceeds from the sale are greater or less than the cost of the option. If the Fund exercises a put option, it realizes a gain or loss from the sale of the underlying security and the proceeds from such sale will be decreased by the premium originally paid. If the Fund exercises a call option, the cost of the security which the Fund purchases upon exercise will be increased by the premium originally paid to buy the call.

       The Funds may write covered options. "Covered" means that so long as the Fund is obligated as the writer of an option, it will own either the underlying securities or currency or an option to purchase or sell the same underlying securities or currency having an expiration date of the covered option and an exercise price equal to or less than the exercise price of the covered option, or will establish or maintain with its custodian for the term of the option a "segregated account" consisting of cash or other liquid securities having a value equal to the fluctuating market value of the option securities or currencies. The Fund receives a premium from writing a call or put option, recorded as a component of other liabilities on the Statement of Net Assets, which increases the Fund's return, recorded as a realized gain, if the option expires unexercised or is closed out at a net profit. Any loss realized from the covered option is offset by the gain realized on the sale of the underlying. Covered options, at times before exercise or close

______________________________________ 52 ______________________________________
       out, are marked-to-market through net unrealized appreciation (depreciation) of options. The Fund's option activity was as follows during 1998:

                         THE HARTFORD DIVIDEND AND GROWTH FUND
                      OPTIONS CONTRACTS WRITTEN DURING THE PERIOD

                                     NUMBER OF       PREMIUM        REALIZED
CALL WRITES                          CONTRACTS   DOLLAR AMOUNTS    GAIN/(LOSS)
-----------------------------------  ---------   ---------------   -----------
Beginning of Period................     --          $ --              --
During the Period..................     4,128         346,124         --
Expired during the period..........      (114)         (8,898)         8,898
Closed during the period...........    (3,135)       (253,212)        82,223
Exercised during the period........      (122)        (16,956)        --
                                     ---------   ---------------   -----------
Balance at the end of period.......       757          67,058         91,121

                                     NUMBER OF       PREMIUM        REALIZED
WRITTEN PUTS                         CONTRACTS   DOLLAR AMOUNTS    GAIN/(LOSS)
-----------------------------------  ---------   ---------------   -----------
Beginning of Period................     --          $ --              --
During the Period..................     1,060         104,519         --
Expired during the period..........     --            --              --
Closed during the period...........    (1,060)       (104,519)       (67,189)
Exercised during the period........     --            --              --
                                     ---------   ---------------   -----------
Balance at the end of period.......     --            --             (67,189)

    g) FORWARD FOREIGN CURRENCY CONTRACTS--As of December 31, 1998, the International Opportunities Fund entered into forward foreign currency exchange contracts that obligate the Fund to repurchase/replace or sell currencies at specified future dates. The Fund enters into forward foreign currency contracts to hedge against adverse fluctuations in exchange rates between currencies.

       Forward contracts involve elements of market risk in excess of the amount reflected in the Statement of Net Assets. In addition, risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of the contract and from unanticipated movement in the value of foreign currencies relative to the U. S. dollar.

    h) FEDERAL INCOME TAXES--For federal income tax purposes, the Funds intend to continue to qualify as regulated investment companies under Subchapter M of the Internal Revenue Code by distributing substantially all of their taxable net investment income and net realized capital gains to their shareholders or otherwise complying with the requirements of regulated investment companies. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

    i) FUND SHARE VALUATION AND DIVIDEND DISTRIBUTIONS TO SHAREHOLDERS--Orders for the Fund's shares are executed in accordance with the investment instructions of the shareholders. Dividend income is accrued as of the ex-dividend date, except that certain dividends for foreign securities where the ex-dividend date may have passed, are recorded as soon as the Fund is informed of the ex-dividend data in the exercise of reasonable diligence. Interest income and expenses are accrued on a daily basis. The net asset value of each Fund's shares is determined as of the close of each business day of the New York Stock Exchange (the Exchange). The net asset value per share is determined separately for each class of each fund by dividing the Fund's net assets attributable to that class by the number of shares of the class outstanding. Orders for the purchase of a Fund's shares received prior to the close of the Exchange on any day on which the fund is open for business are priced at the per-share net asset value determined as of the close of the Exchange. Orders received after the close of the Exchange, or on a day on which the Exchange and/or the Fund is not open for business, are priced at the per-share net asset value next determined.

       Each Fund intends to distribute substantially all of its net investment income and net realized capital gains to shareholders no less frequently than once a year. Normally, dividends from net investment income of the Small Company Fund, the Stock Fund, the MidCap Fund, the Capital Appreciation Fund, the International Opportunities Fund, and the Global Leaders Fund will be declared and paid annually; dividends from net investment income of the Dividend and Growth Fund, the Advisers Fund, and the Growth and Income Fund will be declared and paid quarterly; dividends from the net investment income of the Bond Income Strategy Fund, and the High Yield Bond Fund will be declared and paid monthly and dividends from net investment income of the Money Market Fund will be declared daily and paid monthly. Dividends from the Money Market Fund are not paid on shares until the day following the

______________________________________ 53 ______________________________________

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
 DECEMBER 31, 1998
       date on which the shares are issued. Unless shareholders specify otherwise, all dividends and distributions will be automatically reinvested in additional full or fractional shares of each Fund.

       Distributions from net investment income and net realized capital gains are determined in accordance with federal income tax regulations which may differ from generally accepted accounting principles. These differences include the treatment of non-taxable dividends, expiring capital loss carryforwards, foreign currency gains and losses, losses deferred due to wash sales and excise tax regulations. Permanent book and federal income tax basis differences relating to shareholder distributions will result in reclassifications to certain of the Funds' capital accounts (see Note 8).

    j) ORGANIZATIONAL COSTS--As of June 30, 1998, costs incurred by new funds in connection with their organization, are expensed as incurred in accordance with Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." Costs incurred by the Funds, prior to June 30, 1998, in connection with their organization have been deferred and are being amortized on a straight line basis over five years. The unamortized deferred organizational costs of each Fund as of December 31, 1998 are included in the excess of cash, receivables and other assets over liabilities or the excess of liabilities over cash, receivables and other assets, as applicable, in each Fund's Statement of Net Assets.

    k) USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Operating results in the future could vary from the amounts derived from management's estimates.

    l) RESTRICTED SECURITIES--Each Fund is permitted to invest up to 15% of its net assets in illiquid securities, except for the Money Market Fund, which may invest up to 10% in such securities. "Illiquid Securities" are those that may not be sold or disposed of in the ordinary course of business, at approximately the price used to determine a Fund's net asset value per share. Each Fund may also purchase certain restricted securities, commonly known as Rule 144A securities, that can be resold to institutions and which may be determined to be liquid pursuant to policies and guidelines established by the Funds' Board of Directors.

       At December 31, 1998 the Funds held the following restricted securities (excluding 144A issues):

                                                                                              PERCENTAGE OF
                                                     ACQUISITION   ACQUISITION     MARKET        FUND'S
FUND                               SECURITY             DATE           COST         VALUE      NET ASSETS
-------------------------  ------------------------  -----------   ------------   ---------   -------------
Capital Appreciation
 Fund....................  SGW Holdings Corporation    8/15/97      $ 2,000,001   $ 483,840       0.07%
Small Company Fund.......  SGW Holdings Corporation    8/15/97      $    88,996   $  21,530       0.03%

 3.  EXPENSES:

    a) INVESTMENT MANAGEMENT AND ADVISORY AGREEMENTS--Hartford Investment Financial Services Company (HIFSCO), a majority-owned indirect subsidiary of The
       Hartford Financial Services Group, Inc. (The Hartford), serves as investment manager to each Fund pursuant to an Investment Advisory Agreement dated March 3, 1997. As investment manager, HIFSCO has overall investment supervisory responsibility for each Fund. In addition HIFSCO provides administrative personnel, services, equipment and facilities and office space for proper operation of the Company. HIFSCO has contracted with Wellington for the provision of day to day management services to the Dividend and Growth Fund, Growth and Income Fund, Advisers Fund, Stock Fund, MidCap Fund, Small Company Fund, Capital Appreciation Fund, International Opportunities Fund and Global Leaders Fund in accordance with each Fund's investment objective and policies. In addition, HIFSCO has contracted with HIMCO, a wholly owned subsidiary of The Hartford, for the provision of day to day investment management services to the Bond Income Strategy Fund, High Yield Fund and Money Market Fund. Each Fund pays a fee to HIFSCO, a portion of which may be used to compensate Wellington or HIMCO.

       The schedule below reflects the rates of compensation paid to HIFSCO for services rendered:

                               MONEY MARKET FUND

AVERAGE DAILY NET ASSETS                            ANNUAL FEE
--------------------------------------------------  ----------
On first $500 million                                   .50%
On next $500 million                                    .45%
Over $1 billion                                         .40%

______________________________________ 54 ______________________________________

                           BOND INCOME STRATEGY FUND

AVERAGE DAILY NET ASSETS                            ANNUAL FEE
--------------------------------------------------  ----------
On first $500 million                                   .65%
On next $500 million                                    .55%
Over $1 billion                                         .50%

                          SMALL COMPANY, INTERNATIONAL
                       OPPORTUNITIES, GLOBAL LEADERS AND
                                  MIDCAP FUNDS

AVERAGE DAILY NET ASSETS                            ANNUAL FEE
--------------------------------------------------  ----------
On first $500 million                                   .85%
On next $500 million                                    .75%
Over $1 billion                                         .70%

                        CAPITAL APPRECIATION, STOCK AND
                            GROWTH AND INCOME FUNDS

AVERAGE DAILY NET ASSETS                            ANNUAL FEE
--------------------------------------------------  ----------
On first $500 million                                   .80%
On next $500 million                                    .70%
Over $1 billion                                         .65%

                            ADVISERS, HIGH YIELD AND
                           DIVIDEND AND GROWTH FUNDS

AVERAGE DAILY NET ASSETS                            ANNUAL FEE
--------------------------------------------------  ----------
On first $500 million                                   .75%
On next $500 million                                    .65%
Over $1 billion                                         .60%

    b) DISTRIBUTION AND SERVICE PLAN FOR CLASS A, B AND C SHARES--Until October 31, 1998, Hartford Securities Distribution Company. (HSD), an indirect majority-owned subsidiary of The Hartford, was the principal underwriter and distributor of the Funds. Effective November 1, 1998, HIFSCO became the principal underwriter and distributor of the Funds. HIFSCO is solely engaged in distribution activities which include marketing, distribution and clearing of shares through broker-dealers, financing distribution costs, supervising the activities of the transfer agent and maintaining financial books and records. During the year ended December 31, 1998, the following revenues were received by HSD and HIFSCO:

                                          FRONT-END LOAD    CONTINGENT DEFERRED
                                           SALES CHARGE         SALES CHARGE
                                          ---------------   --------------------
HSD                                         $24,636,536          $ 1,380,028
HIFSCO                                        5,192,834              452,536
                                          ---------------   --------------------
TOTAL                                       $29,829,370          $ 1,832,564
                                          ---------------   --------------------
                                          ---------------   --------------------

       The Funds have adopted Distribution and Service Plans in accordance with Rule 12b-1 of the Investment Company Act of 1940, as amended, to compensate the Distributor (HIFSCO) for the distribution of Class A, Class B and Class C shares and servicing the accounts of Class A, Class B and Class C shareholders. The Class A plan provides for periodic payments to brokers who provide services to accounts that hold Class A shares and for promotional and other sales related costs. The Distributor is compensated at an annual rate that may not exceed 0.35% of the average daily net asset value of Class A shares of the Fund, some or all of which may be remitted to brokers. Up to 0.25% of the fee may be used for shareholder servicing expenses with the remainder used for distribution expenses. The Class A Rule 12b-1 fee for each Fund has been voluntarily capped at 0.30% through April 30, 1999. The cap may be removed at any time after such date. Some or all of the 12b-1 fee for Class B shares may be paid to broker-dealers for distribution and/or shareholder account services. Under the Class B plan, the Fund pays the Distributor 1.00% of the average daily net assets of Class B shares that are outstanding for 8 years or less, 0.25% of which is intended as a fee for service provided to existing shareholders with the remainder used for distribution expenses. After eight years, Class B shares convert to Class A shares. Upon conversion to Class A shares the Class A plan described above will apply to those shares. For Class C shares, some or all of the fee may be re-allocated to broker-dealers for distribution

______________________________________ 55 ______________________________________

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
 DECEMBER 31, 1998
       and/or shareholder account services. Under the Class C plan, the Fund pays the Distributor 1.00% of the average daily net assets of Class C shares outstanding, 0.25% of which is intended as a fee for services provided to existing shareholders with the remainder used for distribution expenses.

    c) OPERATING EXPENSES--Allocable expenses incurred by the Funds are allocated to each Fund in proportion to the average daily net assets of each
       Fund, except where allocation of certain expenses is more fairly made directly to the Fund. The Hartford has voluntarily agreed to limit the total operating expenses of the Class A, B, C and Y shares of all the Funds, exclusive of taxes, interest, brokerage commissions, certain distribution expenses and extraordinary expenses, until at least April 30, 1999 as follows:

FUND                            CLASS A   CLASS B   CLASS C   CLASS Y
------------------------------  -------   -------   -------   -------
Money Market Fund.............    1.00%     1.70%     1.70%     0.55%
Bond Income Strategy Fund.....    1.25%     1.95%     1.95%     0.80%
High Yield Bond Fund..........    1.40%     2.10%     2.10%     0.95%
Dividend and Growth Fund......    1.40%     2.10%     2.10%     0.95%
Advisers Fund.................    1.40%     2.10%     2.10%     0.95%
Growth and Income Fund........    1.45%     2.15%     2.15%     1.00%
Stock Fund....................    1.45%     2.15%     2.15%     1.00%
MidCap Fund...................    1.45%     2.15%     2.15%     1.00%
Small Company Fund............    1.45%     2.15%     2.15%     1.00%
Capital Appreciation Fund.....    1.45%     2.15%     2.15%     1.00%
International Opportunities
 Fund.........................    1.65%     2.35%     2.35%     1.20%
Global Leaders Fund...........    1.65%     2.35%     2.35%     1.20%

       Such voluntary and temporary fee waivers and expense limitation arrangements may be terminated by The Hartford at any time without notice.

       Amounts incurred which exceed the above limits are deducted from expenses and are reported as expense waivers and reimbursements on the Statement of Operations.

    d) OTHER RELATED PARTY TRANSACTIONS--The Hartford and its subsidiaries provide facilities and office equipment, as well as perform certain other services, including fund accounting and financial reporting, to the Funds. Certain officers of the Funds are Directors and/or officers of HIFSCO, HIMCO, HSD and/or The Hartford or its subsidiaries. No officer of the Funds receives any compensation directly from the Funds.

    e) EXPENSE OFFSET--The Funds have entered into certain expense offset arrangements with the Custodian Bank. The amount of the Funds' expense reductions is shown on the accompanying statement of operations as Custodian expense offset.

 4.  AFFILIATE HOLDINGS:

     As of December 31, 1998 affiliates of The Hartford had ownership of shares in the Funds as follows:

FUND                             CLASS A    CLASS B   CLASS C  CLASS Y
------------------------------  ---------  ---------  -------  -------
Money Market Fund.............  8,855,885  2,089,929      141   10,064
Bond Income Strategy Fund.....  2,242,964    301,760  202,187    1,013
High Yield Bond Fund..........    704,094    100,543  100,613  100,529
Dividend and Growth Fund......     --         --        --       1,010
Advisers Fund.................     --         --        --       1,010
Growth and Income Fund........    210,522     60,057   30,098    1,003
Stock Fund....................      3,726      1,972  294,988    1,000
MidCap Fund...................    210,000     60,000   30,000    1,000
Small Company Fund............      6,641    297,163   38,962    1,000
Capital Appreciation Fund.....     --         --        --       1,000
International Opportunities
 Fund.........................     --        127,349  183,810    1,000
Global Leaders Fund...........    210,000     30,000   30,000   30,000

______________________________________ 56 ______________________________________

 5.  INVESTMENT TRANSACTIONS:

     For the year ended December 31, 1998, aggregate purchases and sales of investment securities (excluding short-term investments) were as follows:

FUND                                      COST OF PURCHASES    PROCEEDS FROM SALES
----------------------------------------  ------------------   --------------------
Bond Income Strategy Fund...............     $109,784,244          $ 73,984,407
High Yield Bond Fund....................       14,564,401             1,158,555
Dividend and Growth Fund................      271,376,276            99,261,170
Advisers Fund...........................      550,042,302           140,932,326
Growth and Income Fund..................       18,731,016             3,030,543
Stock Fund..............................      384,471,498            91,552,056
MidCap Fund.............................       54,448,565            25,483,989
Small Company Fund......................      150,453,629           127,135,721
Capital Appreciation Fund...............      959,931,998           706,327,096
International Opportunities Fund........       82,292,685            57,356,301
Global Leaders Fund.....................        5,757,712             1,982,610

 6.  TAX COST AND UNREALIZED APPRECIATION (DEPRECIATION) OF INVESTMENTS:

     As of December 31, 1998, the aggregate gross unrealized appreciation and depreciation of all investments, based on cost for federal income tax purposes, was as follows:

                                              AGGREGATE GROSS    AGGREGATE GROSS
                                                 UNREALIZED         UNREALIZED      NET UNREALIZED
FUND                              TAX COST      APPRECIATION       DEPRECIATION      APPRECIATION
------------------------------  ------------  ----------------   ----------------   ---------------
Bond Income Strategy Fund.....  $ 77,233,349     $ 1,898,553       $   (346,644)      $ 1,551,909
Advisers Fund.................   634,408,008      78,831,508         (8,774,147)       70,057,361
Dividend and Growth Fund......   287,898,017      43,068,144         (9,644,750)       33,423,394
Stock Fund....................   431,122,122      85,742,579        (11,297,213)       74,445,366
Capital Appreciation Fund.....   678,238,251     130,281,680        (96,105,018)       34,176,662
Small Company Fund............    58,337,278      13,715,918         (3,342,772)       10,373,146
International Opportunities
 Fund.........................    51,226,175       6,113,647         (1,744,455)        4,369,192
MidCap Fund...................    32,286,749       5,711,201         (1,058,907)        4,652,294
Growth and Income Fund........    16,297,344       2,582,680           (275,261)        2,307,419
High Yield Fund...............    13,587,645         311,219           (144,449)          166,770
Global Leaders Fund...........     4,449,564         831,086            (15,887)          815,199

 7.  CAPITAL SHARE TRANSACTIONS:

     The following information is for the year ended December 31, 1998:

                                                        BOND INCOME STRATEGY
                               MONEY MARKET FUND                FUND                 ADVISERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS A
Shares sold..............   72,590,461  $ 72,590,461   2,217,207  $ 23,772,753  14,668,464  $216,723,178
Shares issued on
 reinvestment of
 distributions...........    1,109,430     1,109,430     197,172     2,108,757     534,467     8,159,366
Shares redeemed..........  (66,854,465)  (66,854,465)   (727,575)   (7,803,755) (2,419,880)  (35,649,152)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    6,845,426  $  6,845,426   1,686,804  $ 18,077,755  12,783,051  $189,233,392
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

______________________________________ 57 ______________________________________

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
 DECEMBER 31, 1998

                                                                                  CAPITAL APPRECIATION
                           DIVIDEND AND GROWTH FUND          STOCK FUND                   FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS A
Shares sold..............    7,385,119  $116,092,425  10,615,322  $188,034,558  11,038,450  $220,993,901
Shares issued on
 reinvestment of
 distributions...........      125,486     1,961,799     130,820     2,493,447     103,173     2,127,930
Shares redeemed..........   (1,137,735)  (17,589,450) (1,467,139)  (25,736,755) (5,002,856)  (95,695,005)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    6,372,870  $100,464,774   9,279,003  $164,791,250   6,138,767  $127,426,826
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                           INTERNATIONAL
                              SMALL COMPANY FUND         OPPORTUNITIES FUND           MIDCAP FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS A
Shares sold..............    2,098,937  $ 25,705,200   1,561,672  $ 18,230,610   1,877,292  $ 20,232,636
Shares issued on
 reinvestment of
 distributions...........       19,781       255,555       3,432        40,680      --           --
Shares redeemed..........     (887,713)  (10,515,722)   (357,834)   (4,022,123)   (112,836)   (1,202,906)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    1,231,005  $ 15,445,033   1,207,270  $ 14,249,167   1,764,456  $ 19,029,730
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                            GROWTH AND INCOME FUND        HIGH YIELD FUND         GLOBAL LEADERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS A
Shares sold..............      989,220  $ 10,007,211     827,597  $  8,285,112     290,399  $  3,051,775
Shares issued on
 reinvestment of
 distributions...........        1,522        14,537      12,984       130,321       7,152        85,972
Shares redeemed..........      (19,379)     (199,227)     (2,419)      (24,088)     --           --
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      971,363  $  9,822,522     838,162  $  8,391,345     297,551  $  3,137,747
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                        BOND INCOME STRATEGY
                               MONEY MARKET FUND                FUND                 ADVISERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS B
Shares sold..............   18,281,807  $ 18,281,807   1,343,487  $ 14,373,594  12,788,835  $188,280,059
Shares issued on
 reinvestment of
 distributions...........      245,990       245,990      47,193       503,881     319,674     4,856,441
Shares redeemed..........  (11,040,944)  (11,040,944)   (369,800)   (3,953,640)   (799,212)  (11,794,207)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    7,486,854  $  7,486,854   1,020,880  $ 10,923,635  12,309,297  $181,342,293
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                                  CAPITAL APPRECIATION
                           DIVIDEND AND GROWTH FUND          STOCK FUND                   FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS B
Shares sold..............    4,738,961  $ 74,046,718   7,718,134  $134,930,641   8,049,387  $161,848,122
Shares issued on
 reinvestment of
 distributions...........       42,146       645,761      90,591     1,697,807      84,258     1,714,921
Shares redeemed..........     (512,477)   (7,915,132)   (594,162)  (10,213,894) (2,499,822)  (46,713,467)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    4,268,630  $ 66,777,347   7,214,563  $126,414,554   5,633,823  $116,849,576
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

______________________________________ 58 ______________________________________

                                                           INTERNATIONAL
                              SMALL COMPANY FUND         OPPORTUNITIES FUND           MIDCAP FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS B
Shares sold..............      695,531  $  8,513,456     425,868  $  4,892,462     657,060  $  7,070,206
Shares issued on
 reinvestment of
 distributions...........        9,889       126,081           2            25      --           --
Shares redeemed..........     (109,150)   (1,332,560)   (107,860)   (1,201,434)    (29,393)     (312,238)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      596,270  $  7,306,977     318,011  $  3,691,053     627,667  $  6,757,968
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                            GROWTH AND INCOME FUND        HIGH YIELD FUND         GLOBAL LEADERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS B
Shares sold..............      312,295  $  3,119,978     228,235  $  2,283,684      40,185  $    421,831
Shares issued on
 reinvestment of
 distributions...........          189         1,806       2,050        20,573         969        11,627
Shares redeemed..........       (2,494)      (23,663)     (1,382)      (14,028)     (2,743)      (34,701)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      309,991  $  3,098,120     228,903  $  2,290,229      38,411  $    398,757
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                        BOND INCOME STRATEGY
                               MONEY MARKET FUND                FUND                 ADVISERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS C
Shares sold..............    2,584,648  $  2,584,648     577,572  $  5,816,789   5,386,522  $ 52,552,713
Shares issued on
 reinvestment of
 distributions...........        9,179         9,179       6,895        69,395     129,003     1,283,774
Shares redeemed..........   (1,390,473)    1,390,473)    (45,670)     (458,890)    (86,185)     (843,737)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    1,203,354  $  1,203,354     538,797  $  5,427,294   5,429,340  $ 52,992,750
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                                  CAPITAL APPRECIATION
                           DIVIDEND AND GROWTH FUND          STOCK FUND                   FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS C
Shares sold..............      952,615  $  9,249,867   3,472,413  $ 33,293,936   1,549,815  $ 14,023,487
Shares issued on
 reinvestment of
 distributions...........        6,321        61,804      50,177       507,292      --           --
Shares redeemed..........      (22,367)     (220,615)    (73,495)     (680,394)    (57,413)     (514,760)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      936,569  $  9,091,056   3,449,096  $ 33,120,833   1,492,402  $ 13,508,727
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                           INTERNATIONAL
                              SMALL COMPANY FUND         OPPORTUNITIES FUND           MIDCAP FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS C
Shares sold..............      269,600  $  2,413,522     144,221  $  1,288,663     104,562  $    989,561
Shares issued on
 reinvestment of
 distributions...........      --            --              353         3,362      --           --
Shares redeemed..........       (5,840)      (55,486)       (394)       (3,680)     (5,508)      (49,502)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      263,760  $  2,358,036     144,180  $  1,288,344      99,054  $    940,059
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

______________________________________ 59 ______________________________________

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
 DECEMBER 31, 1998

                            GROWTH AND INCOME FUND        HIGH YIELD FUND         GLOBAL LEADERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS C
Shares sold..............      339,082  $  3,403,834     223,263  $  2,238,547      39,826  $    415,228
Shares issued on
 reinvestment of
 distributions...........          128         1,202       2,376        23,878       1,008        12,093
Shares redeemed..........       (7,974)      (77,476)     (1,078)      (10,870)     --
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      331,236  $  3,327,559     224,561  $  2,251,555      40,834  $    427,321
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                        BOND INCOME STRATEGY
                               MONEY MARKET FUND                FUND                 ADVISERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS Y
Shares sold..............   11,162,631  $ 11,162,631     782,903  $  8,441,971   1,028,339  $ 15,147,226
Shares issued on
 reinvestment of
 distributions...........      138,240       138,240      45,476       488,379     123,062     1,880,476
Shares redeemed..........   (8,618,326)   (8,618,326)   (279,284)   (3,002,181    (442,801)   (6,438,471)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    2,682,545  $  2,682,545     549,095  $  5,928,169     708,600  $ 10,589,232
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                                  CAPITAL APPRECIATION
                           DIVIDEND AND GROWTH FUND          STOCK FUND                   FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS Y
Shares sold..............      534,171  $  8,408,783      39,075  $    725,569     678,544  $ 13,618,020
Shares issued on
 reinvestment of
 distributions...........       16,122       254,131       4,044        77,800       8,140       169,470
Shares redeemed..........     (422,594)   (6,795,450)     (6,476)     (112,996)   (826,549)  (17,308,917)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase
 (decrease)..............      127,700  $  1,867,464      36,643  $    690,373    (139,865) $ (3,521,427)
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                           INTERNATIONAL
                              SMALL COMPANY FUND         OPPORTUNITIES FUND           MIDCAP FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS Y
Shares sold..............      513,335  $  6,387,840     574,757  $  6,741,690     355,368  $  3,943,675
Shares issued on
 reinvestment of
 distributions...........        7,878       102,734       3,164        37,687      --           --
Shares redeemed..........     (296,016)   (3,687,096)   (275,192)   (3,124,385)    (81,834)     (874,044)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      225,198  $  2,803,478     302,729  $  3,654,992     273,535  $  3,069,631
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                            GROWTH AND INCOME FUND        HIGH YIELD FUND         GLOBAL LEADERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS Y
Shares sold..............       33,554  $    339,664     100,000  $  1,000,000      30,000  $    300,000
Shares issued on
 reinvestment of
 distributions...........           98           940       1,776        17,821         867        10,428
Shares redeemed..........      --            --           --           --           --           --
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............       33,652  $    340,604     101,776  $  1,017,821      30,867  $    310,428
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

______________________________________ 60 ______________________________________

     The following information is for the period ending December 31, 1997:

                                                        BOND INCOME STRATEGY
                               MONEY MARKET FUND                FUND                 ADVISERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS A
Shares sold..............   38,230,951  $ 38,230,951   2,153,365  $ 22,403,019   6,154,830  $ 78,925,158
Shares issued on
 reinvestment of
 distributions...........      872,366       872,366     145,580     1,522,249      87,579     1,135,044
Shares redeemed..........  (27,278,534)  (27,278,534)   (668,900)   (7,075,576)   (184,092)   (2,386,422)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............   11,824,783  $ 11,824,783   1,630,045  $ 16,849,692   6,058,317  $ 77,673,780
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                                  CAPITAL APPRECIATION
                           DIVIDEND AND GROWTH FUND          STOCK FUND                   FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS A
Shares sold..............    4,527,342  $ 62,564,218   4,284,826  $ 61,336,237  11,903,386  $236,230,545
Shares issued on
 reinvestment of
 distributions...........       62,376       889,158       8,399       122,981     387,629     7,293,278
Shares redeemed..........     (512,573)   (7,020,346)   (499,124)   (7,219,622) (1,230,817)  (25,238,492)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    4,077,145  $ 56,433,030   3,794,101  $ 54,239,596  11,060,198  $218,285,331
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                INTERNATIONAL
                                   SMALL COMPANY FUND         OPPORTUNITIES FUND
                                -------------------------  ------------------------
                                  SHARES        AMOUNT       SHARES       AMOUNT
                                -----------  ------------  ----------  ------------
CLASS A
Shares sold...................    1,563,737  $ 19,638,094   1,404,244  $ 15,957,135
Shares issued on reinvestment
 of distributions.............       66,524       768,836      28,770       299,574
Shares redeemed...............     (472,607)   (6,262,441)   (349,105)   (3,879,591)
                                -----------  ------------  ----------  ------------
Net Increase..................    1,157,654  $ 14,144,489   1,083,909  $ 12,377,118
                                -----------  ------------  ----------  ------------
                                -----------  ------------  ----------  ------------

                                                        BOND INCOME STRATEGY
                               MONEY MARKET FUND                FUND                 ADVISERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS B
Shares sold..............    5,870,708  $  5,870,708     612,657  $  6,438,050   2,882,743  $ 36,730,437
Shares issued on
 reinvestment of
 distributions...........       44,356        44,356      11,668       122,715      26,867       346,972
Shares redeemed..........   (1,466,126)   (1,466,126)    (93,401)     (973,394)    (94,146)   (1,188,076)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    4,448,938  $  4,448,938     530,924  $  5,587,371   2,815,464  $ 35,889,333
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                                  CAPITAL APPRECIATION
                           DIVIDEND AND GROWTH FUND          STOCK FUND                   FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS B
Shares sold..............    2,538,636  $ 34,876,647   2,451,215  $ 34,862,504   8,639,143  $172,632,683
Shares issued on
 reinvestment of
 distributions...........       27,298       385,513       4,573        66,285     284,109     5,301,745
Shares redeemed..........     (320,322)   (4,637,659)   (212,892)   (3,097,391)   (144,046)   (2,910,190)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    2,245,612  $ 30,624,501   2,242,896  $ 31,831,398   8,779,206  $175,024,238
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

______________________________________ 61 ______________________________________

 THE HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
 DECEMBER 31, 1998

                                                                INTERNATIONAL
                                   SMALL COMPANY FUND         OPPORTUNITIES FUND
                                -------------------------  ------------------------
                                  SHARES        AMOUNT       SHARES       AMOUNT
                                -----------  ------------  ----------  ------------
CLASS B
Shares sold...................      788,063  $ 10,175,219     689,420  $  7,753,696
Shares issued on reinvestment
 of distributions.............       34,763       398,035      12,211       125,757
Shares redeemed...............      (40,102)     (486,917)    (31,621)     (348,497)
                                -----------  ------------  ----------  ------------
Net Increase..................      782,724  $ 10,086,337     670,010  $  7,530,956
                                -----------  ------------  ----------  ------------
                                -----------  ------------  ----------  ------------

                                                        BOND INCOME STRATEGY
                               MONEY MARKET FUND                FUND                 ADVISERS FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS Y
Shares sold..............    5,724,039  $  5,724,039     476,540  $  5,016,788   3,224,923  $ 36,739,860
Shares issued on
 reinvestment of
 distributions...........       81,393        81,393      13,863       146,182      58,225       752,023
Shares redeemed..........   (3,167,837)   (3,167,837)    (43,885)     (455,655)   (331,924)   (4,128,773)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............    2,637,595  $  2,637,595     446,518  $  4,707,315   2,951,224  $ 33,363,110
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                                  CAPITAL APPRECIATION
                           DIVIDEND AND GROWTH FUND          STOCK FUND                   FUND
                           -------------------------  ------------------------  ------------------------
                             SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                           -----------  ------------  ----------  ------------  ----------  ------------
CLASS Y
Shares sold..............      931,473  $ 12,795,139     357,092  $  5,308,377   1,565,763  $ 30,037,701
Shares issued on
 reinvestment of
 distributions...........       13,922       198,485         718        10,592      49,948       945,864
Shares redeemed..........      (52,079)     (696,187)       (270)       (3,307)   (142,907)   (2,765,560)
                           -----------  ------------  ----------  ------------  ----------  ------------
Net Increase.............      893,316  $ 12,297,437     357,540  $  5,315,662   1,472,804  $ 28,218,005
                           -----------  ------------  ----------  ------------  ----------  ------------
                           -----------  ------------  ----------  ------------  ----------  ------------

                                                                INTERNATIONAL
                                   SMALL COMPANY FUND         OPPORTUNITIES FUND
                                -------------------------  ------------------------
                                  SHARES        AMOUNT       SHARES       AMOUNT
                                -----------  ------------  ----------  ------------
CLASS Y
Shares sold...................      805,629  $  9,682,345     671,155  $  7,458,393
Shares issued on reinvestment
 of distributions.............       32,532       378,667      13,375       139,815
Shares redeemed...............     (104,804)   (1,277,729)    (85,615)     (975,640)
                                -----------  ------------  ----------  ------------
Net Increase..................      733,357  $  8,783,283     598,915  $  6,622,568
                                -----------  ------------  ----------  ------------
                                -----------  ------------  ----------  ------------

 8.  RECLASSIFICATION OF CAPITAL ACCOUNTS:

     In accordance with American Institute of Certified Public Accountants Statement of Position 93-2, DETERMINATION, DISCLOSURE, AND FINANCIAL STATEMENT PRESENTATION OF INCOME, CAPITAL GAIN, AND RETURN OF CAPITAL DISTRIBUTIONS BY INVESTMENT COMPANIES, the Funds have recorded several reclassifications in their capital accounts. These reclassifications had no impact on the net asset value of the Funds and are designed generally to present accumulated undistributed (distribution in excess of) net investment income and realized gain on investments on a tax basis which is considered to be more informative to the shareholder. The reclassifications are a result of temporary and permanent differences between GAAP and tax accounting as a result of losses on wash sale transactions, paydown gains and losses on mortgage-backed securities, foreign currency gains and losses, post October loss deferrals and realized and unrealized gains and losses on passive foreign investment companies. Therefore the source of the Funds' distributions may be shown in the accompanying Statement of Changes in Net Assets as from investment income, from net realized gains on investments or from capital

______________________________________ 62 ______________________________________
     depending on the type of book and tax differences that exist. As of December 31, 1998, the Funds recorded the following reclassifications to increase (decrease) the accounts listed below.

                                                        ACCUMULATED
                                       ACCUMULATED     UNDISTRIBUTED
                                      UNDISTRIBUTED    (DISTRIBUTION
                                      (DISTRIBUTION    IN EXCESS OF)
                                      IN EXCESS OF)     NET REALIZED
                                     NET INVESTMENT       GAIN ON         PAID-IN
FUND                                     INCOME         INVESTMENTS       SURPLUS
-----------------------------------  ---------------   --------------   ------------
Bond Income Strategy Fund..........     $    2,212       $    (2,158)   $        (54)
High Yield Bond Fund...............            (20)               20         --
Advisers Fund......................        881,291          (880,193)         (1,098)
Dividend and Growth Fund...........          1,987          --                (1,987)
Growth and Income Fund.............         17,226          --               (17,226)
Stock Fund.........................        890,834          (699,919)       (190,915)
MidCap Fund........................        174,148          (174,148)        --
Capital Appreciation Fund..........      5,709,226         1,515,918      (7,225,144)
Small Company Fund.................        455,149               205        (455,354)
International Opportunities Fund...         (9,714)            7,605           2,109
Global Leaders Fund................          3,431            (3,431)        --

 9.  CAPITAL LOSS CARRYOVER:

     At December 31, 1998, (tax year-end) the following Funds had capital loss forwards for U.S. federal tax purposes of approximately:

                                                        YEAR OF
FUND                                        AMOUNT     EXPIRATION
----------------------------------------  -----------  ----------
Capital Appreciation Fund...............  $24,202,309     2006
International Opportunities Fund........    1,727,302     2006
Growth and Income Fund..................      108,720     2006
Small Company Fund......................    5,336,785     2006

 10. TAX INFORMATION NOTICE: (UNAUDITED)

     For the year ended December 31, 1998, the following Funds distributed long-term capital gain dividends as following:

Bond Income Strategy Fund.........................  $   76,114
Dividend and Growth Fund..........................   1,297,876
Stock Fund........................................   4,332,814
Advisers Fund.....................................   9,168,305
Small Company Fund................................     121,564

 11. EUROPEAN MONETARY UNION:

     On January 1, 1999, the European Monetary Union "EMU" introduced a new single currency, the euro, which will replace the national currencies of the participating members countries. Until 2002, the national currencies will continue to exist, but exchange rates will be tied to the euro. The introduction of the euro is likely to affect all stages of the investment process, including trading, foreign exchange and accounting. Because this change to a single currency is new, the introduction of the euro may result in market volatility and may affect the business or financial conditions of European issuers or of a Portfolio investing in European issuers. In addition, while the conversion will eliminate currency risk among the participating nations, currency risk between the euro and the U.S. dollar remains a factor.

 12. LINE OF CREDIT:

     The Funds participate in a $500,000,000 committed revolving line of credit facility. The facility is to be used for temporary or emergency purposes. Under the arrangement, the Funds are required to own securities having a market value in excess of 300% of the total bank borrowings. The interest rate on borrowings varies depending on the nature of the loan. The facility also requires a fee to be paid based on the amount of the commitment which has not been utilized. During the year ended December 31, 1998, the Funds did not have any borrowings under these facilities.

______________________________________ 63 ______________________________________

 HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 FINANCIAL HIGHLIGHTS

                                                              -- SELECTED PER-SHARE DATA(A) --
                           ------------------------------------------------------------------------------------------------------
                                                      NET REALIZED
                                                           AND
                           NET ASSET                   UNREALIZED                    DIVIDENDS
                            VALUE AT        NET           GAIN        TOTAL FROM     FROM NET     DISTRIBUTIONS    DISTRIBUTIONS
                           BEGINNING    INVESTMENT      (LOSS) ON     INVESTMENT    INVESTMENT    FROM REALIZED         FROM
                           OF PERIOD      INCOME       INVESTMENTS    OPERATIONS      INCOME      CAPITAL GAINS       CAPITAL
                           ----------   -----------   -------------   -----------   -----------   --------------   --------------

THE HARTFORD MONEY MARKET
 FUND
   For the Year Ended
    December 31, 1998
   Class A...............    $ 1.00        $ 0.50        $--            $  0.50       $ (0.50)        $--              $--
   Class B...............      1.00          0.40         --               0.40         (0.40)        --               --
   Class Y...............      1.00          0.50         --               0.50         (0.50)        --               --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............      1.00          0.20         --               0.20         (0.20)        --               --
   For the Year Ended
    December 31, 1997
   Class A...............      1.00          0.05         --               0.05         (0.05)        --               --
   Class B...............      1.00          0.01         --               0.01         (0.01)        --               --
   Class Y...............      1.00          0.05         --               0.05         (0.05)        --               --
   From inception July,
    1996 to December 31,
    1996
   Class A...............      1.00          0.02         --               0.02         (0.02)        --               --
   Class Y...............      1.00          0.02         --               0.02         (0.02)        --               --

THE HARTFORD BOND INCOME
 STRATEGY FUND
   For the Year Ended
    December 31, 1998
   Class A...............     10.61          0.54           0.23           0.77         (0.54)          (0.08)         --
   Class B...............     10.58          0.47           0.22           0.69         (0.47)          (0.08)         --
   Class Y...............     10.64          0.58           0.24           0.82         (0.57)          (0.08)         --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00          0.18           0.14           0.32         (0.20)          (0.06)         --
   For the Year Ended
    December 31, 1997
   Class A...............     10.26          0.57           0.50           1.07         (0.56)          (0.16)         --
   Class B...............     10.25          0.53           0.46           0.99         (0.50)          (0.16)         --
   Class Y...............     10.27          0.58           0.54           1.12         (0.59)          (0.16)         --
   From inception July 1,
    1996 to December 31,
    1996
   Class A...............     10.00          0.26           0.31           0.57         (0.25)          (0.06)         --
   Class B...............     10.00          0.20           0.34           0.54         (0.23)          (0.06)         --
   Class Y...............     10.00          0.28           0.31           0.59         (0.26)          (0.06)         --

THE HARTFORD ADVISERS
 FUND
   For the Year Ended
    December 31, 1998
   Class A...............     13.41          0.23           2.58           2.81         (0.25)          (0.26)         --
   Class B...............     13.33          0.15           2.54           2.69         (0.17)          (0.26)         --
   Class Y...............     13.46          0.29           2.59           2.88         (0.28)          (0.26)         --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00          0.10           0.41           0.51         (0.14)          (0.26)         --
   For the Year Ended
    December 31, 1997
   Class A...............     11.08          0.16           2.41           2.57         (0.17)          (0.07)         --
   Class B...............     11.05          0.16           2.31           2.47         (0.12)          (0.07)         --
   Class Y...............     11.10          0.31           2.32           2.63         (0.20)          (0.07)         --
   From inception July 1,
    1996 to December 31,
    1996
   Class A...............     10.00          0.09           1.07           1.16         (0.08)        --               --
   Class B...............     10.00          0.02           1.11           1.13         (0.08)        --               --
   Class Y...............     10.00          0.03           1.16           1.19         (0.09)        --               --

THE HARTFORD DIVIDEND AND
 GROWTH FUND
   For the Year Ended
    December 31, 1998
   Class A...............     14.72          0.15           1.97           2.12         (0.15)          (0.07)         --
   Class B...............     14.61          0.06           1.92           1.98         (0.05)          (0.07)         --
   Class Y...............     14.77          0.24           1.94           2.18         (0.19)          (0.07)         --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00          0.03           0.44           0.47         (0.06)          (0.07)         --
   For the Year Ended
    December 31, 1997
   Class A...............     11.45          0.13           3.40           3.53         (0.12)          (0.14)         --
   Class B...............     11.40          0.13           3.30           3.43         (0.08)          (0.14)         --
   Class Y...............     11.46          0.21           3.39           3.60         (0.15)          (0.14)         --
   From inception July 1,
    1996 to December 31,
    1996
   Class A...............     10.00          0.07           1.46           1.53         (0.06)          (0.02)         --
   Class B...............     10.00          0.01           1.48           1.49         (0.07)          (0.02)         --
   Class Y...............     10.00          0.02           1.53           1.55         (0.07)          (0.02)         --

THE HARTFORD STOCK FUND
   For the Year Ended
    December 31, 1998
   Class A...............     15.16         (0.01)          4.75           4.74        --               (0.19)           (0.01)
   Class B...............     15.01         (0.05)          4.60           4.55        --               (0.19)           (0.01)
   Class Y...............     15.25          0.06           4.78           4.84        --               (0.19)           (0.01)
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00         (0.01)          0.48           0.47        --               (0.01)           (0.01)
   For the Year Ended
    December 31, 1997
   Class A...............     11.53        --               3.66           3.66        --               (0.03)         --
   Class B...............     11.50         (0.02)          3.56           3.54        --               (0.03)         --
   Class Y...............     11.55          0.03           3.70           3.73        --               (0.03)         --
   From inception July 1,
    1996 to December 31,
    1996
   Class A...............     10.00          0.02           1.53           1.55         (0.02)        --               --
   Class B...............     10.00        --               1.52           1.52         (0.02)        --               --
   Class Y...............     10.00          0.01           1.57           1.58         (0.03)        --               --

(a) Information presented relates to a share of capital stock outstanding throughout the indicated period.
(b)  Annualized.
(c)  Does not include sales charges.
(d)  Not annualized.
(e) Portfolio turnover rate is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                                                 -- RATIOS AND SUPPLEMEMENTAL DATA --
                                                                          --------------------------------------------------
                                 -- SELECTED PER-SHARE DATA(A) --                                              RATIO OF
                           --------------------------------------------                                        EXPENSES
                                                             NET ASSET                    NET ASSETS          TO AVERAGE
                                             NET INCREASE     VALUE AT                     AT END OF          NET ASSETS
                               TOTAL        (DECREASE) IN       END          TOTAL          PERIOD        BEFORE WAIVERS AND
                           DISTRIBUTIONS      NET ASSETS     OF PERIOD     RETURN(C)    (IN THOUSANDS)      REIMBURSEMENTS
                           --------------   --------------   ----------   -----------   ---------------   ------------------

THE HARTFORD MONEY MARKET
 FUND
  For the Year Ended
   December 31, 1998
  Class A................      $ (0.50)         $--            $ 1.00          4.69%        $ 29,424                 1.20%
  Class B................        (0.40)         --               1.00          3.97           11,936                 1.86
  Class Y................        (0.50)         --               1.00          5.16            5,320                 0.71
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................        (0.20)         --               1.00          1.58(d)         1,203                 2.02(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.05)         --               1.00          4.73           22,578                 1.23
  Class B................        (0.01)         --               1.00          1.45(d)         4,449                 3.63(b)
  Class Y................        (0.05)         --               1.00          5.23            2,638                 0.82
  From inception July,
   1996 to December 31,
   1996
  Class A................        (0.02)         --               1.00          2.01(d)        10,754                 2.70(b)
  Class Y................        (0.02)         --               1.00          2.34(d)          0.30             3,496.38(b)

THE HARTFORD BOND INCOME
 STRATEGY FUND
  For the Year Ended
   December 31, 1998
  Class A................        (0.62)           0.15          10.76          7.48           47,143                 1.27
  Class B................        (0.55)           0.14          10.72          6.70           16,772                 2.01
  Class Y................        (0.65)           0.17          10.81          7.98           10,766                 0.84
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................        (0.26)           0.06          10.06          3.19(d)         5,420                 2.13(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.72)           0.35          10.61         10.80           28,589                 1.44
  Class B................        (0.66)           0.33          10.58          9.96            5,745                 2.19
  Class Y................        (0.75)           0.37          10.64         11.30            5,756                 1.01
  From inception July 1,
   1996 to December 31,
   1996
  Class A................        (0.31)           0.26          10.26          5.73(d)        10,925                 2.72(b)
  Class B................        (0.29)           0.25          10.25          5.38(d)           124                22.36(b)
  Class Y................        (0.32)           0.27          10.27          5.95(d)             5               185.34(b)

THE HARTFORD ADVISERS
 FUND
  For the Year Ended
   December 31, 1998
  Class A................        (0.51)           2.30          15.71         21.09          316,435                 1.38
  Class B................        (0.42)           2.26          15.59         20.27          237,959                 2.11
  Class Y................        (0.54)           2.34          15.80         21.62           57,891                 0.90
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................        (0.40)           0.11          10.11          5.25(d)        54,907                 2.18(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.24)           2.33          13.41         23.30           98,633                 1.55
  Class B................        (0.19)           2.28          13.33         22.44           39,334                 2.31
  Class Y................        (0.27)           2.36          13.46         23.80           39,773                 1.03
  From inception July 1,
   1996 to December 31,
   1996
  Class A................        (0.08)           1.08          11.08         11.56(d)        14,347                 2.94(b)
  Class B................        (0.08)           1.05          11.05         11.28(d)         1,499                 6.71(b)
  Class Y................        (0.09)           1.10          11.10         11.88(d)            34               144.82(b)

THE HARTFORD DIVIDEND AND
 GROWTH FUND
  For the Year Ended
   December 31, 1998
  Class A................        (0.22)           1.90          16.62         14.47          182,495                 1.38
  Class B................        (0.12)           1.86          16.47         13.62          108,344                 2.10
  Class Y................        (0.26)           1.92          16.69         14.86           17,098                 0.91
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................        (0.13)           0.34          10.34          4.82(d)         9,682                 2.20(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.26)           3.27          14.72         30.99           67,861                 1.59
  Class B................        (0.22)           3.21          14.61         30.20           33,730                 2.34
  Class Y................        (0.29)           3.31          14.77         31.59           13,236                 1.09
  From inception July 1,
   1996 to December 31,
   1996
  Class A................        (0.08)           1.45          11.45         15.29(d)         6,083                 4.12(b)
  Class B................        (0.09)           1.40          11.40         14.82(d)        33,741                12.97(b)
  Class Y................        (0.09)           1.46          11.46         15.49(d)        13,241               141.53(b)

THE HARTFORD STOCK FUND
  For the Year Ended
   December 31, 1998
  Class A................        (0.20)           4.54          19.70         31.33          268,226                 1.44
  Class B................        (0.20)           4.35          19.36         30.38          185,205                 2.16
  Class Y................        (0.20)           4.64          19.89         31.80            7,919                 0.96
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................        (0.02)           0.45          10.45          6.60(d)        36,039                 2.24(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.03)           3.63          15.16         31.78           65,763                 1.64
  Class B................        (0.03)           3.51          15.01         30.82           35,294                 2.38
  Class Y................        (0.03)           3.70          15.25         32.33            5,510                 1.11
  From inception July 1,
   1996 to December 31,
   1996
  Class A................        (0.02)           1.53          11.53         15.50(d)         6,273                 3.96(b)
  Class B................        (0.02)           1.50          11.50         15.20(d)         1,254                 7.76(b)
  Class Y................        (0.03)           1.55          11.55         15.80(d)            44               133.50(b)


                               RATIO OF           RATIO OF
                              EXPENSES TO           NET
                                AVERAGE          INVESTMENT
                              NET ASSETS           INCOME       PORTFOLIO
                           AFTER WAIVERS AND     TO AVERAGE     TURNOVER
                            REIMBURSEMENTS       NET ASSETS     RATE(E)
                           -----------------   --------------   --------
THE HARTFORD MONEY MARKET
 FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.00%            4.57%          N/A
  Class B................           1.70             3.83         --
  Class Y................           0.55             4.99         --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           1.70(b)          3.57(b)      --
  For the Year Ended
   December 31, 1997
  Class A................           1.00             4.67           N/A
  Class B................           1.70(b)          3.92         --
  Class Y................           0.55             5.13         --
  From inception July,
   1996 to December 31,
   1996
  Class A................           1.00(b)          4.49(b)        N/A
  Class Y................           0.55(b)          4.56(b)      --
THE HARTFORD BOND INCOME
 STRATEGY FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.25             5.04        135.01%
  Class B................           1.95             4.32         --
  Class Y................           0.80             5.48         --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           1.95(b)          4.13(b)      --
  For the Year Ended
   December 31, 1997
  Class A................           1.25             5.59        220.45
  Class B................           1.95             4.85         --
  Class Y................           0.80             5.98         --
  From inception July 1,
   1996 to December 31,
   1996
  Class A................           1.25(b)          5.72(b)      75.52
  Class B................           1.95(b)          5.22(b)      --
  Class Y................           0.80(b)          6.17(b)      --
THE HARTFORD ADVISERS
 FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.38             1.67         40.24
  Class B................           2.10             0.98         --
  Class Y................           0.90             2.09         --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.10(b)          1.06(b)      --
  For the Year Ended
   December 31, 1997
  Class A................           1.40             1.54         38.62
  Class B................           2.10             0.80         --
  Class Y................           0.95             2.08         --
  From inception July 1,
   1996 to December 31,
   1996
  Class A................           1.40(b)          2.13(b)      19.75
  Class B................           2.10(b)          1.24(b)      --
  Class Y................           0.95(b)          2.75(b)      --
THE HARTFORD DIVIDEND AND
 GROWTH FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.38             1.08         46.43
  Class B................           2.10             0.39         --
  Class Y................           0.91             1.53         --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.10(b)          0.23(b)      --
  For the Year Ended
   December 31, 1997
  Class A................           1.40             1.42         28.75
  Class B................           2.10             0.69         --
  Class Y................           0.95             1.83         --
  From inception July 1,
   1996 to December 31,
   1996
  Class A................           1.40(b)          1.95(b)      29.80
  Class B................           2.10(b)          0.82(b)      --
  Class Y................           0.95(b)          2.41(b)      --
THE HARTFORD STOCK FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.44            (0.07)        37.03
  Class B................           2.15            (0.77)        --
  Class Y................           0.96             0.36         --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.15(b)         (0.76)(b)     --
  For the Year Ended
   December 31, 1997
  Class A................           1.45             0.06         42.83
  Class B................           2.15            (0.66)        --
  Class Y................           1.00             0.53         --
  From inception July 1,
   1996 to December 31,
   1996
  Class A................           1.45(b)          0.71(b)      11.87
  Class B................           2.15(b)         (0.12)(b)     --
  Class Y................           1.00(b)          1.37(b)      --

(a) Information presented relates to a share of capital stock outstanding throughout the indicated period.
(b)  Annualized.
(c)  Does not include sales charges.
(d)  Not annualized.
(e) Portfolio turnover rate is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 HARTFORD MUTUAL FUNDS, INC.
--------------------------------------------------------------------------------
 FINANCIAL HIGHLIGHTS -- (CONTINUED)

                                                              -- SELECTED PER-SHARE DATA(A) --
                           ------------------------------------------------------------------------------------------------------
                                                      NET REALIZED
                                                           AND
                           NET ASSET                   UNREALIZED                    DIVIDENDS
                            VALUE AT        NET           GAIN        TOTAL FROM     FROM NET     DISTRIBUTIONS    DISTRIBUTIONS
                           BEGINNING    INVESTMENT      (LOSS) ON     INVESTMENT    INVESTMENT    FROM REALIZED         FROM
                           OF PERIOD      INCOME       INVESTMENTS    OPERATIONS      INCOME      CAPITAL GAINS       CAPITAL
                           ----------   -----------   -------------   -----------   -----------   --------------   --------------

THE HARTFORD CAPITAL
 APPRECIATION FUND
   For the Year Ended
    December 31, 1998
   Class A...............    $19.90        $(0.10)       $  0.75        $  0.65       $--             $ (0.13)         $--
   Class B...............     19.71         (0.21)          0.71           0.50        --               (0.13)         --
   Class Y...............     20.05         (0.06)          0.80           0.74        --               (0.13)         --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00         (0.03)          0.24           0.21        --             --               --
   For the Year Ended
    December 31, 1997
   Class A...............     13.36         (0.03)          7.34           7.31        --               (0.77)         --
   Class B...............     13.32         (0.06)          7.22           7.16        --               (0.77)         --
   Class Y...............     13.38         (0.03)          7.47           7.44        --               (0.77)         --
   From inception July 1,
    1996 to December 31,
    1996
   Class A...............     10.00         (0.03)          3.80           3.77        --               (0.41)         --
   Class B...............     10.00         (0.02)          3.75           3.73        --               (0.41)         --
   Class Y...............     10.00        --               3.79           3.79        --               (0.41)         --

THE HARTFORD SMALL
 COMPANY FUND
   For the Year Ended
    December 31, 1998
   Class A...............     12.16         (0.06)          1.33           1.27        --               (0.12)         --
   Class B...............     12.04         (0.12)          1.29           1.17        --               (0.12)         --
   Class Y...............     12.24         (0.03)          1.38           1.35        --               (0.12)         --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00         (0.02)          0.50           0.48        --             --               --
   For the Year Ended
    December 31, 1997
   Class A...............     10.68         (0.02)          2.05           2.03        --               (0.55)         --
   Class B...............     10.65         (0.03)          1.97           1.94        --               (0.55)         --
   Class Y...............     10.71         (0.01)          2.09           2.08        --               (0.55)         --
   From inception July 1,
    1996 to December 31,
    1996
   Class A...............     10.00         (0.02)          1.42           1.40        --               (0.72)         --
   Class B...............     10.00         (0.02)          1.39           1.37        --               (0.72)         --
   Class Y...............     10.00        --               1.43           1.43        --               (0.72)         --

THE HARTFORD
 INTERNATIONAL
 OPPORTUNITIES FUND
   For the Year Ended
    December 31, 1998
   Class A...............     10.58          0.07           1.26           1.33         (0.02)        --               --
   Class B...............     10.49          0.01           1.23           1.24        --             --               --
   Class Y...............     10.62          0.12           1.27           1.39         (0.04)        --               --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00         (0.01)         (0.39)         (0.40)        (0.03)        --               --
   For the Year Ended
    December 31, 1997
   Class A...............     10.72          0.09          (0.01)          0.08         (0.05)          (0.17)         --
   Class B...............     10.69          0.07          (0.06)          0.01         (0.04)          (0.17)         --
   Class Y...............     10.73          0.15          (0.02)          0.13         (0.07)          (0.17)         --
   From inception July 1,
    1996 to December 31,
    1996
   Class A...............     10.00          0.02           0.79           0.81         (0.06)          (0.03)         --
   Class B...............     10.00         (0.01)          0.80           0.79         (0.07)          (0.03)         --
   Class Y...............     10.00        --               0.84           0.84         (0.08)          (0.03)         --

THE HARTFORD MIDCAP FUND
   For the Year Ended
    December 31, 1998
   Class A...............     10.00         (0.05)          2.35           2.30        --             --               --
   Class B...............     10.00         (0.10)          2.32           2.22        --             --               --
   Class Y...............     10.00         (0.02)          2.37           2.35        --             --               --
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00         (0.03)          0.90           0.87        --             --               --

THE HARTFORD GROWTH AND
 INCOME FUND
   From inception April
    30, 1998, through
    December 31, 1998
   Class A...............     10.00          0.02           1.45           1.47        --             --                 (0.02)
   Class B...............     10.00         (0.01)          1.43           1.42        --             --                 (0.01)
   Class Y...............     10.00          0.05           1.46           1.51        --             --                 (0.03)
   From inception August
    1, 1998, through
    December 31, 1998
   Class C...............     10.00          0.01           1.27           1.28        --             --                 (0.03)

THE HARTFORD HIGH YIELD
 FUND
   From inception
    September 30, 1998,
    through December 31,
    1998
   Class A...............     10.00          0.19           0.13           0.32         (0.17)        --               --
   Class B...............     10.00          0.16           0.14           0.30         (0.16)        --               --
   Class Y...............     10.00          0.21           0.13           0.34         (0.18)        --               --
   Class C...............     10.00          0.16           0.14           0.30         (0.16)        --               --

THE HARTFORD GLOBAL
 LEADERS FUND
   From inception
    September 30, 1998,
    through December 31,
    1998
   Class A...............     10.00         (0.01)          3.03           3.02        --               (0.35)         --
   Class B...............     10.00         (0.02)          3.02           3.00        --               (0.35)         --
   Class Y...............     10.00          0.01           3.03           3.04        --               (0.35)         --
   Class C...............     10.00         (0.02)          3.02           3.00        --               (0.35)         --

(a) Information presented relates to a capital share outstanding throughout the indicated period.
(b)  Annualized.
(c)  Does not include sales charges.
(d)  Not annualized.
(e) Portfolio turnover rate is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

                                                                                -- RATIOS AND SUPPLEMEMENTAL DATA --
                                                                          -------------------------------------------------
                                                                                                              RATIO OF
                                 -- SELECTED PER-SHARE DATA(A) --                                             EXPENSES
                           --------------------------------------------                                      TO AVERAGE
                                                             NET ASSET                    NET ASSETS         NET ASSETS
                                             NET INCREASE     VALUE AT                     AT END OF       BEFORE WAIVERS
                               TOTAL        (DECREASE) IN       END          TOTAL          PERIOD               AND
                           DISTRIBUTIONS      NET ASSETS     OF PERIOD     RETURN(C)    (IN THOUSANDS)     REIMBURSEMENTS
                           --------------   --------------   ----------   -----------   ---------------   -----------------

THE HARTFORD CAPITAL
 APPRECIATION FUND
  For the Year Ended
   December 31, 1998
  Class A................      $ (0.13)         $ 0.52         $20.42          3.26%        $364,951                1.44%
  Class B................        (0.13)           0.37          20.08          2.52          290,756                 2.15
  Class Y................        (0.13)           0.61          20.66          3.68           27,700                 0.96
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................      --                 0.21          10.21          2.10(d)        15,231                 2.29(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.77)           6.54          19.90         55.11          233,601                 1.64
  Class B................        (0.77)           6.39          19.71         54.15          174,392                 2.38
  Class Y................        (0.77)           6.67          20.05         56.00           26,693                 1.13
  From inception July 1,
   1996 to December 31,
   1996
  Class A................        (0.41)           3.36          13.36         37.75(d)         9,028                 4.10(b)
  Class B................        (0.41)           3.32          13.32         37.35(d)           889                 9.05(b)
  Class Y................        (0.41)           3.38          13.38         37.95(d)           107                93.64(b)

THE HARTFORD SMALL
 COMPANY FUND
  For the Year Ended
   December 31, 1998
  Class A................        (0.12)           1.15          13.31         10.46           37,623                 1.52
  Class B................        (0.12)           1.05          13.09          9.73           18,345                 2.22
  Class Y................        (0.12)           1.23          13.47         11.05           13,004                 1.02
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................      --                 0.48          10.48          4.80(d)         2,765                 2.46(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.55)           1.48          12.16         19.28           19,391                 1.77
  Class B................        (0.55)           1.39          12.04         18.49            9,694                 2.53
  Class Y................        (0.55)           1.53          12.24         19.69            9,062                 1.30
  From inception July 1,
   1996 to December 31,
   1996
  Class A................        (0.72)           0.68          10.68         14.11(d)         4,673                 4.24(b)
  Class B................        (0.72)           0.65          10.65         13.81(d)           241                20.03(b)
  Class Y................        (0.72)           0.71          10.71         14.41(d)            72               115.33(b)

THE HARTFORD
 INTERNATIONAL
 OPPORTUNITIES FUND
  For the Year Ended
   December 31, 1998
  Class A................        (0.02)           1.31          11.89         12.53           32,014                 1.84
  Class B................      --                 1.24          11.73         11.82           11,767                 2.56
  Class Y................        (0.04)           1.35          11.97         13.11           10,860                 1.36
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................        (0.03)          (0.43)          9.57         (4.05)(d)        1,379                 2.83(b)
  For the Year Ended
   December 31, 1997
  Class A................        (0.22)          (0.14)         10.58          0.84           15,701                 2.25
  Class B................        (0.21)          (0.20)         10.49          0.12            7,188                 3.03
  Class Y................        (0.24)          (0.11)         10.62          1.31            6,422                 1.76
  From inception July 1,
   1996 to December 31,
   1996
  Class A................        (0.09)           0.72          10.72          8.14(d)         4,294                 5.35(b)
  Class B................        (0.10)           0.69          10.69          7.86(d)           163                32.61(b)
  Class Y................        (0.11)           0.73          10.73          8.36(d)            64               126.52(b)

THE HARTFORD MIDCAP FUND
  For the Year Ended
   December 31, 1998
  Class A................      --                 2.30          12.30         23.12           24,294                 1.57
  Class B................      --                 2.22          12.22         22.32            8,403                 2.31
  Class Y................      --                 2.35          12.35         23.62            3,750                 1.12
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................      --                 0.87          10.87          8.70(d)         1,077                 2.57(b)

THE HARTFORD GROWTH AND
 INCOME FUND
  From inception April
   30, 1998, through
   December 31, 1998
  Class A................        (0.02)           1.45          11.45         14.78(d)        11,120                 1.58(b)
  Class B................        (0.01)           1.41          11.41         14.21(d)         3,538                 2.32(b)
  Class Y................        (0.03)           1.48          11.48         15.18(d)           386                 1.20(b)
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................        (0.03)           1.25          11.25         12.80(d)         3,726                 2.38(b)

THE HARTFORD HIGH YIELD
 FUND
  From inception
   September 30, 1998,
   through December 31,
   1998
  Class A................        (0.17)           0.15          10.15          3.33(d)         8,507                 1.53(b)
  Class B................        (0.16)           0.14          10.14          3.09(d)         2,322                 2.31(b)
  Class Y................        (0.18)           0.16          10.16          3.51(d)         1,034                 1.17(b)
  Class C................        (0.16)           0.14          10.14          3.08(d)         2,278                 2.31(b)

THE HARTFORD GLOBAL
 LEADERS FUND
  From inception
   September 30, 1998,
   through December 31,
   1998
  Class A................        (0.35)           2.67          12.67         30.36(d)         3,771                 2.66(b)
  Class B................        (0.35)           2.65          12.65         30.16(d)           486                 3.55(b)
  Class Y................        (0.35)           2.69          12.69         30.57(d)           392                 2.46(b)
  Class C................        (0.35)           2.65          12.65         30.16(d)           517                 3.57(b)


                               RATIO OF           RATIO OF
                              EXPENSES TO           NET
                                AVERAGE          INVESTMENT
                              NET ASSETS           INCOME       PORTFOLIO
                           AFTER WAIVERS AND     TO AVERAGE     TURNOVER
                            REIMBURSEMENTS       NET ASSETS     RATE(E)
                           -----------------   --------------   --------
THE HARTFORD CAPITAL
 APPRECIATION FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.44%           (0.70)%      123.42%
  Class B................           2.15            (1.39)        --
  Class Y................           0.96            (0.27)        --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.15(b)         (1.34)(b)     --
  For the Year Ended
   December 31, 1997
  Class A................           1.45            (0.80)       119.62
  Class B................           2.15            (1.46)        --
  Class Y................           1.00            (0.35)        --
  From inception July 1,
   1996 to December 31,
   1996
  Class A................           1.45(b)         (0.70)(b)    149.99
  Class B................           2.15(b)         (1.53)(b)     --
  Class Y................           1.00(b)          0.04(b)      --
THE HARTFORD SMALL
 COMPANY FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.45            (0.79)       266.82
  Class B................           2.15            (1.49)        --
  Class Y................           1.00            (0.33)        --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.15(b)         (1.49)(b)     --
  For the Year Ended
   December 31, 1997
  Class A................           1.45            (0.61)       255.37
  Class B................           2.15            (1.30)        --
  Class Y................           1.00            (0.14)        --
  From inception July 1,
   1996 to December 31,
   1996
  Class A................           1.45(b)         (0.60)(b)     69.92
  Class B................           2.15(b)         (1.30)(b)     --
  Class Y................           1.00(b)          0.03(b)      --
THE HARTFORD
 INTERNATIONAL
 OPPORTUNITIES FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.65             0.69        148.58
  Class B................           2.35             0.01         --
  Class Y................           1.20             1.17         --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.35(b)         (0.71)(b)     --
  For the Year Ended
   December 31, 1997
  Class A................           1.65             0.88         59.16
  Class B................           2.35            (0.05)        --
  Class Y................           1.20             1.33         --
  From inception July 1,
   1996 to December 31,
   1996
  Class A................           1.65(b)          0.51(b)      21.51
  Class B................           2.35(b)         (0.86)(b)     --
  Class Y................           1.20(b)          0.57(b)      --
THE HARTFORD MIDCAP FUND
  For the Year Ended
   December 31, 1998
  Class A................           1.45            (0.78)       139.02
  Class B................           2.15            (1.48)        --
  Class Y................           1.00            (0.33)        --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.15(b)         (1.45)(b)     --
THE HARTFORD GROWTH AND
 INCOME FUND
  From inception April
   30, 1998, through
   December 31, 1998
  Class A................           1.45(b)          0.23(b)      35.10
  Class B................           2.15(b)         (0.47)(b)     --
  Class Y................           1.00(b)          0.76(b)      --
  From inception August
   1, 1998, through
   December 31, 1998
  Class C................           2.15(b)         (0.53)(b)     --
THE HARTFORD HIGH YIELD
 FUND
  From inception
   September 30, 1998,
   through December 31,
   1998
  Class A................           1.40(b)          7.06(b)      10.85
  Class B................           2.10(b)          6.50(b)      --
  Class Y................           0.95(b)          7.48(b)      --
  Class C................           2.10(b)          6.49(b)      --
THE HARTFORD GLOBAL
 LEADERS FUND
  From inception
   September 30, 1998,
   through December 31,
   1998
  Class A................           1.65(b)         (0.19)(b)     49.04
  Class B................           2.35(b)         (0.92)(b)     --
  Class Y................           1.20(b)          0.31(b)      --
  Class C................           2.35(b)         (0.90)(b)     --

(a) Information presented relates to a capital share outstanding throughout the indicated period.
(b)  Annualized.
(c)  Does not include sales charges.
(d)  Not annualized.
(e) Portfolio turnover rate is calculated on the basis of the Fund as a whole without distinguishing between the classes of shares issued.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS FINANCIAL STATEMENT.

 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
 TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF
 THE HARTFORD MUTUAL FUNDS, INC.:

We have audited the accompanying statements of net assets of The Hartford Mutual Funds, Inc. (a Maryland Corporation) (consisting of The Hartford Money Market, The Hartford Bond Income Strategy, The Hartford Advisers, The Hartford Dividend and Growth, The Hartford Stock, The Hartford Capital Appreciation, The Hartford Small Company, The Hartford International Opportunities, The Hartford Global Leaders, The Hartford High Yield, The Hartford MidCap and The Hartford Growth and Income Funds) (the Funds) as of December 31, 1998, and the related statements of operations, statement of changes in net assets and financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998, by correspondence with the custodian bank. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective Funds comprising The Hartford Mutual Funds, Inc. for the periods presented in conformity with generally accepted accounting principles.

Hartford, Connecticut
February 16, 1999                                            ARTHUR ANDERSEN LLP

______________________________________ 68 ______________________________________